Exhibit 10.2

EXECUTION VERSION
EXHIBIT A

CREDIT AGREEMENT
Dated as of March 31, 2006
As Amended and Restated on April 5, 2007
As Further Amended and Restated on July 7, 2011
As Further Amended and Restated on August 7, 2013
Among
NUANCE COMMUNICATIONS, INC.
as Borrower,
THE LENDERS PARTY HERETO,
MORGAN STANLEY SENIOR FUNDING, INC.,
as Administrative Agent,
_________________
MORGAN STANLEY SENIOR FUNDING, INC. and
BARCLAYS BANK PLC,
as Joint Lead Arrangers,
and
MORGAN STANLEY SENIOR FUNDING, INC. and
BARCLAYS BANK PLC,
as Joint Bookrunners
_________________
Cahill Gordon & Reindel llp
80 Pine Street
New York, New York 10005

i

SECTION 9.13.	Counterparts	119
SECTION 9.14.	Headings	119
SECTION 9.15.	Jurisdiction; Consent to Service of Process	119
SECTION 9.16.	Confidentiality	120
SECTION 9.17.	Direct Website Communications	120
SECTION 9.18.	Release of Liens and Guarantees	121
SECTION 9.19.	USA Patriot Act	122
SECTION 9.20.	Dollar Equivalent Calculations	122
SECTION 9.21.	Judgment Currency	122
SECTION 9.22.	Keepwell	123

Exhibits and Schedules[1]

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Administrative Questionnaire
Exhibit C-1	Form of Borrowing Request
Exhibit C-2	Form of Swingline Borrowing Request
Exhibit D	Form of Collateral Agreement
Exhibit E	Form of Solvency Certificate
Exhibit F-1	Form of Term Loan Note
Exhibit F-2	Form of Revolving Loan Note
Exhibit G	Form of Affiliated Lender Assignment and Acceptance

Schedule 1.01(a)	Pro Forma EBITDA
Schedule 2.01	Commitments
Schedule 3.01	Organization and Good Standing
Schedule 3.04	Governmental Approvals
Schedule 3.07(b)	Possession under Leases
Schedule 3.08(a)	Subsidiaries
Schedule 3.09	Litigation
Schedule 3.13	Taxes
Schedule 3.16	Environmental Matters
Schedule 3.20	Labor Matters
Schedule 3.21	Insurance
Schedule 3.24(b)	Intellectual Property
Schedule 3.24(c)	Intellectual Property
Schedule 3.25	Agreements
Schedule 4.02(b)	Local Counsel
Schedule 6.01	Indebtedness
Schedule 6.02(a)	Liens
Schedule 6.04	Investments
Schedule 6.07	Transactions with Affiliates

1     Same as in effect under the Existing Credit Agreement, except for Schedule 2.01, which is attached as Exhibit B to the 2013 Amendment Agreement.

CREDIT AGREEMENT dated as of March 31, 2006, as amended and restated as of April 5, 2007, as further amended and restated on July 7, 2011 and as further amended and restated on August 7, 2013 (as amended, supplemented or otherwise modified from time to time, this “Agreement”), among NUANCE COMMUNICATIONS, INC., a Delaware corporation (“Borrower”), the LENDERS party hereto from time to time, MORGAN STANLEY SENIOR FUNDING, INC., as administrative agent (in such capacity, the “Administrative Agent”), MORGAN STANLEY SENIOR FUNDING, INC. and BARCLAYS BANK PLC, as joint lead arrangers (collectively and in such capacities, the “Joint Lead Arrangers”), and MORGAN STANLEY SENIOR FUNDING, INC. and BARCLAYS BANK PLC, as joint bookrunners.
The Borrower, the lending institutions from time to time party thereto as Lenders (the “Original Lenders”), UBS AG, Stamford Branch, as administrative agent, Citicorp North America, Inc., as Documentation Agent, Credit Suisse Securities (USA) LLC, as joint lead arranger, joint bookrunner and syndication agent, UBS Securities LLC as joint lead arranger and joint bookrunner, Citigroup Global Markets Inc., as joint bookrunner and co-arranger, and Banc of America Securities LLC, as co-arranger for the Original Lenders, are parties to that certain Credit Agreement, dated as of March 31, 2006, as amended and restated as of April 5, 2007, as further amended and restated on July 7, 2011 (as further amended, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement”), pursuant to which the Original Lenders made certain loans and other extensions of credit to the Borrower.
The Required Lenders (as defined in the Existing Credit Agreement) have agreed to amend and restate the Existing Credit Agreement on and subject to the terms and conditions set forth herein and in the Amendment Agreement dated as of the date hereof (the “2013 Amendment Agreement”) among the Borrower, the Subsidiary Loan Parties, the Agent, the Required Lenders and the Lenders party thereto.
Accordingly, the parties hereto agree as follows:
ARTICLE I

DEFINITIONS
SECTION 1.01.    Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:
“2007 Amendment Effective Date” shall mean April 5, 2007.
“2011 Amendment Effective Date” shall mean July 7, 2011.
“2013 Amendment Agreement” shall have the meaning assigned to such term in the recitals hereto.
“2013 Amendment Agreement Consenting Lender” shall mean each Lender that provided the Administrative Agent with a counterpart to the 2013 Amendment Agreement executed by such Lender.
“2013 Amendment Effective Date” shall have the meaning assigned thereto in the 2013 Amendment Agreement.

“2020 Senior Notes” shall mean those 5.375% Senior Notes due 2020 issued by the Borrower pursuant to that certain Indenture, dated as of August 14, 2012, by and among the Borrower, the guarantors party thereto and U.S. Bank National Association, as trustee.
“2027 Debentures” shall mean those 2.75% Convertible Subordinated Debentures due 2027 issued by the Borrower pursuant to that certain Indenture, dated as of August 13, 2007, by and between the Borrower and U.S. Bank National Association, as trustee.
“2031 Debentures” shall mean those 2.75% Convertible Debentures due 2031 issued by the Borrower pursuant to that certain Indenture, dated as of October 24, 2011, by and between the Borrower and U.S. Bank National Association, as trustee.
“ABR,” when used in reference to any Loan or Borrowing, is used when such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.
“ABR Loan” shall mean any ABR Term Loan, ABR Revolving Loan or Swingline Loan.
“ABR Revolving Borrowing” shall mean a Borrowing comprised of ABR Revolving Loans.
“ABR Revolving Loan” shall mean any Revolving Facility Loan bearing interest at a rate determined by reference to the ABR in accordance with the provisions of Article II.
“ABR Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the ABR in accordance with the provisions of Article II.
“Acceptable Commitment” shall have the meaning assigned to such term in Section 6.12.
“Adjusted LIBO Rate” shall mean, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate in effect for such Interest Period divided by (b) one minus the Statutory Reserves applicable to such Eurocurrency Borrowing, if any.
“Administrative Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.
“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.12(c).
“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit B.
“Affiliate” shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided, however, no Agent or Lender shall be deemed to be an Affiliate of any Loan Party by virtue of its execution of this Agreement.

“Agency Fee Letter” shall mean the Administrative Agent Fee Letter dated August 7, 2013, among the Borrower and the Administrative Agent.
“Agent” shall mean the Administrative Agent.
“Agent Parties” shall have the meaning assigned to such term in Section 9.17(c).
“Agreement” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.
“Alternate Base Rate” shall mean, for any day, a rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the greater of (a) the Base Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 0.50%. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Base Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Base Rate or the Federal Funds Effective Rate, respectively.
“Alternate Currency” shall mean each of euros, pounds, yen and Canadian dollars.
“Alternate Currency Equivalent” shall mean, as to any amount denominated in dollars as of any date of determination, the amount of the applicable Alternate Currency that could be purchased with such amount of dollars based upon the Spot Selling Rate.
“Alternate Currency L/C Disbursement” shall mean a payment or distribution made by an Issuing Bank pursuant to an Alternate Currency Letter of Credit.
“Alternate Currency L/C Exposure” shall mean at any time the sum of (a) the aggregate undrawn amount of all Alternate Currency Letters of Credit outstanding at such time and (b) the aggregate principal amount of all Alternate Currency L/C Disbursements that have not yet been reimbursed at such time.
“Alternate Currency L/C Sublimit” shall mean the maximum principal amount of Alternate Currency Letters of Credit that may be outstanding at any one time in Alternate Currencies, not to exceed the Dollar Equivalent of $40.0 million.
“Alternate Currency Letter of Credit” shall mean any Letter of Credit to the extent denominated in an Alternate Currency.
“Anti-Terrorism Law” shall have the meaning assigned to such term in Section 3.22(a).
“Applicable Margin” shall mean the Applicable Margin for the Loans determined pursuant to the Pricing Grid.
“Approved Currency” shall mean Dollars and each Alternate Currency.

“Approved Fund” shall have the meaning assigned to such term in Section 9.04(b).
“Asset Sale” means:
(1)    the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of the Borrower or any of its Subsidiaries outside the ordinary course of business (each referred to in this definition as a “disposition”); or
(2)    the issuance or sale of Equity Interests of any Subsidiary (other than Preferred Stock of Subsidiaries issued in a transaction not prohibited by this Agreement), whether in a single transaction or a series of related transactions;
in each case, other than:
(a)    any disposition of (i) cash or Permitted Investments or Investment Grade Securities, (ii) damaged, surplus, obsolete or worn out assets in the ordinary course of business, or (iii) inventory, goods or other assets held for sale or no longer used in the ordinary course of business;
(b)    the disposition of all or substantially all of the assets of the Borrower in a manner permitted pursuant to the provisions described under Section 6.05;
(c)    the making of any Restricted Payment that is permitted to be made, and is made, under Section 6.06 or any Investment that is permitted to be made, and is made under Section 6.04;
(d)    any disposition of assets of the Borrower or any Subsidiary or issuance or sale of Equity Interests of any Subsidiary, in each case in any transaction or series of related transactions with an aggregate fair market value of less than $35.0 million;
(e)    any disposition of property or assets or issuance of securities by a Subsidiary of Borrower to the Borrower or by the Borrower or a Subsidiary of the Borrower to another Subsidiary of the Borrower or a Person that becomes a Subsidiary of the Borrower;
(f)    to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, any exchange of like property (excluding any boot thereon) for use as permitted by Section 6.08;
(g)    the license, cross-license, lease, assignment or sub-lease of any real or personal property in the ordinary course of business;
(h)    the issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;
(i)    foreclosures, condemnation, seizures or any similar action on assets and any loss, destruction or damage of any asset;

(j)    sales or transfers of Receivables Program Assets, or participations or rights therein, in connection with any Receivables Facility;
(k)    any financing transaction with respect to property built or acquired by the Borrower or any Subsidiary after the 2013 Amendment Effective Date, including Sale and Lease-Back Transactions and asset securitizations permitted by this Agreement;
(l)    the creation of any Lien permitted by this Agreement;
(m)    the issuance of Equity Interests of Subsidiaries that are directors’ qualifying shares or local ownership shares;
(n)    the sale of property to the lessor thereof in connection with a capital lease;
(o)    the sale or discount of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;
(p)    any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or other litigation claims in the ordinary course of business; and
(q)    sales, transfers, abandonment, dedication to the public or other dispositions of intellectual property that is determined by the Borrower to be no longer useful or necessary for the operation of the business of the Borrower and its Subsidiaries.
“Asset Sale Offer” shall have the meaning assigned to such term in Section 6.12.
“Asset Sale Proceeds” means the aggregate cash proceeds received by the Borrower or any of its Subsidiaries in respect of any Asset Sale, including any cash received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on Senior Indebtedness required (other than required by clause (a) of the second paragraph of Section 6.12) to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by the Borrower or any of its Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Borrower or any of its Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.
“Assignee” shall have them meaning assigned to such term in Section 9.04(b).
“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent and the Borrower (if required by such assignment and acceptance), in the form of Exhibit A or such other form as shall be approved by the

Administrative Agent.
“Auto-Renewal Letter of Credit” shall have the meaning assigned to such term in Section 2.05(c).
“Availability Period” shall mean the period from and including the 2013 Amendment Effective Date to but excluding, with respect to Tranche 3 Revolving Facility Commitments, the earlier of the Tranche 3 Revolving Facility Maturity Date and, in the case of each of the Revolving Facility Loans, Revolving Facility Borrowings, Swingline Loans, Swingline Borrowings and Letters of Credit, in each case made under the Tranche 3 Revolving Facility Commitments, the date of termination of the Tranche 3 Revolving Facility Commitments.
“Available Basket Amount” shall mean, on any date of determination, an amount equal to (a) $525.0 million, plus (b) 50% of the Consolidated Net Income (or, if Consolidated Net Income shall be a deficit, minus 100% of such deficit) of the Borrower accrued on a cumulative basis during the period (taken as one accounting period) from April 1, 2013 and ending on the last day of the fiscal quarter immediately preceding such date, plus (c) the aggregate amount of proceeds received after the 2013 Amendment Effective Date that would have constituted Asset Sale Proceeds except for the operation of clause (d) of the definition of Asset Sale, plus (d) the cumulative amount of cash proceeds from the sale of Equity Interests of the Borrower after April 1, 2013, to the extent not used for expenditures pursuant to clause (k) of the definition of “Capital Expenditures,” minus (e) any amounts thereof used to make Investments pursuant to Section 6.04(b)(y) after April 1, 2013, minus (f) any amounts thereof used to make Investments pursuant to Section 6.04(j)(ii) after April 1, 2013, minus (g) the cumulative amount of dividends paid and distributions made pursuant to Section 6.06(e)(ii) after April 1, 2013, minus (h) the cumulative amount of repurchases, redemptions, acquisitions, cancellations and terminations pursuant to clause (2)(B) of Section 6.09(b) after April 1, 2013.
“Available Unused Commitment” shall mean, with respect to a Revolving Facility Lender at any time, an amount equal to the amount by which (a) the Revolving Facility Commitment of such Revolving Facility Lender at such time exceeds (b) the Revolving Facility Credit Exposure of such Revolving Facility Lender at such time.
“Base Rate” shall mean, for any day, a rate per annum that is equal to the corporate base rate of interest established by the Administrative Agent from time to time; each change in the Base Rate shall be effective on the date such change is effective. The corporate base rate is not necessarily the lowest rate charged by the Administrative Agent to its customers.
“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.
“Borrower” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.
“Borrowing” shall mean a group of Loans of a single Type under a single Facility and made on a single date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.
“Borrowing Minimum” shall mean $500,000.

“Borrowing Multiple” shall mean $100,000.
“Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C-1.
“Budget” shall have the meaning assigned to such term in Section 5.04(e).
“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in the applicable currency in the London interbank market.
“Canadian dollars” or “Can$” shall mean the lawful money of Canada.
“Capital Expenditures” shall mean, for any Person in respect of any period, the aggregate of all expenditures incurred by such Person during such period that, in accordance with GAAP, are or should be included in “additions to property, plant or equipment” or similar items reflected in the statement of cash flows of such Person, provided, however, that Capital Expenditures for the Borrower and its Subsidiaries shall not include:
(a)    expenditures to the extent they are made with funds that would have constituted Net Proceeds under clause (a) of the definition of the term “Net Proceeds” (but that will not constitute Net Proceeds as a result of the first proviso to such clause (a)),
(b)    expenditures of proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or other property or otherwise to acquire, maintain, develop, construct, improve, upgrade or repair assets or properties useful in the business of the Borrower and its Subsidiaries,
(c)    interest capitalized during such period,
(d)    expenditures that constitute lease expenses,
(e)    expenditures that are accounted for as capital expenditures of such Person and that actually are paid for by a third party (excluding the Borrower or any Subsidiary) and for which neither the Borrower nor any Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other Person (whether before, during or after such period),
(f)    the book value of any asset owned by such Person prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such Person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided that (i) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period that such expenditure actually is made and (ii) such book value shall have been included in Capital Expenditures when such asset was originally acquired,

(g)    the purchase price of equipment purchased during such period to the extent the consideration therefor consists of any combination of (i) used or surplus equipment traded in at the time of such purchase and (ii) the proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business,
(h)    expenditures that constitute Permitted Business Acquisitions,
(i)    [Reserved],
(j)    expenditures to the extent they are financed with the proceeds of a disposition of used, obsolete, worn out or surplus equipment or property in the ordinary course of business or a disposition that would result in a prepayment of the Loans, pursuant to Section 2.11(b), of Net Proceeds of the type described in clause (a) of such definition, but for the proviso at the end of such definition, or
(k)    any expenditure made with the proceeds of an issuance of Equity Interests of Borrower after the Original Effective Date.
“Capital Lease Obligations” of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for purposes hereof, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.
“Cash Collateralize” shall mean to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, Issuing Bank and/or Swingline Lender (as applicable) and the Revolving Facility Lenders, as collateral for L/C Obligations, obligations in respect of Swingline Loans, or obligations of Revolving Facility Lenders to fund participations in respect of either L/C Obligations or Swingline Loans (as the context may require), cash or deposit account balances in an aggregate amount equal to 103% of such L/C Obligations or Swingline Loans (other than with respect to Section 2.05(c)(i)(2), in which case such cash or deposit account balance shall be in an aggregate amount equal to 105% of the applicable Outstanding Letter of Credit Amount) or, if an Issuing Bank or Swingline Lender benefiting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to (a) the Administrative Agent and (b) the applicable Issuing Bank(s) and/or the Swingline Lender (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Cash Interest Expense” shall mean, with respect to the Borrower and its Subsidiaries on a consolidated basis for any period, Interest Expense for such period, less the sum of (a) pay-in-kind Interest Expense or other non-cash Interest Expense, (b) to the extent included in Interest Expense, the amortization of any financing fees paid by, or on behalf of, the Borrower or any Subsidiary, including such fees paid in connection with the Transactions, (c) the amortization of debt discounts, if any, or fees in respect of Swap Agreements and (d) cash interest income of the Borrower and its Subsidiaries for such period; provided that Cash Interest Expense shall exclude any one-time financing fees, including those paid in connection with the Transactions or any amendment of this Agreement and non-recurring cash interest expense consisting of liquidated damages for failure to timely comply with registration rights obligations.

“Cash Management Obligations” shall mean obligations owed by any Loan Party to any Lender or Affiliate of any Lender in respect of any overdraft and related liabilities arising from treasury and cash management services or any automated clearing house transfer of funds.
A “Change in Control” shall mean:
(a)    the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the Original Effective Date) of Equity Interests representing more than a majority of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in the Borrower,
(b)    occupation of a majority of the seats (other than vacant seats) on the board of directors of Borrower by Persons who were not nominated or appointed by the board of directors of Borrower or by the Sponsor, directly or indirectly, or
(c)    the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Borrower and its Subsidiaries, taken as a whole, to any Person, unless the holders of the Equity Interests of the Borrower representing at least a majority of the aggregate voting power immediately prior to such transaction, hold securities of the transferee Person that represent, immediately after such transaction, at least a majority of the aggregate voting power of the Equity Interests of the transferee Person.
“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the Original Effective Date, (b) any change in law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Original Effective Date or (c) compliance by any Lender or Issuing Bank (or, for purposes of Section 2.15(b), by any Lending Office of such Lender or by such Lender’s or Issuing Bank’s holding company, if any) with any written request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Original Effective Date.
“Charges” shall have the meaning assigned to such term in Section 9.09.
“Class” shall mean, (i) with respect to any Loan, whether such Loan is a Tranche 3 Revolving Facility Loan, a Term C Loan, an Incremental Loan belonging to a separate Class in accordance with Section 2.21, a Refinancing Term Loan designated as part of a particular Class pursuant to Section 2.23(b) or an Extended Maturity Loan designated as part of a particular Class pursuant to 2.22(a) and (ii) with respect to any Commitment, whether such Commitment is a Tranche 3 Revolving Facility Commitment, a Refinancing Term Commitment or an Extended Maturity Commitment.
“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
“Collateral” shall mean all the “Collateral” as defined in any Security Document and any other property subject or purported to be subject from time to time to a Lien under any Security Document and shall also include the Mortgaged Properties; provided, however, that, notwithstanding the foregoing, Collateral shall not include (i) any outstanding stock of a Controlled Foreign Subsidiary entitled to vote in excess of 65% of the total combined voting power of all classes of stock of such Controlled Foreign Subsidiary entitled to vote (within the meaning of Treasury Regulation § 1.956-2(c)(2) or any successor provision thereto), (ii) any asset of a Controlled Foreign Subsidiary (within the meaning of Treasury Regulation § 1.956-2(c)(2) or any successor provision thereto) or any subsidiary of a Controlled Foreign Subsidiary or (iii) United States Patent Nos. 6,480,304, 6,496,206, 6,009,442 and 6,262,732. For the avoidance of doubt, any stock of another corporation owned by a Controlled Foreign Subsidiary is an asset of a Controlled Foreign Subsidiary.
“Collateral Agreement” shall mean the Guarantee and Collateral Agreement, as amended, supplemented or otherwise modified from time to time, in the form of Exhibit D, among the Borrower, each Subsidiary Loan Party and the Administrative Agent.
“Collateral and Guarantee Requirement” shall mean the requirement that:
(a)    on the Original Effective Date, the Administrative Agent shall have received (I) from the Borrower and each Subsidiary Loan Party, a counterpart of the Collateral Agreement duly executed and delivered on behalf of such Person and (II) an Acknowledgment and Consent in the form attached to the Collateral Agreement, executed and delivered by each issuer of Pledged Collateral (as defined in the Collateral Agreement), if any, that is not a Loan Party and that is an Affiliate of a Loan Party;
(b)    on the Original Effective Date or as otherwise provided in the Collateral Agreement, the Administrative Agent shall have received (I) a pledge of all the issued and outstanding Equity Interests of (A) each Domestic Subsidiary owned on the Original Effective Date directly by or on behalf of Borrower or any Subsidiary Loan Party; (II) a pledge of 65% of the outstanding voting Equity Interests and 100% of the non-voting Equity Interests of each “first tier” Foreign Subsidiary directly owned by Borrower or a Subsidiary Loan Party, such pledge to be made pursuant to a Foreign Pledge Agreement for each Foreign Subsidiary that is not an Insignificant Foreign Subsidiary; and (III) all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank;
(c)    on the Original Effective Date and at all times thereafter, all Indebtedness of Borrower and each Subsidiary that is not a Controlled Foreign Subsidiary (other than (i) to the extent that a pledge of such promissory note or instrument would violate applicable law or (ii) instruments evidencing Indebtedness having an aggregate principal amount of less than $2.5 million) that is owing to any Loan Party shall be evidenced by a promissory note or an instrument and shall have been pledged pursuant to the Collateral Agreement, and the Administrative Agent shall have received all such promissory notes or instruments, together with note powers or other instruments of transfer with respect thereto endorsed in blank;
(d)    in the case of any Person that becomes a Subsidiary Loan Party after the Original Effective Date, the Administrative Agent shall have received a supplement to the Collateral Agreement, in the form specified therein, duly executed and delivered on behalf of such Subsidiary Loan Party within the period of time specified in Section 5.10(d);
(e)    in the case of any Person that becomes a “first tier” Foreign Subsidiary directly owned by the Borrower or a Subsidiary Loan Party after the Original Effective Date, the Administrative Agent shall have received, as promptly as practicable within the period of time specified in Section 5.10(e) following a request by the Administrative Agent, a pledge of 65% of the outstanding voting Equity Interests and 100% of the non-voting Equity Interests of such Foreign Subsidiary and, if such Foreign Subsidiary is not an Insignificant Foreign Subsidiary, a

Foreign Pledge Agreement, duly executed and delivered on behalf of such Foreign Subsidiary and the direct parent company of such Foreign Subsidiary;
(f)    after the Original Effective Date, all the outstanding Equity Interests of (A) any Person that becomes a Subsidiary Loan Party after the Original Effective Date and (B) subject to Section 5.10(g), all the Equity Interests that are acquired by a Loan Party after the Original Effective Date, shall have been pledged pursuant to the Collateral Agreement (provided that in no event shall more than 65% of the issued and outstanding voting Equity Interests of any “first tier” Foreign Subsidiary directly owned by such Loan Party be pledged to secure Obligations of the Borrower, and in no event shall any of the issued and outstanding Equity Interests of any Foreign Subsidiary that is not a “first tier” Foreign Subsidiary be pledged to secure Obligations of the Borrower), and the Administrative Agent shall have received all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank;
(g)    except as disclosed on Schedule 3.04 or as otherwise contemplated by any Security Document, all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Administrative Agent to be executed, filed, registered or recorded to create the Liens intended to be created by the Security Documents (in each case, including any supplements thereto) and perfect such Liens to the extent required by, and with the priority required by, the Security Documents, shall have been executed, filed, registered or recorded or delivered to the Administrative Agent for filing, registration or the recording concurrently with, or promptly following, the execution and delivery of each such Security Document or a supplement thereto within the period of time specified therein;
(h)    in connection with each Mortgage required pursuant to Section 5.10(c), the Administrative Agent shall receive (i) a policy or policies or marked-up unconditional binder of title insurance or foreign equivalent thereof, as applicable, paid for by the Borrower, issued by a nationally recognized title insurance company insuring the Lien of each Mortgage to be entered into as a valid first Lien on the Mortgaged Property described therein, free of any other Liens except as permitted by Section 6.02, together with such endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request, (ii) a survey of any Mortgaged Property (and all improvements thereon), or foreign equivalent thereof, as applicable, which is (1) dated (or redated) not earlier than six months prior to the date of delivery thereof unless there shall have occurred within six months prior to such date of delivery any exterior construction on the site of such Mortgaged Property, in which event such survey shall be dated (or redated) after the completion of such construction or if such construction shall not have been completed as of such date of delivery, not earlier than 20 days prior to such date of delivery, (2) certified by the surveyor (in a manner reasonably acceptable to the Administrative Agent) to the Administrative Agent and the title insurance company insuring the Mortgage, (3) complying in all respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey and (4) sufficient for such title insurance company to remove all standard survey exceptions from the title insurance policy relating to such Mortgaged Property or otherwise reasonably acceptable to the Administrative Agent or an affidavit of no change to an existing survey; provided that such title insurance company issues the title insurance policy with full survey coverage, including all survey-related endorsements; and
(i)    except as disclosed on Schedule 3.04 or as otherwise contemplated by any Security Document, each Loan Party shall have obtained all consents and approvals required to be obtained by it in connection with (i) the execution and delivery of all Security Documents (or supplements thereto) to which it is a party and the granting by it of the Liens thereunder and (ii) the performance of its obligations thereunder.
“Commitment Fee” shall have the meaning assigned to such term in Section 2.12(a).
“Commitment Fee Rate” shall mean a rate determined pursuant to the Pricing Grid.
“Commitments” shall mean (a) with respect to any Lender, such Lender’s commitment to make Term Loans under Section 2.01(a), 2.01(b) or Section 2.02, Revolving Facility Commitment, a Refinancing Term Loan Commitments, and any Extended Maturity Commitments and (b) with respect to any Swingline Lender, its Swingline Commitment.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Communications” shall have the meaning assigned to such term in Section 9.17(a).
“Conduit Lender” shall mean any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.15, 2.16, 2.17 or 9.05 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.
“Consolidated Debt” at any date shall mean the sum of (without duplication) all Indebtedness within the meaning of clause (a), (b), (d), (e) (to the extent, in the case of clause (e), any payments are actually made in respect of such Guarantees) or (f) of the definition of “Indebtedness” (other than letters of credit to the extent undrawn).
“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense of such Person and its subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.
“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(a)
consolidated interest expense of such Person and its Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (i) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (ii) all commissions, discounts and other fees and charges owed with respect to letters of credit, bankers acceptances or similar instruments, (iii) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of obligations under Swap Agreements or other derivative instruments pursuant to GAAP), (iv) the interest component of Capitalized Lease Obligations, and (v) net payments, if any, pursuant to interest rate obligations under Swap Agreements with respect to Indebtedness, and excluding (1) any amortization of non-cash interest resulting from the application of Accounting Standards Codification 470-20, Debt (but only to the extent of the information therein that was codified from Financial Accounting Standards Board Staff Position No. APB 14-1—Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement) or related interpretations or guidance) to any convertible debt of the Borrower, (2) accretion or accrual of discounted liabilities not constituting Indebtedness, (3) any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization or purchase accounting, (4) any “additional interest” with respect to securities arising from the failure to comply with registration rights obligations, (5) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, and original issue discount with respect to Indebtedness borrowed under the Existing Credit Agreement prior to the 2013 Amendment Effective Date, (6) any expensing of bridge, commitment and other financing fees and (7) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility); plus

(b)	consolidated capitalized interest of such Person and its Subsidiaries for such period, whether paid or accrued; less

(c)	interest income for such period.
“Consolidated Leverage Ratio” shall mean, on any date, the ratio of (a) Consolidated Debt as of such date to (b) EBITDA for the period of four consecutive fiscal quarters of the Borrower most recently ended as of such date, all determined on a consolidated basis in accordance with GAAP; provided that EBITDA shall be determined for the relevant Test Period on a Pro Forma Basis.
“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income, of such Person and its Subsidiaries for such period, on a consolidated basis; provided, however, that, without duplication,
(i)    any after-tax effect of (a) extraordinary, non-recurring or unusual gains or losses (including all fees and expenses relating thereto), (b) any facility shutdown expenses, severance (including payroll, retention bonus and benefit expense relating to employees who have been notified they are being severed, following such notification), relocation costs, restructuring-related consulting and travel costs, and curtailments or modifications to pension and post-retirement employee benefit plans and (c) any other amounts (in an amount not to exceed $15.0 million in any fiscal year) recorded in the “Restructuring and other charges, net” line item (or other similar line item) of such Person’s consolidated statement of operations for such period prepared in accordance with GAAP, shall be excluded,
(ii)    the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,
(iii)    any after-tax effect of income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned or discontinued

operations shall be excluded,
(iv)    any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by the Borrower, shall be excluded,
(v)    the Net Income for such period of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Borrower shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Subsidiary thereof in respect of such period,
(vi)    solely for the purpose of determining the amount under clause (b) of the definition of Available Basket Amount, the Net Income for such period of any Subsidiary (other than any Loan Party) shall be excluded to the extent the declaration or payment of dividends or similar distributions by that Subsidiary of its Net Income is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, is otherwise restricted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived, provided that Consolidated Net Income of the Borrower will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) or Permitted Investments to the Borrower or a Subsidiary thereof in respect of such period, to the extent not already included therein,
(vii)    effects of adjustments in property and equipment, inventory, software and other intangible assets, revenue and cost of revenue line items in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of business combination or asset acquisition accounting, shall be excluded,
(viii)    any after-tax effect of income (loss) from the early extinguishment of Indebtedness shall be excluded,
(ix)    any impairment charge, asset write-off or write-down, in each case, pursuant to GAAP and the amortization of intangibles arising pursuant to GAAP shall be excluded,
(x)    any (i) non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights, (ii) income (loss) attributable to deferred compensation plans or trusts, (iii) the non-cash portion of Consolidated Interest Expense related to convertible debt resulting from the application of Accounting Standards Codification 470-20, Debt (but only to the extent of the information therein that was codified from Financial Accounting Standards Board Staff Position No, APB 14-1 or related interpretations or guidance) and (iv) the non-cash portion of consolidated income taxes shall be excluded (but any cash payment thereon shall be included to reduce Consolidated Net Income when accrued),
(xi)    any fees, costs, expenses and contingent payments incurred during such period, or any amortization or fair value adjustments thereof for such period (including non-cash accretion of deferred or contingent purchase price of an acquisition), in connection with any acquisition, Investment, asset sale, intellectual property collaboration agreement in the nature of an asset purchase, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the 2013Amendment Effective Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, shall be excluded, and
(xii)    to the extent covered by insurance and actually reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (a) not denied by the applicable carrier in writing within 180 days and (b) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption shall be excluded.
In calculating the after-tax effect of any item set forth above that is being excluded from Consolidated Net Income, such after-tax effects shall be calculated only taking into account any cash tax effect.
“Consolidated Net Leverage Ratio” shall mean, on any date, the ratio of (a) Consolidated Debt as of such date less the aggregate amount of unrestricted cash and Permitted Investments as set forth on the consolidated balance sheet of the Borrower as of such date to (b) EBITDA for the period of four consecutive fiscal quarters of the Borrower most recently ended as of such date, all determined on a consolidated basis in accordance with GAAP.
“Consolidated Senior Secured Leverage Ratio” shall mean, on any date, the ratio of (a) Consolidated Senior Secured Debt as of such date to (b) EBITDA for the period of four consecutive fiscal quarters of the Borrower most recently ended as of such date, all determined on a consolidated basis in accordance with GAAP; provided that EBITDA shall be determined for the relevant Test Period on a Pro Forma Basis.
“Consolidated Senior Secured Debt” at any date shall mean any Consolidated Debt secured by a Lien.
“Consolidated Total Assets” shall mean, as of any date, the total assets of the Borrower and its consolidated Subsidiaries, determined in accordance with GAAP, as set forth on the consolidated balance sheet of the Borrower as of such date.
“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.
“Controlled Foreign Subsidiary” shall mean a Foreign Subsidiary that is a “controlled foreign corporation” as defined in Section 957(a) of the Code.
“Convertible Securities” shall mean debt securities, the terms of which provide for conversion into Equity Interests, cash or a combination thereof.

“Credit Event” shall have the meaning assigned to such term in Article IV.
“Current Assets” shall mean, with respect to the Borrower and its Subsidiaries on a consolidated basis at any date of determination, the sum of all assets (other than cash and Permitted Investments or other cash equivalents) that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower and its Subsidiaries as current assets at such date of determination, other than amounts related to current or deferred Taxes based on income or profits.
“Current Liabilities” shall mean, with respect to the Borrower and its Subsidiaries on a consolidated basis at any date of determination, all liabilities that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower and its Subsidiaries as current liabilities at such date of determination, other than (a) the current portion of any Indebtedness, (b) accruals of Interest Expense (excluding Interest Expense that is due and unpaid), (c) accruals for current or deferred Taxes based on income or profits, (d) accruals, if any, of transaction costs resulting from the Transactions, (e) accruals of any costs or expenses related to (i) severance or termination of employees prior to the Original Effective Date or (ii) bonuses, pension and other post-retirement benefit obligations, and (f) accruals for add-backs to EBITDA included in clauses (a)(iv) through (a)(vi) of the definition of such term.
“Debt Service” shall mean, with respect to the Borrower and its Subsidiaries on a consolidated basis for any period, Cash Interest Expense for such period plus scheduled principal amortization of Consolidated Debt for such period.
“Default” shall mean any event or condition that upon notice, lapse of time or both would constitute an Event of Default.
“Defaulting Lender” shall mean at any time, subject to Section 2.23(f), (i) any Lender that has failed for three or more Business Days to comply with its obligations under this Agreement to make a Loan, make a payment to the Issuing Bank in respect of an L/C Disbursement, make a payment to the Swingline Lender in respect of a Swingline Loan or make any other payment due hereunder (each, a “funding obligation”), (ii) any Lender that has notified the Administrative Agent, the Borrower, the Issuing Bank or the Swingline Lender in writing, or has stated publicly, that it does not intend to comply with its funding obligations hereunder, (iii) any Lender that has defaulted on its funding obligations under any other loan agreement or credit agreement or other similar agreement, (iv) Lender that has, for three or more Business Days after written request of the Administrative Agent or the Borrower, failed to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender will cease to be a Defaulting Lender pursuant to this clause (iv) upon the Administrative Agent’s and the Borrower’s receipt of such written confirmation), or (v) any Lender with respect to which a Lender Insolvency Event has occurred and is continuing with respect to such Lender or its Parent Company (provided, in each case, that neither the reallocation of funding obligations provided for in Section 2.24(b) as a result of a Lender’s being a Defaulting Lender nor the performance by Non-Defaulting Lenders of such reallocated funding obligations will by themselves cause the relevant Defaulting Lender to become a Non-Defaulting Lender). Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any of clauses (i) through (iv) above will be conclusive and binding absent manifest error, and such Lender will be deemed to be a Defaulting Lender (subject to Section 2.24(f)) upon notification of such determination by the Administrative Agent to the Borrower, the Issuing Bank, the Swingline Lender and the Lenders.
“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Borrower or a Subsidiary in connection with an Asset Sale or that is not received by the Borrower or a Subsidiary at the closing of an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an officer’s certificate, in form and substance reasonably satisfactory to the Administrative Agent, setting forth the basis of such valuation, executed by the principal financial officer of the Borrower, less the amount of cash or Permitted Investments received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.
“Disqualified Stock” means, with respect to any Person, any Equity Interests of such Person which, by their terms, or by the terms of any security into which they are convertible or for which they are putable or exchangeable, or upon the happening of any event, matures or are mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or are redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the earlier of the Term Facility Maturity Date or the date the Term Facility is no longer outstanding; provided, however, that if such Equity Interests are issued to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Stock solely because they may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.
“Documentation Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.
“Dollar Equivalent” shall mean, as to any amount denominated in an Alternate Currency as of any date of determination, the amount of dollars that would be required to purchase the amount of such Alternate Currency based upon the spot selling rate at which the Administrative Agent offers to sell such Alternate Currency for dollars in the London foreign exchange market at approximately 11:00 a.m. London time on such date for delivery two (2) Business Days later.
“Dollars” or “$” shall mean lawful money of the United States of America.
“Domestic Subsidiary” shall mean any Subsidiary that is not a Foreign Subsidiary.
“EBITDA” shall mean, with respect to any Person for any period, the Consolidated Net Income of such Person for such period,
(i)    increased (without duplication) by:
(A)    provision for taxes based on income or profits or capital, including, without limitation, state, franchise and similar taxes and foreign withholding taxes of such Person paid or accrued during such period deducted (and not added back) in computing Consolidated Net Income; plus
(B)    Fixed Charges of such Person for such period (including (x) net losses or Swap Agreements or other derivative instruments entered into for the purpose of hedging interest rate risk and (y) costs of surety bonds in connection with financing activities, in each case, to the extent included in Fixed Charges), together with items excluded from the definition of “Consolidated Interest Expense” pursuant to clauses (a)(1) through (a)(7) thereof, to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income; plus
(C)    Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus
(D)    any expenses or charges (other than depreciation or amortization expense) related to any offering of Equity Interests, Investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by this Agreement (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the offering of any notes and the Loans and Commitments and (ii) any amendment or other modification of any notes or the Loans and Commitments, and, in each case, deducted (and not added back) in computing Consolidated Net Income; plus
(E)    the amount of any restructuring charge or reserve deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions and costs related to the closure and/or consolidation of facilities; plus
(F)    any other non-cash charges, including any write offs or write downs, reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus
(G)    the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary deducted (and not added back) in such period in calculating Consolidated Net Income; plus
(H)    the amount of loss or discount on sale of receivables and related assets to a Receivables Subsidiary in connection with a Receivables Facility; plus
(I)    any costs or expense incurred by the Borrower and its Subsidiaries pursuant to any equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Borrower or net cash proceeds of an issuance of Equity Interest of the Borrower (other than Disqualified Stock); and
(ii)    decreased by (without duplication) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period, and
(iii)    increased or decreased by (without duplication):
(A)    any net gain or loss resulting in such period from obligations under Swap Agreements and the application of Financial Accounting Standards Codification No. 815—Derivatives and Hedging; plus or minus, as applicable, and
(B)    any net gain or loss resulting in such period from currency translation gains or losses related to currency remeasurements of Indebtedness (including any net loss or gain resulting from hedge agreements for currency exchange risk and revaluations of intercompany balances).
“Effective Yield” shall have the meaning assigned to such term in Section 2.21.
“Environment” shall mean ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources such as flora and fauna or as otherwise defined in any Environmental Law.
“Environmental Laws” shall mean all applicable laws (including common law), rules, regulations, codes, ordinances, orders, decrees or judgments, promulgated or entered into by any Governmental Authority, relating to preservation or protection of the environment, preservation or reclamation of natural resources, the generation, management, Release or threatened Release of, or exposure to, any Hazardous Material or to occupational health and safety matters (to the extent relating to exposure to Hazardous Materials).
“Equity Interests” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.
“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower or a Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” shall mean (a) any Reportable Event; (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the incurrence by the Borrower, a Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower, a Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (f) the incurrence by the Borrower, a Subsidiary or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower, a Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower, a Subsidiary or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
“euro” or “€” shall mean the single currency of the Participating Member States.
“Eurocurrency Borrowing” shall mean a Borrowing comprised of Eurocurrency Loans.

“Eurocurrency Loan” shall mean any Eurocurrency Term Loan or Eurocurrency Revolving Loan.
“Eurocurrency Revolving Borrowing” shall mean a Borrowing comprised of Eurocurrency Revolving Loans.
“Eurocurrency Revolving Loan” shall mean any Revolving Facility Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.
“Eurocurrency Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.
“Event of Default” shall have the meaning assigned to such term in Section 7.01.
“Excess Cash Flow” shall mean, with respect to the Borrower and its Subsidiaries on a consolidated basis for any Excess Cash Flow Period, EBITDA of the Borrower and its Subsidiaries on a consolidated basis for such Excess Cash Flow Period, minus, without duplication,
(a)    Debt Service for such Excess Cash Flow Period,
(b)    (i) Capital Expenditures by the Borrower and its Subsidiaries on a consolidated basis during such Excess Cash Flow Period that are paid in cash to the extent permitted hereunder and (ii) the aggregate consideration paid in cash during the Excess Cash Flow period in respect of Permitted Business Acquisitions and other Investments permitted hereunder to the extent not financed with the proceeds of Indebtedness other than Loans (less any amounts received in respect thereof as a return of capital),
(c)    Capital Expenditures that the Borrower or any Subsidiary shall, during such Excess Cash Flow Period, become obligated to make but that are not made during such Excess Cash Flow Period; provided that the Borrower shall deliver a certificate to the Administrative Agent not later than 90 days after the end of such Excess Cash Flow Period, signed by a Responsible Officer of the Borrower and certifying that such Capital Expenditures and the delivery of the related equipment will be made in the following Excess Cash Flow Period,
(d)    Taxes paid in cash by the Borrower and its Subsidiaries on a consolidated basis during such Excess Cash Flow Period or that will be paid within six months after the close of such Excess Cash Flow Period (provided that any amount so deducted that will be paid after the close of such Excess Cash Flow Period shall not be deducted again in a subsequent Excess Cash Flow Period) and for which reserves have been established, including income tax expense and withholding tax expense incurred in connection with cross-border transactions involving the Foreign Subsidiaries,
(e)    an amount equal to any increase in Working Capital for such Excess Cash Flow Period,
(f)    cash expenditures made in respect of Swap Agreements during such Excess Cash Flow Period, to the extent not deducted in the computation of EBITDA or Interest Expense during such Excess Cash Flow Period,

(g)    Investments and acquisitions permitted hereunder made pursuant to Sections 6.04 and 6.05 during such Excess Cash Flow Period,
(h)    dividends or distributions or repurchases of Equity Interests made pursuant to Section 6.06 during such Excess Cash Flow Period,
(i)    amounts paid in cash during such Excess Cash Flow Period on account of (x) items that were accounted for as noncash reductions of Net Income in determining Consolidated Net Income or as noncash reductions of Consolidated Net Income in determining EBITDA of the Borrower and its Subsidiaries in a prior Excess Cash Flow Period and (y) reserves or accruals established in purchase accounting,
(j)    to the extent not deducted in the computation of Net Proceeds in respect of any asset disposition or condemnation giving rise thereto, the amount of any mandatory prepayment of Indebtedness (other than Indebtedness created hereunder or under any other Loan Document), together with any interest, premium or penalties required to be paid (and actually paid) in connection therewith, and
(k)    the amount related to items that were added to or not deducted from Net Income in calculating Consolidated Net Income or were added to or not deducted from Consolidated Net Income in calculating EBITDA to the extent such items represented a cash payment (which had not reduced Excess Cash Flow upon the accrual thereof in a prior Excess Cash Flow Period), or an accrual for a cash payment, by the Borrower and its Subsidiaries or did not represent cash received by the Borrower and its Subsidiaries, in each case on a consolidated basis during such Excess Cash Flow Period, plus, without duplication,
(1)    an amount equal to any decrease in Working Capital for such Excess Cash Flow Period,
(2)    all proceeds received during such Excess Cash Flow Period of Capital Lease Obligations, purchase money Indebtedness, Sale and Lease-Back Transactions and any other Indebtedness, in each case to the extent used to finance any Capital Expenditure (other than Indebtedness under this Agreement to the extent there is no corresponding deduction to Excess Cash Flow above in respect of the use of such Borrowings),
(3)    all amounts referred to in clause (b) above to the extent funded with the proceeds of the issuance of Equity Interests of, or capital contributions to, the Borrower after the Original Effective Date (to the extent not previously used to prepay Indebtedness (other than Revolving Facility Loans or Swingline Loans), make any investment or capital expenditure or otherwise for any purpose resulting in a deduction to Excess Cash Flow in any prior Excess Cash Flow Period) or any amount that would have constituted Net Proceeds under clause (a) of the definition of the term “Net Proceeds” if not so spent, in each case to the extent there is a corresponding deduction from Excess Cash Flow above,
(4)    to the extent any permitted Capital Expenditures referred to in clause (c) above and the delivery of the related equipment do not occur in the following Excess Cash Flow Period of the Borrower specified in the certificate of the Borrower provided pursuant to clause (c) above, the amount of such Capital Expenditures that were not so made in such following Excess Cash Flow Period,
(5)    cash payments received in respect of Swap Agreements during such Excess Cash Flow Period to the extent (i) not included in the computation of EBITDA or (ii) such payments do not reduce Cash Interest Expense,
(6)    any extraordinary or nonrecurring gain realized in cash during such Excess Cash Flow Period (except to the extent such gain consists of Net Proceeds subject to Section 2.11(b)),
(7)    to the extent deducted in the computation of EBITDA, cash interest income, and
(8)    the amount related to items that were deducted from or not added to Net Income in connection with calculating Consolidated Net Income or were deducted from or not added to Consolidated Net Income in calculating EBITDA to the extent either (x) such items represented cash received by the Borrower or any Subsidiary or (y) such items do not represent cash paid by the Borrower or any Subsidiary, in each case on a consolidated basis during such Excess Cash Flow Period.
“Excess Cash Flow Period” shall mean each fiscal year of the Borrower commencing with the 2007 fiscal year.
“Excess Proceeds” shall have the meaning assigned to such term in Section 6.12.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
“Excluded Indebtedness” shall mean all Indebtedness permitted to be incurred under Section 6.01.
“Excluded Swap Obligation” means, with respect to any Subsidiary Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Subsidiary Loan Party of, or the grant by such Subsidiary Loan Party of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Subsidiary Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Subsidiary Loan Party or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.
“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on (or measured by) its net income, however denominated, (or franchise taxes or minimum Taxes imposed in lieu of net income taxes) by a jurisdiction as a result of the Administrative Agent, such Lender, such Issuing Bank or such other recipient being organized or having its principal office in or, in the case of any Lender, having its applicable Lending Office in such jurisdiction or otherwise imposed as a result of a connection between the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, as applicable, and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising from such Administrative Agent, Lender, Issuing Bank or other such recipient of payment having executed, delivered or performed its obligations or received a payment under, or enforced, or otherwise with respect to, this Agreement), (b) any branch profits tax or any similar tax that is imposed by any jurisdiction described in clause (a) above and (c) in the case of a Lender (other than a Lender who became a Lender pursuant to a request by a Borrower pursuant to Section 2.19(b)), any United States federal withholding tax that (x) is in effect and would apply to amounts payable hereunder to such Lender at the time such Lender becomes a party to such Loan to the Borrower (or designates a new Lending Office) except to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the time of designation of a new Lending Office (or assignment), to receive additional amounts from a Loan Party with respect to any withholding tax pursuant to Section 2.17(a) or Section 2.17(c) or (y) is attributable to such Lender’s failure to comply with Section 2.17(e) or (f) with respect to such Loan.
“Executive Order” shall have the meaning assigned to such term in Section 3.22(a).
“Existing Class” shall have the meaning assigned in Section 2.22(a) herein.
“Existing Credit Agreement” shall have the meaning assigned in the recitals hereto.
“Existing Facility” shall have the meaning assigned to such term in Section 2.22(a).
“Extended Maturity Commitments” shall have the meaning assigned to such term in Section 2.22(a).
“Extended Maturity Loans” shall have the meaning assigned to such term in Section 2.22(a).
“Extending Lender” shall have the meaning assigned to such term in Section 2.22(b).
“Extension Amendment” shall have the meaning assigned to such term in Section 2.22(c).
“Extension Election” shall have the meaning assigned to such term in Section 2.22(b).
“Extension Maximum Amount” shall have the meaning assigned to such term in Section 2.22(b).
“Extension Request” shall have the meaning assigned to such term in Section 2.22(a).
“Facility” shall mean the applicable facility and commitments utilized in making Loans and credit extensions hereunder, it being understood that as of the 2013 Amendment Effective Date there are two Facilities, i.e., the Term Loan Facility and the Revolving Facility.
“Federal Funds Effective Rate” shall mean, for any day, the weighted average (rounded upward, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average (rounded upward, if necessary, to the next 1/100 of 1%)

of the quotations for the day of such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
“Fee Letter” shall mean that certain Engagement and Fee Letter dated as of July 30, 2013 by and between the Borrower and the Lead Arrangers (as defined in the 2013 Amendment Agreement).
“Fees” shall mean the Commitment Fees, the L/C Participation Fees, the Issuing Bank Fees and the Administrative Agent Fees.
“Financial Officer” of any Person shall mean the Chief Financial Officer, principal accounting officer, Treasurer, Assistant Treasurer or Controller of such Person.
“First Lien Pari Passu Note” shall have the meaning assigned to such term in Section 6.01(s).
“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Borrower or any Subsidiary incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness (other than Indebtedness incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving effect to such incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, on a Pro Forma Basis as if the same had occurred at the beginning of the applicable four-quarter period.
“Fixed Charge Coverage Ratio Calculation Date” shall have the meaning provided in the definition of “Fixed Charge Coverage Ratio.”
“Fixed Charges” means, with respect to any Person for any period, the sum of:

(a)	Consolidated Interest Expense of such Person for such period;

(b)	all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock during such period; and

(c)	all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any Disqualified Stock during such period.
“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than the United States of America. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“Foreign Plan” shall mean any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by, or entered into with, the Borrower or any Subsidiary with respect to employees employed outside the United States, which provides, or results in, retirement income, a deferral of income in contemplation of retirement, and which is not subject to ERISA or the

Code.
“Foreign Pledge Agreement” shall mean a pledge agreement with respect to the Pledged Collateral that constitutes Equity Interests of a “first tier” Foreign Subsidiary, in form and substance reasonably satisfactory to the Administrative Agent and accompanied by an opinion of counsel in such relevant jurisdiction as to the perfection of the Administrative Agent’s security interest in such Equity Interests; provided that in no event shall more than 65% of the issued and outstanding voting Equity Interests of such Foreign Subsidiary be pledged to secure Obligations of the Borrower.
“Foreign Subsidiary” shall mean any Subsidiary that is incorporated or organized under the laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia.
“Foreign Subsidiary Total Assets” shall mean, as of any date, the total assets of all Foreign Subsidiaries of the Borrower determined in accordance with GAAP.
“GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis, subject to the provisions of Section 1.02.
“Governmental Authority” shall mean any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory or legislative body.
“Guarantee” of or by any Person (the “guarantor”) shall mean (a) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay or otherwise) or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness or other obligation of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part) or (v) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation, or (b) any Lien on any assets of the guarantor securing any Indebtedness (or any existing right, contingent or otherwise, of the holder of Indebtedness to be secured by such a Lien) of any other Person, whether or not such Indebtedness or other obligation is assumed by the guarantor; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Original Effective Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement.
“guarantor” shall have the meaning assigned to such term in the definition of the term “Guarantee.”
“Hazardous Materials” shall mean all pollutants, contaminants, wastes, chemicals, materials, substances and constituents of any nature which are subject to regulation or which would reasonably be likely to give rise to liability under applicable Environmental Law, including, without limitation, explosive or radioactive substances or petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls or radon gas.
“Incremental Extensions of Credit” shall have the meaning assigned to such term in Section 2.21.
“Incremental Facility Amendment” shall have the meaning assigned to such term in Section 2.21.
“Incremental Facility Closing Date” shall have the meaning assigned to such term in Section 2.21.
“Incremental Revolving Commitments” shall have the meaning assigned to such term in Section 2.21.
“Incremental Term Loans” shall have the meaning assigned to such term in Section 2.21.
“Incurrence Test” shall mean a Consolidated Leverage Ratio of no greater than 5.50 to 1.00 on a Pro Forma Basis as of the date of such incurrence.
“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments to the extent the same would appear as a liability on a balance sheet prepared in accordance with GAAP, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than current trade liabilities and current intercompany liabilities (but not any refinancings, extensions, renewals or replacements thereof) incurred in the ordinary course of business and maturing within 365 days after the incurrence thereof), to the extent that the same would be required to be shown as a long term liability on a balance sheet prepared in accordance with GAAP, (e) all Guarantees by such Person of Indebtedness of others, (f) all Capital Lease Obligations of such Person, (g) all payments that such Person would have to make in the event of an early termination, on the date Indebtedness of such Person is being determined, in respect of outstanding Swap Agreements, (h) the principal component of all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and (i) the principal component of all obligations of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such Person in respect thereof.
“Indemnified Taxes” shall mean all Taxes other than Excluded Taxes and Other Taxes.
“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).
“Information” shall have the meaning assigned to such term in Section 3.14(a).
“Insignificant Domestic Subsidiary” shall mean a Domestic Subsidiary with (1) net sales that are less than 3.0% of the consolidated net sales of the Borrower and the Subsidiaries for the most recent fiscal quarter for which a consolidated income statement of the Borrower was required to be furnished to the Administrative Agent pursuant to Section 5.04 and (2) assets that are less than 3.0% of Consolidated Total Assets as of the end of the most recent fiscal quarter for which a consolidated balance sheet of the Borrower was required to be furnished to the Administrative Agent pursuant to Section 5.04; provided, however, that if all Domestic Subsidiaries that are individually “Insignificant Domestic Subsidiaries” have (i) aggregate net sales representing greater than 10.0% of the consolidated net sales of the Borrower and the Subsidiaries for the most recent fiscal quarter for which a consolidated income statement of the Borrower was required to be furnished to the Administrative Agent pursuant to Section 5.04 or (ii) aggregate assets representing greater than 10.0% of Consolidated Total Assets as of the end of the most recent fiscal quarter for which a consolidated balance sheet of the Borrower was required to be furnished to the Administrative Agent pursuant to Section 5.04, then, in either case, the Borrower shall designate those Insignificant Domestic Subsidiaries as Subsidiary Loan Parties that are necessary to make it so the conditions specified in clauses (i) and (ii) are no longer satisfied.
“Insignificant Foreign Subsidiary” shall mean a Foreign Subsidiary with (1) net sales that are less than 3.0% of the consolidated net sales of the Borrower and the Subsidiaries for the most recent fiscal quarter for which a consolidated income statement of the Borrower is available and (2) assets that are less than 3.0% of Consolidated Total Assets as of the end of the most recent fiscal quarter for which a consolidated balance sheet of the Borrower and the Subsidiaries is available.
“Intellectual Property” shall have the meaning assigned to such term in Section 3.24(a).
“Interest Election Request” shall mean a request by the Borrower to convert or continue a Term Borrowing or Revolving Borrowing in accordance with Section 2.07.
“Interest Expense” shall mean, with respect to any Person for any period, the sum of (a) gross interest expense of such Person for such period on a consolidated basis, including (i) the amortization of debt discounts, (ii) the amortization of all fees (including fees with respect to Swap Agreements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense and (iii) the portion of any payments or accruals with respect to Capital Lease Obligations allocable to interest expense and (b) capitalized interest of such Person. For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received and costs incurred by the Borrower and its Subsidiaries with respect to Swap Agreements.
“Interest Payment Date” shall mean, (a) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing and, in addition, the date of any refinancing or conversion of such Borrowing with or to a Borrowing of a different Type, (b) with respect to any ABR Loan, the last Business Day of each calendar quarter and (c) with respect to any Swingline Loan, the day that such Swingline Loan is required to be repaid pursuant to Section 2.09(a); provided, that the 2013 Amendment Effective Date shall constitute an Interest Payment Date with respect to accrued and unpaid interest up to but excluding the 2013 Amendment Effective Date for all Loans.
“Interest Period” shall mean, as to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as applicable, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter (or 9 or 12 months, if at the time of the relevant Borrowing, available to all relevant Lenders), as the

Borrower may elect, or the date any Eurocurrency Borrowing is converted to an ABR Borrowing in accordance with Section 2.07 or repaid or prepaid in accordance with Section 2.09, 2.10 or 2.11; provided, unless the Administrative Agent shall otherwise agree, that with respect to periods commencing prior to the 31st day after the Original Effective Date, the Borrower shall only be permitted to request Interest Periods of one month; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.
“Investment” shall have the meaning assigned to such term in Section 6.04.
“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P.
“Investment Grade Securities” means:
(1)    securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Permitted Investments);
(2)    debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Borrower and its Subsidiaries;
(3)    investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution; and
(4)    corresponding instruments in countries other than the United States customarily utilized for high quality investments.
“Issuing Bank” shall mean Morgan Stanley Bank, N.A. (with respect to standby Letters of Credit) and each other Issuing Bank designated pursuant to Section 2.05(k), in each case in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(i) and, solely with respect to an Existing Letter of Credit (and any amendment, renewal or extension thereof in accordance with this Agreement), the Lender that issued such Existing Letter of Credit. An Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.
“Issuing Bank Fees” shall have the meaning assigned to such term in Section 2.12(b).
“Joint Lead Arrangers” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.
“Judgment Currency” shall have the meaning assigned to such term in Section 9.21(a).
“Judgment Currency Conversion Date” shall have the meaning assigned to such term in Section 9.21(a).

“L/C Commitment” shall mean the commitment of each Issuing Bank to issue Letters of Credit pursuant to Section 2.05. The aggregate amount of the L/C Commitment shall initially be $50.0 million, but shall in no event exceed the Revolving Commitment.
“L/C Disbursement” shall mean a payment or disbursement made by an Issuing Bank pursuant to a Letter of Credit.
“L/C Obligations” shall mean, as of any date, the sum of, without duplication, of the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate amount of all payments or disbursements made under all Letters of Credit.
“L/C Participation Fee” shall have the meaning assigned such term in Section 2.12(b).
“Lender” shall mean each Term Lender and Revolving Facility Lender, as well as any Person that becomes a “Lender” hereunder pursuant to Section 9.04.
“Lender Insolvency Event” shall mean that (i) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (ii) such Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment; provided that the ownership or acquisition of any equity interest in a Lender or any direct or indirect parent company thereof by a Governmental Authority shall not in and of itself constitute a Lender Insolvency Event so long as such ownership interest does not result in or provide such lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such lender (or such Government Authority) to reject, repudiate disavow or disaffirm any contracts or agreements made with such Lender.
“Lending Office” shall mean, as to any Lender, the applicable branch, office or Affiliate of such Lender designated by such Lender to make Loans.
“Letter of Credit” shall mean any letter of credit (including each Existing Letter of Credit and Alternate Currency Letters of Credit) issued pursuant to Section 2.05. Each Letter of Credit shall be construed in accordance with and governed by the laws of the State of New York.
“LIBO Rate” shall mean, with respect to any Eurocurrency Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m., London time, on the Quotation Day for such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in the currency of such Borrowing (as reflected on the applicable Telerate screen page), for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the average (rounded upward, if necessary, to the next 1/100 of 1%) of the respective interest rates per annum at which deposits in the currency of such Borrowing are offered for such Interest Period to major banks in the London interbank market by the principal London office of the bank serving as the Administrative Agent at approximately 11:00 a.m., London time, on the Quotation Day for such Interest Period.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities (other than securities representing an interest in a joint venture that is not a Subsidiary), any purchase option, call or similar right of a third party with respect to such securities to the extent that any such right is intended to have an effect equivalent to that of a security interest in such securities.
“Loan Documents” shall mean this Agreement, the 2013 Amendment Agreement, the Letters of Credit, the Security Documents, the Successor Agent Agreement, the Agency Fee Letter and any Note issued under Section 2.09(e), any Incremental Facility Amendment, and solely for the purposes of Section 7.01(c) hereof, the Fee Letter.
“Loan Parties” shall mean the Borrower and the Subsidiary Loan Parties.
“Loans” shall mean the Term Loans, the Revolving Facility Loans, the Swingline Loans any loans in respect of Incremental Extensions of Credit, the Refinancing Term Loans and any Extended Maturity Loans.
“Local Time” shall mean New York City time.
“Margin Stock” shall have the meaning assigned to such term in Regulation U.
“Material Adverse Effect” shall mean a material adverse effect on the business, property, operations or condition of the Borrower and its Subsidiaries, taken as a whole.
“Material Indebtedness” shall mean Indebtedness (other than Loans and Letters of Credit) of any one or more of the Borrower or any Subsidiary in an aggregate principal amount exceeding $50 million.
“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.
“Maximum Term Amount” with respect to a particular Class of Term Loans shall mean at any time (i) the initial aggregate principal amount of all Term Loans of such Class then or theretofore made hereunder (adjusted for any Term Loans of such Class that may have been converted to another Class in accordance with the terms hereof), including the aggregate initial principal amount of any Incremental Term Loans then or theretofore made, and deemed to be of such Class, pursuant to Section 2.21.
“Moody’s” shall mean Moody’s Investors Service, Inc.
“Mortgaged Properties” shall mean each real property encumbered by a Mortgage pursuant to Section 5.10.
“Mortgages” shall mean the mortgages, deeds of trust or deeds to secure debt delivered pursuant to Section 5.10, as amended, supplemented or otherwise modified from time to time, with respect to Mortgaged Properties.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Borrower or any Subsidiary or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414) is making or accruing an obligation to make contributions, or has within any of the preceding six plan years made or accrued an obligation to make contributions.
“Net Income” shall mean, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.
“Net Proceeds” shall mean 100% of the cash proceeds from the incurrence, issuance or sale by the Borrower or any Subsidiary of any Indebtedness (other than Excluded Indebtedness), net of all taxes and fees (including investment banking fees), commissions, costs and other expenses, in each case incurred in connection with such incurrence, issuance or sale.
For purposes of calculating the amount of Net Proceeds, fees, commissions and other costs and expenses payable to the Borrower or any Affiliate of the Borrower shall be disregarded, except for financial advisory fees customary in type and amount paid to a Permitted Investor.
“Net Share Settlement” shall mean any settlement received by any holder of Convertible Securities upon any surrender of its Convertible Securities for conversion consisting of Equity Interests, cash or a combination of cash and Equity Interests.
“Non-Consenting Lender” shall have the meaning assigned to such term in Section 2.19(c).
“Non-Defaulting Lender” shall mean, at any time, a Lender that is not a Defaulting Lender or a Potential Defaulting Lender.
“Note” shall have the meaning assigned to such term in Section 2.09(e).
“Obligation Currency” shall have the meaning assigned to such term in Section 9.21(a).
“Obligations” shall have the meaning assigned to such term in the Collateral Agreement; but in any event shall exclude all Excluded Swap Obligations.
“OFAC” shall have the meaning assigned to such term in Section 3.22(b).
“Original Effective Date” shall mean March 31, 2006.
“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, the Loan Documents, and any and all interest and penalties related thereto.
“Outstanding Letter of Credit Amount” shall mean with respect to any Letter of Credit, at any time, the sum of (a) the maximum amount from time to time available to be drawn, determined without regard to whether any conditions to drawing could then be met, and (b) the aggregate amount of all unpaid drawings, in each case with respect to such Letter of Credit.

“Parent Company” means, with respect to a Lender, the holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.
“Participant” shall have the meaning assigned to such term in Section 9.04(c).
“Participating Member States” shall mean the member states of the European Communities that adopt or have adopted the euro as their lawful currency in accordance with the legislation of the European Union relating to European Monetary Union.
“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.
“Perfection Certificate” shall mean a certificate in the form of Exhibit II to the Collateral Agreement or any other form approved by the Administrative Agent.
“Permitted Asset Swap” means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Permitted Investments between the Borrower or any of its Subsidiaries and another Person; provided, that any cash or Permitted Investments received must be applied in accordance with Section 6.12.
“Permitted Bond Hedge” shall mean any Swap Agreement that is settled (after payment of any premium or any prepayment thereunder) through the delivery of cash and/or of Equity Interests of the Borrower and is entered into in connection with any Convertible Securities, the purpose of which is to provide for an effectively higher conversion premium (including, but not limited to, any bond hedge transaction, warrant transaction or capped call transaction).
“Permitted Business Acquisition” shall mean any acquisition of all or substantially all the assets of, or all the Equity Interests (other than directors’ qualifying shares) in, a Person or division or line of business of a Person (or any subsequent investment made in a Person, division or line of business previously acquired in a Permitted Business Acquisition) if (a) to the extent that such acquisition was preceded by, or effected pursuant to, a hostile offer by the acquirer or an Affiliate of the acquirer, no Loan proceeds are used to consummate such acquisition and (b) immediately after giving effect thereto: (i) no Event of Default shall have occurred and be continuing or would result therefrom; (ii) all transactions related thereto shall be consummated in accordance with applicable laws; (iii) (A) the Borrower and its Subsidiaries shall be in compliance, on a Pro Forma Basis after giving effect to such acquisition or formation, with the Incurrence Test recomputed as at the last day of the most recently ended fiscal quarter of the Borrower and its Subsidiaries, and the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer of the Borrower certifying that such transaction complies with this definition, together with all relevant financial information for such Subsidiary or assets, and (B) any acquired or newly formed Subsidiary shall not be liable for any Indebtedness (except for Indebtedness permitted by Section 6.01); and (iv) the Person or business to be acquired shall be, or shall be engaged in, a business of the type that the Borrower and the Subsidiaries are permitted to be engaged in under Section 6.08 and the property acquired in connection with any such transaction shall be made subject to the Lien of the Security Documents to the extent required by Section 5.10, subject to Liens permitted by Section 6.02.

“Permitted Investments” shall mean:
(a)    direct obligations of the United States of America or any member of the European Union or any agency thereof or obligations guaranteed by the United States of America or any member of the European Union or any agency thereof, in each case with maturities not exceeding one year from the date of acquisition thereof;
(b)    time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits in excess of $250 million and whose long-term debt, or whose parent holding company’s long-term debt, is rated A- (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act);
(c)    repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above;
(d)    commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Borrower) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of P-1 (or higher) according to Moody’s, or A-1 (or higher) according to S&P;
(e)    securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any State, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by S&P or A by Moody’s;
(f)    shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (a) through (e) above;
(g)    money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000.0 million;
(h)    time deposit accounts, certificates of deposit and money market deposits in an aggregate face amount not in excess of 1/2 of 1% of the total assets of the Borrower and its Subsidiaries, on a consolidated basis, as of the end of the Borrower’s most recently completed fiscal year; and
(i)    Investments that are consistent with the investment policy of the Borrower, as it may be amended from time to time, that has been adopted by the board of directors of the Borrower and approved by the Administrative Agent.
“Permitted Junior Debt” shall mean (a) unsecured subordinated Indebtedness issued or incurred by the Borrower and (b) unsecured senior Indebtedness issued by the Borrower, (i) the terms of which, in the case of each of clauses (a) and (b), (1) do not provide for any scheduled repayment, mandatory redemption or sinking fund obligation prior to the date that is six months after the Term Loan D Facility Maturity Date (or such later date that is the latest final maturity date of any Incremental Extension of Credit) and (2) in the case of unsecured subordinated Indebtedness, provide for subordination of payments in respect of such Indebtedness to the Obligations and guarantees thereof under the Loan Documents customary for high yield or Convertible Securities and (ii) in respect of which no Subsidiary that is not an obligor under the Loan Documents is an obligor; provided that (x) immediately prior to and after giving effect to any incurrence of Permitted Junior Debt, no Default has occurred or is continuing or shall result therefrom and the Borrower shall be in compliance with the Incurrence Test on a Pro Forma Basis after giving effect to such incurrence and (y) in the case of any Convertible Securities issued or incurred by the Borrower that provide for Net Share Settlement, such Convertible Securities shall qualify as Permitted Junior Debt if they otherwise (without regard for the Net Share Settlement) meet the requirements set forth in clause (a) or (b) above. Notwithstanding the foregoing, the Borrower’s 2020 Senior Notes, 2027 Debentures and 2031 Debentures shall constitute “Permitted Junior Debt.”
“Permitted Refinancing Indebtedness” shall mean any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium thereon and underwriting discounts, fees, commissions and expenses), (b) the average life to maturity of such Permitted Refinancing Indebtedness is greater than or equal to that of the Indebtedness being Refinanced or the Term C Loans, (c) if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations under this Agreement, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced, (d) no Permitted Refinancing Indebtedness shall have different obligors, or greater guarantees or security, than the Indebtedness being Refinanced and (e) if the Indebtedness being Refinanced is secured by any collateral (whether equally and ratably with, or junior to, the Secured Parties or otherwise), such Permitted Refinancing Indebtedness may be secured by such collateral on terms no less favorable to the Secured Parties than those contained in the documentation governing the Indebtedness being Refinanced; and provided, further, that with respect to a Refinancing of Permitted Junior Debt, such Permitted Refinancing Indebtedness shall meet the requirements of clauses (i) and (ii) of the definition of “Permitted Junior Debt.”
“Permitted Swap Agreement” shall mean (i) any Swap Agreement related to incentive stock, stock options, phantom stock or similar agreements entered into with current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries, (ii) any stock option or warrant agreement for the purchase of Equity Interests of the Borrower, (iii) any Swap Agreement for the purchase of Equity Interests or Indebtedness (including securities convertible into Equity Interests) of the Borrower pursuant to delayed delivery contracts, (iv) any Permitted Bond Hedge, (v) any Swap Agreement to repurchase or redeem Equity Interests permitted pursuant to Section 6.06(e) and (vi) any of the foregoing to the extent it constitutes a derivative embedded in a convertible security issued by the Borrower, which in the case of each of the foregoing (except to the extent that a Permitted Bond Hedge may so qualify) has not be been entered into for speculative purposes.
“Person” shall mean any natural person, corporation, business trust, joint venture,

association, company, partnership, limited liability company or government, individual or family trusts, or any agency or political subdivision thereof.
“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code and in respect of which the Borrower, any Subsidiary or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Platform” shall have the meaning assigned to such term in Section 9.17(b).
“Pledged Collateral” shall have the meaning assigned to such term in the Collateral Agreement provided, however, that, notwithstanding anything to the contrary, Pledged Collateral shall not include (i) any outstanding stock of a Controlled Foreign Subsidiary entitled to vote in excess of 65% of the total combined voting power of all classes of stock of such Controlled Foreign Subsidiary entitled to vote (within the meaning of Treasury Regulation § 1.956-2(c)(2) or any successor provision thereto) or (ii) any asset of a Controlled Foreign Subsidiary (within the meaning of Treasury Regulation § 1.956-2(c)(2) or any successor provision thereto or a subsidiary of a Controlled Foreign Subsidiary. For the avoidance of doubt, any stock of another corporation owned by a Controlled Foreign Subsidiary is an asset of a Controlled Foreign Subsidiary.
“Potential Defaulting Lender” shall mean, at any time, (i) any Lender with respect to which an event of the kind referred to in the definition of “Lender Insolvency Event” has occurred and is continuing in respect of any financial institution affiliate of such Lender, (ii) any Lender that has notified, or whose Parent Company or a financial institution affiliate thereof has notified, the Administrative Agent, the Borrower, the Issuing Bank or the Swingline Lender in writing, or has stated publicly, that it does not intend to comply with its funding obligations under any other loan agreement or credit agreement or other similar agreement or (iii) any Lender that has, or whose Parent Company has, a non-investment grade rating from Moody’s or S&P or another nationally recognized rating agency. Any determination that a Lender is a Potential Defaulting Lender under any of clauses (i) through (iii) above will be made by the Administrative Agent or, in the case of clause (ii), the Issuing Bank or the Swingline Lender, as the case may be, in its sole discretion acting in good faith. The Administrative Agent will promptly send to all parties hereto a copy of any notice to the Borrower provided for in this definition.
“pounds,” “GBP” or “£” shall mean lawful money of the United Kingdom.
“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Pricing Grid” shall mean:
(a)    in the case of Tranche 3 Revolving Facility Commitments and Tranche 3 Revolving Facility Loans:

	Applicable Margin for ABR Loans	Applicable Margin for Eurocurrency Loans	Commitment Fee Rate
Consolidated Net Leverage Ratio greater than 1.50 to 1.0.	0.75%	1.75%	0.375%
Consolidated Net Leverage Ratio equal to or less than 1.50 to 1.0	0.50%	1.50%	0.25%

(b)    in the case of Term C Loans, 1.75% in the case of ABR Loans and 2.75% in the case of Eurocurrency Loans.
For the purposes of the Pricing Grid, changes in the Applicable Margin or the Commitment Fee Rate resulting from changes in the Consolidated Net Leverage Ratio shall become effective on the date following the Original Effective Date that is three Business Days after the date on which financial statements are delivered to the Lenders pursuant to Section 5.04 and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified in Section 5.04, then, until the date that is three Business Days after the date on which such financial statements are delivered, the highest rate set forth in each column of the Pricing Grid shall apply. In addition, at all times while an Event of Default shall have occurred and be continuing, the highest rate set forth in each column of the Pricing Grid shall apply.
“primary obligor” shall have the meaning given such term in the definition of the term “Guarantee.”
“Pro Forma Basis” shall mean, as to any Person , for any events that occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the most recent four consecutive fiscal quarter period (the “Reference Period”) ended on or before the occurrence of such event for which financial statements have been delivered for the quarter or fiscal year ending on the last day of such period pursuant to Section 5.04, or if such events occur before the first day of the first four consecutive fiscal quarter period for which financial statements are required to be delivered pursuant to Section 5.04, financial statements for the Borrower and its subsidiaries generated by the Borrower that generally comply with Section 5.04: (i) in making any determination of EBITDA, pro forma effect shall be given to any asset disposition, any acquisition permitted hereunder, any discontinued operation or any operational change (or any similar transaction or transactions that require a waiver or consent of the Required Lenders pursuant to Section 6.04 or 6.05), in each case that occurred during the Reference Period (or, in the case of determinations made pursuant to the definition of the term “Permitted Business Acquisition,” occurring during the Reference Period or thereafter and through and including the date upon which the Permitted Business Acquisition is consummated), (ii) in making any determination on a Pro Forma Basis, (x) all Indebtedness (including Indebtedness incurred or assumed and for which the financial effect is being calculated, whether incurred under this Agreement or otherwise, but excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes and not used to finance any acquisition permitted hereunder) incurred or permanently repaid during the Reference Period (or, in the case of determinations made pursuant to the definition of the term “Permitted Business Acquisition,” occurring during the Reference Period or thereafter and through and including the date upon which the Permitted Business Acquisition is consummated) shall be deemed to have been incurred or repaid at the beginning of such period and (y) Interest Expense of such Person attributable to interest on any Indebtedness, for which pro forma effect is being given as provided in preceding clause (x), bearing floating interest rates shall be computed on a pro forma basis as if the rates that would have been in effect during the period for which pro forma effect is being given had been actually in effect during such periods and (iii) the Subsidiary Redesignation, if any, then being designated as well as any other Subsidiary Redesignation after the first day of the relevant Reference Period and on or prior to the date of the respective Subsidiary Redesignation then being designated.
Pro forma calculations made pursuant to the definition of the term “Pro Forma Basis” shall be determined in good faith by a Responsible Officer of the Borrower and, for any fiscal period ending on or prior to the first anniversary of an acquisition permitted hereunder, asset disposition, discontinued operation or operational change (or any similar transaction or transactions that require a waiver or consent of the Required Lenders pursuant to Section 6.04 or 6.05), may include adjustments to reflect operating expense reductions and other operating improvements or synergies reasonably expected to result from such acquisition permitted hereunder, asset disposition or other similar transaction, as follows: (x) for purposes of determining the Applicable Margin, such adjustments shall reflect demonstrable operating expense reductions and other demonstrable operating improvements or synergies that would be includable in pro forma financial statements prepared in accordance with Regulation S-X under the Securities Act; and (y) for purposes of determining compliance with the Incurrence Test and achievement of other financial measures provided for herein, such adjustments may reflect additional operating expense reductions and other additional operating improvements or synergies that would not be includable in pro forma financial statements prepared in accordance with Regulation S-X but for which substantially all of the steps necessary for the realization thereof have been taken or are reasonably anticipated by the Borrower to be taken in the next 12-month period following the consummation thereof, are estimated on a good faith basis by the Borrower; provided, however, that the aggregate amount of any such adjustments with respect to operational changes shall not exceed $40 million in any fiscal year. The Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer of the Borrower setting forth such demonstrable or additional operating expense reductions and other operating improvements and synergies and information and calculations supporting them in reasonable detail.
“Projections” shall mean the projections and any forward-looking statements (including statements with respect to booked business) of such entities furnished to the Lenders or the Administrative Agent by or on behalf of the Borrower or any Subsidiary prior to the 2007 Amendment Effective Date.
“Purchasing Borrower Party” shall mean the Borrower or any Subsidiary of the Borrower that becomes Transferee pursuant to Section 9.04(g).
“Qualified ECP Guarantor” means, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time under §1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Quotation Day” shall mean, with respect to any Eurocurrency Borrowing and any Interest Period, the day on which it is market practice in the relevant interbank market for prime banks to give quotations for deposits in the currency of such Borrowing for delivery on the first day of such Interest Period. If such quotations would normally be given by prime banks on more than one day, the Quotation Day will be the last of such days.
“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Borrower which shall be substituted for Moody’s or S&P or both, as the case may be.
“Receivables” means all rights of the Borrower or any of its Subsidiaries to payments (whether constituting accounts, chattel paper, instruments, general intangibles or otherwise, and including the right to payment of any interest or finance charges), which rights are identified in the accounting records of the Borrower or such Subsidiary as accounts receivable.
“Receivables Documents” means (1) one or more receivables purchase agreements, pooling and servicing agreements, credit agreements, agreements to acquire undivided interests or other agreements to transfer or obtain loans or advances against, or create a security interest in, Receivables Program Assets, in each case as amended, modified, supplemented or restated and in effect from time to time and entered into by the Borrower, a Subsidiary or any Receivables Subsidiary and (2) each other instrument, agreement and other document entered into by the Borrower, a Subsidiary or a Receivables Subsidiary relating to the transactions contemplated by the agreements referred to in clause (1), in each case as amended, modified, supplemented or restated and in effect from time to time.
“Receivables Facility” means any of one or more receivables financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to any Loan Party (other than a Receivables Subsidiary) pursuant to which a Loan Party sells receivables to either (a) a Person that is not a Subsidiary Loan Party or (b) a Receivables Subsidiary that in turn sells its accounts receivable to a Person that is not a Subsidiary Loan Party.
“Receivables Program Assets” means (1) all Receivables which are described as being transferred by the Borrower, a Subsidiary or a Receivables Subsidiary pursuant to the Receivables Documents, (2) all Receivables Related Assets and (3) all collections (including recoveries) and other proceeds of assets described in the foregoing clauses (1) and (2).
“Receivables Related Assets” means (1) any rights arising under the documentation governing or relating to Receivables (including rights in respect of Liens securing such Receivables and other credit support in respect of such Receivables), (2) any proceeds of such Receivables and any lockboxes or accounts in which such proceeds are deposited, (3) spread accounts and other similar accounts (and any amounts deposited therein) established in connection with a Receivables Facility, (4) any warranty, indemnity, dilution and other intercompany claims arising out of Receivables Documents and (5) other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.
“Receivables Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages only in one or more Receivables Facilities and other activities reasonably related thereto.
“Reference Period” shall have the meaning assigned to such term in the definition of the term “Pro Forma Basis.”
“Refinance” shall have the meaning assigned to such term in the definition of the term “Permitted Refinancing Indebtedness,” and “Refinanced” shall have a meaning correlative thereto.
“Refinancing Effective Date” shall have the meaning assigned to such term in Section 2.23(a).
“Refinancing Term Lender” shall have the meaning assigned to such term in Section 2.23(b).
“Refinancing Term Loan Amendment” shall have the meaning assigned to such term in Section 2.23(c).
“Refinancing Term Loan Commitments” shall have the meaning assigned to such term in Section 2.23(a).
“Refinancing Term Loans” shall have the meaning assigned to such term in Section 2.23(a).
“Register” shall have the meaning assigned to such term in Section 9.04(b).
“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Related Business Assets” means assets (other than cash or Permitted Investments) used or useful in a business permitted under Section 6.08, provided that any assets received by the Borrower or a Subsidiary in exchange for assets transferred by the Borrower or a Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Subsidiary.
“Related Parties” shall mean, with respect to any specified Person , such Person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, emanating or migrating in, into, onto or through the environment.
“Relevant Currency Equivalent” shall mean the Dollar Equivalent or each Alternate Currency Equivalent, as applicable.
“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m)

or (o) of Section 414 of the Code).
“Repricing Event” shall mean (i) any substantially contemporaneous prepayment or repayment of Term Loans with the proceeds of, or any conversion of Loans under the Term Loan Facility into, any new or replacement tranche of secured term loans incurred by the Borrower bearing interest with an “effective yield” (taking into account, for example, upfront fees, interest rate spreads, interest rate benchmarks floors and original interest discount, but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared generally with all lenders or holders of such new or replacement loans and without taking into account any fluctuations in Adjusted LIBO Rate or comparable rate) less than the “effective yield” applicable to the Loans under the Term Loan Facility (as such comparative yields are determined in the reasonable judgment of the Administrative Agent consistent with generally accepted financial practices) but excluding any new or replacement loans incurred in connection with a Change of Control and (ii) any amendment (including pursuant to a replacement term loan as contemplated under Section 9.04(h)) that reduces the “effective yield” applicable to the Loans under the Term Loan Facility (it being understood that any prepayment premium with respect to such Repricing Event shall apply to any required assignment by a non-consenting Lender in connection with any such amendment pursuant to Section 9.04(h)).
“Required Lenders” shall mean, at any time, Lenders having (a) Loans (other than Swingline Loans) outstanding, (b) Revolving L/C Exposures, (c) Swingline Exposures and (d) Available Unused Commitments, that taken together, represent more than 50% of the sum of (w) all Loans (other than Swingline Loans) outstanding, (x) Revolving L/C Exposures, (y) Swingline Exposures and (z) the total Available Unused Commitments at such time. The Loans, Revolving L/C Exposures, Swingline Exposures and Available Unused Commitment of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.
“Required Percentage” shall mean, with respect to any Excess Cash Flow Period, 50%; provided that (a) if the Consolidated Net Leverage Ratio at the end of such Excess Cash Flow Period is greater than 3.0:1.00 but less than or equal to 3.25:1.00, such percentage shall be 25%, and (b) if the Consolidated Net Leverage Ratio at the end of such Excess Cash Flow Period is less than or equal to 3.00:1.00, such percentage shall be 0%.
“Required Tranche 3 Revolving Lenders” shall have the meaning assigned to such term in Section 2.08(d).
“Responsible Officer” of any Person shall mean any executive officer or Financial Officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement.
“Revolving Facility” shall mean the Tranche 3 Revolving Facility.
“Revolving Facility Borrowing” shall mean a Borrowing comprised of Revolving Facility Loans.
“Revolving Facility Commitment” shall mean, (x) prior to the 2013 Amendment Effective Date, the aggregate amount of Tranche 2 Revolving Facility Commitments and (y) on or after the 2013 Amendment Effective Date, the Tranche 3 Revolving Facility Commitments; provided, that Revolving Facility Commitment, when used with respect to a Class of Revolving Facility Loans shall refer to the aggregate amount of Tranche 3 Revolving Facility Commitments, or Extended Maturity

Commitments of the relevant Class, as applicable.
“Revolving Facility Credit Exposure” shall mean the Tranche 3 Revolving Facility Credit Exposure.
“Revolving Facility Lender” shall mean each Tranche 3 Revolving Lender.
“Revolving Facility Loan” shall mean a Tranche 3 Revolving Facility Loan.
“Revolving Facility Percentage” shall mean a Tranche 3 Revolving Facility Percentage.
“Revolving L/C Exposure” shall mean at any time the sum of (a) the aggregate undrawn amount of all Letters of Credit outstanding at such time (in the case of Alternate Currency Letters of Credit, the Dollar Equivalent of such amount) and (b) the aggregate principal amount of all L/C Disbursements that have not yet been reimbursed at such time (in the case of Alternate Currency L/C Disbursements, the Dollar Equivalent of such amount). The Revolving L/C Exposure of any Revolving Facility Lender at any time shall mean its Revolving Facility Percentage of the aggregate Revolving L/C Exposure at such time.
“S&P” shall mean Standard & Poor’s Ratings Group, Inc.
“Sale and Lease-Back Transaction” shall have the meaning assigned to such term in Section 6.03.
“SEC” shall mean the Securities and Exchange Commission or any successor thereto.
“Second Commitment” shall have the meaning assigned to such term in Section 6.12.
“Second Lien Secured Debt” shall have the meaning assigned to such term in Section 6.01(s).
“Secured Parties” shall mean the “Secured Parties” as defined in the Collateral Agreement.
“Securities Act” shall mean the Securities Act of 1933, as amended.
“Security Documents” shall mean the Mortgages, the Collateral Agreement, the Foreign Pledge Agreements and each of the security agreements, mortgages and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.10.
“Senior Indebtedness” means:
(1)    all Indebtedness of any Loan Party outstanding under the Loan Documents or 2020 Senior Notes and related Guarantees (including interest accruing on or after the filing of any petition in bankruptcy or similar proceeding or for reorganization of any Loan Party (at the rate provided for in the documentation with respect thereto, regardless of whether or not a claim for post-filing interest is allowed in such proceedings)), and any and all other fees, expense re-imbursement obligations, indemnification amounts, penalties, and other amounts (whether existing on the 2013 Amendment Effective Date or thereafter created or incurred) and all obligations of the Borrower or any Subsidiary Loan Party to reimburse any bank or other Person in respect of amounts paid under letters of credit, acceptances or other similar instruments;
(2)    all Swap Obligations (and guarantees thereof) owing to a Lender or any Affiliate of such Lender (or any Person that was a Lender or an Affiliate of such Lender at the time the applicable agreement giving rise to such Swap Obligation was entered into), provided that such Swap Obligations are permitted to be incurred under the Loan Documents;
(3)    any other Indebtedness of any Loan Party permitted to be incurred under the terms of this Agreement, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Loans or any related Guarantee; and
(4)    all Obligations with respect to the items listed in the preceding clauses (1), (2) and (3);
provided, however, that Senior Indebtedness shall not include:
(a)    any obligation of such Person to the Borrower or any of its Subsidiaries;
(b)    any liability for federal, state, local or other taxes owed or owing by such Person;
(c)    any accounts payable or other liability to trade creditors arising in the ordinary course of business;
(d)    any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person; or
(e)    that portion of any Indebtedness which at the time of incurrence is incurred in violation of the Loan Documents.
“Social Security Act” shall mean the Social Security Act of 1965 as set forth in Title 42 of the United States Code, as amended, and any successor statute thereto, as interpreted by the rules and regulations issued thereunder, in each case as in effect from time to time. References to sections of the Social Security Act shall be construed to refer to any successor sections.
“Specified Loan Party” means any Loan Party that is not an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 9.22 hereof).
“Sponsor” shall mean Warburg Pincus LLC.
“Spot Selling Rate” shall mean the spot selling rate at which the Administrative Agent offers to sell such Alternate Currency for dollars in the London foreign exchange market at approximately 11:00 a.m. London time on such date for delivery two (2) Business Days later.
“Statutory Reserves” shall mean, with respect to any currency, any reserve, liquid asset or similar requirements established by any Governmental Authority of the United States of America or of the jurisdiction of such currency or any jurisdiction in which Loans in such currency are made to which banks in such jurisdiction are subject for any category of deposits or liabilities customarily used to fund loans in such currency or by reference to which interest rates applicable to Loans in such currency are determined.
“subsidiary” shall mean, with respect to any Person (herein referred to as the “parent”), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
“Subsidiary” shall mean, unless the context otherwise requires, a subsidiary of the Borrower. Notwithstanding the foregoing (and except for purposes of Sections 3.09, 3.13, 3.15, 3.16, 5.03, 5.09 and 7.01(k), and the definition of “Unrestricted Subsidiary” contained herein), an Unrestricted Subsidiary shall be deemed not to be a subsidiary of the Borrower or any of the Borrower’s subsidiaries for purposes of this Agreement.
“Subsidiary Loan Party” shall mean (A) each Wholly Owned Subsidiary of the Borrower that is not a Foreign Subsidiary and (B) each Domestic Subsidiary of the Borrower other than any Domestic Subsidiary that is a subsidiary of a Controlled Foreign Subsidiary; provided that no Insignificant Domestic Subsidiary formed or acquired after the 2007 Amendment Effective Date shall be a Subsidiary Loan Party.
“Subsidiary Redesignation” shall have the meaning provided in the definition of “Unrestricted Subsidiary” contained in this Section 1.01.
“Successor Agent Agreement” shall mean the Successor Agent Agreement dated August 7, 2013, among the Borrower, the Administrative Agent and UBS AG, Stamford Branch.
“Successor Company” shall have the meaning provided in Section 6.05.
“Successor Person” shall have the meaning provided in Section 6.05.
“Swap Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.
“Swap Obligation” means, with respect to any Subsidiary Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Swingline Borrowing” shall mean a Borrowing comprised of Swingline Loans.
“Swingline Borrowing Request” shall mean a request by the Borrower substantially in the form of Exhibit C-2.
“Swingline Commitment” shall mean, with respect to each Swingline Lender, the commitment of such Swingline Lender to make Swingline Loans pursuant to Section 2.04. The aggregate amount of the Swingline Commitments on the 2013 Amendment Effective Date is $7.5 million.
“Swingline Exposure” shall mean at any time the aggregate principal amount of all outstanding Swingline Borrowings at such time. The Swingline Exposure of any Revolving Facility Lender at any time shall mean its Revolving Facility Percentage of the aggregate Swingline Exposure at such time.
“Swingline Lender” shall mean Morgan Stanley Senior Funding, Inc., in its capacity as a lender of Swingline Loans, and its successor(s) in such capacity.
“Swingline Loans” shall mean the swingline loans made to the Borrower pursuant to Section 2.04.
“Syndication Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.
“Taxes” shall mean any and all present or future taxes, levies, imposts, duties (including stamp duties), deductions, charges (including ad valorem charges) or withholdings imposed by any Governmental Authority and any and all interest and penalties related thereto.
“Term Borrowing” shall mean a borrowing of Term C Loans or any Extended Maturity Loans that are Term Loans.
“Term C Lender” shall mean a Lender with outstanding Term C Loans.
“Term C Loan” shall mean each Term Loan (as defined in the Existing Credit Agreement) outstanding under the Existing Credit Agreement immediately prior to the effectiveness of this Agreement, as amended by this Agreement.
“Term C Loan Facility” shall mean the Term C Loans created on the 2011 Amendment Effective Date, as amended on the 2013 Amendment Effective Date.
“Term C Loan Maturity Date” shall mean August 7, 2019.
“Term Facility Maturity Date” shall mean the Term C Loan Maturity Date or the maturity date of any Refinancing Term Loan or Extended Maturity Loan that is a Term Loan, in each case as applicable.
“Term Lender” shall mean any Term C Lender and Refinancing Term Lender, as well as any Person that becomes a Term Lender hereunder pursuant to Section 9.04.
“Term Loan” shall mean each Term C Loan, Incremental Term Loan, Refinancing Term Loan and Extended Maturity Loan.
“Term Loan Facility” shall mean and include (i) the Term C Loan Facility, (ii) the commitments under Section 2.21 to make Incremental Term Loans, and the Incremental Term Loans made pursuant thereto and (iii) the commitments under Section 2.22 to make Extended Maturity Loans that are Term Loans, and the Extended Maturity Loans that are Term Loans made pursuant thereto.
“Term Loan Installment Date” shall have the meaning assigned to such term in Section

2.10(a).
“Test Period” shall mean, on any date of determination, the period of four consecutive fiscal quarters of the Borrower then most recently ended (taken as one accounting period).
“Tranche 2 Revolving Facility” shall mean the Tranche 2 Revolving Facility Commitments and the extensions of credit made thereunder by the Tranche 2 Revolving Lenders.
“Tranche 2 Revolving Facility Commitment” shall mean, prior to the 2013 Amendment Effective Date, with respect to each Tranche 2 Revolving Facility Lender, the commitment of such Tranche 2 Revolving Facility Lender to make Tranche 2 Revolving Facility Loans. For the avoidance of doubt, the Tranche 2 Revolving Facility Commitments shall terminate as of the 2013 Amendment Effective Date.
“Tranche 2 Revolving Facility Loan” shall mean a Loan made by a Tranche 2 Revolving Lender.
“Tranche 2 Revolving Lender” shall mean a Lender with a Tranche 2 Revolving Facility Commitment.
“Tranche 3 Revolving Facility” shall mean the Tranche 3 Revolving Facility Commitments and the extensions of credit made thereunder by the Tranche 3 Revolving Lenders.
“Tranche 3 Revolving Facility Commitment” shall mean, with respect to each Tranche 3 Revolving Facility Lender, the commitment of such Tranche 3 Revolving Facility Lender to make Tranche 3 Revolving Facility Loans pursuant to Section 2.01, expressed as an amount representing the maximum aggregate permitted amount of such Revolving Facility Lender’s Tranche 3 Revolving Facility Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender under Section 9.04. The aggregate amount of the Tranche 3 Revolving Facility Commitments on the 2013 Amendment Effective Date is $75,000,000 and for each Revolving Facility Lender is set forth opposite such Lender’s name on Schedule 2.01 attached as Exhibit B to the 2013 Amendment Agreement.
“Tranche 3 Revolving Facility Credit Exposure” shall mean, at any time, the sum of (a) the aggregate principal amount of the Tranche 3 Revolving Facility Loans denominated in Dollars outstanding at such time, (b) the Swingline Exposure at such time and (c) the Revolving L/C Exposure at such time. The Tranche 3 Revolving Facility Credit Exposure of any Tranche 3 Revolving Facility Lender at any time shall be the sum of (a) the aggregate principal amount of such Tranche 3 Revolving Facility Lender’s Tranche 3 Revolving Facility Loans outstanding at such time and (b) such Tranche 3 Revolving Facility Lender’s Tranche 3 Revolving Facility Percentage of Swingline Exposure and Revolving L/C Exposure at such time.
“Tranche 3 Revolving Facility Loan” shall mean a Loan made by a Tranche 3 Revolving Lender pursuant to Section 2.01(b). Each Tranche 3 Revolving Facility Loan shall be a Eurocurrency Loan or an ABR Loan.
“Tranche 3 Revolving Facility Maturity Date” shall mean August 7, 2018.
“Tranche 3 Revolving Facility Percentage” shall mean, with respect to any Tranche 3

Revolving Lender, the percentage of the total Tranche 3 Revolving Facility Commitments represented by such Lender’s Tranche 3 Revolving Facility Commitment. If the Tranche 3 Revolving Facility Commitments have terminated or expired, the Tranche 3 Revolving Facility Percentages shall be determined based upon the Tranche 3 Revolving Facility Commitments most recently in effect, giving effect to any assignments pursuant to Section 9.04.
“Tranche 3 Revolving Lender” shall mean a Lender with a Tranche 3 Revolving Facility Commitment.
“Transaction Costs” shall mean fees and expenses payable or otherwise borne by the Borrower and its Subsidiaries in connection with the Transactions occurring on or about the 2013 Amendment Effective Date.
“Transactions” shall mean, collectively, the transactions to occur pursuant to the Loan Documents, including (a) the execution and delivery of the Loan Documents; and (b) the payment of the Transaction Costs.
“Transferee” shall mean a Participant or Assignee in accordance with Section 9.04.
“Type,” when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall include the Adjusted LIBO Rate and the ABR.
“United States Code” shall mean Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.
“Unrestricted Subsidiary” shall mean any Subsidiary that is acquired or created after the Original Effective Date and designated by the Borrower as an Unrestricted Subsidiary hereunder by written notice to the Administrative Agent; provided that the Borrower shall only be permitted to so designate a new Unrestricted Subsidiary after the Original Effective Date and so long as (a) no Default or Event of Default exists or would result therefrom and (b) such Unrestricted Subsidiary shall be capitalized (to the extent capitalized by the Borrower or any Subsidiary) through Investments as permitted by, and in compliance with, Section 6.04(j), with any assets owned by such Unrestricted Subsidiary at the time of the initial designation thereof to be treated as Investments pursuant to Section 6.04(j); provided that at the time of the initial Investment by the Borrower or any Subsidiary in such Subsidiary, the Borrower shall designate such entity as an Unrestricted Subsidiary in a written notice to the Administrative Agent. The Borrower may designate any Unrestricted Subsidiary to be a Subsidiary for purposes of this Agreement (each, a “Subsidiary Redesignation”); provided that (i) such Unrestricted Subsidiary, both before and after giving effect to such designation, shall be a Wholly Owned Subsidiary of the Borrower, (ii) no Default or Event of Default then exists or would occur as a consequence of any such Subsidiary Redesignation (including, but not limited to, under Sections 6.01 and 6.02), (iii) immediately after giving effect to such Subsidiary Redesignation, the Borrower shall be in compliance with the Incurrence Test on a Pro Forma Basis, (iv) all representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Subsidiary Redesignation (both before and after giving effect thereto), unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date, and (v) the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by a Responsible Officer of the Borrower, certifying to the best of such officer’s knowledge, compliance with the requirements of the preceding clauses (i) through (v), inclusive, and containing the calculations required by the preceding clauses (iii) and (iv).
“Wholly Owned Subsidiary” of any Person shall mean a subsidiary of such Person , all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such Person or another Wholly Owned Subsidiary of such Person .
“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Working Capital” shall mean, with respect to the Borrower and its Subsidiaries on a consolidated basis at any date of determination, Current Assets at such date of determination minus Current Liabilities at such date of determination; provided that, for purposes of calculating Excess Cash Flow, increases or decreases in Working Capital shall be calculated without regard to any changes in Current Assets or Current Liabilities as a result of (a) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent, (b) the effects of purchase accounting or (c) the effect of fluctuations in the amount of accrued or contingent obligations under Swap Agreements.
“yen” shall mean the lawful money of Japan.
SECTION 1.02.    Terms Generally.
(a)    The definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Original Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
(b)    All Loans, Letters of Credit and accrued and unpaid amounts (including interest and fees) owing by the Borrower to any Person under the Existing Credit Agreement that have not been paid to such Person on or prior to the 2013 Amendment Effective Date shall continue as Loans, Letters of Credit and accrued and unpaid amounts hereunder on the 2013 Amendment Effective Date and shall be payable on the dates such amounts would have been payable pursuant to the Existing Credit Agreement

(except to the extent the principal of any loans has been converted or exchanged in accordance with the terms of this Agreement on the 2013 Amendment Effective Date), and from and after the 2013 Amendment Effective Date, interest, fees and other amounts shall accrue as provided under this Agreement.
SECTION 1.03.    Effectuation of Transfers. Each of the representations and warranties of the Borrower contained in this Agreement (and all corresponding definitions) are made after giving effect to the Transactions, unless the context otherwise requires.
ARTICLE II

THE CREDITS
SECTION 2.01.    Commitments. Subject to the terms and conditions set forth herein:
(c)    [Reserved]
(d)    Each Revolving Facility Lender agrees to make Revolving Facility Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Revolving Facility Lender’s Revolving Facility Credit Exposure exceeding such Revolving Facility Lender’s Revolving Facility Commitment or (ii) the total Revolving Facility Credit Exposure exceeding the total Revolving Facility Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Facility Loans.
SECTION 2.02.    Loans and Borrowings.
(a)    Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and of the same Type made by the Lenders ratably in accordance with their respective Commitments under the applicable Class (or, in the case of Swingline Loans, in accordance with their respective Swingline Commitments); provided, however, that Revolving Facility Loans shall be made by Tranche 3 Revolving Lenders ratably in accordance with their respective Tranche 3 Revolving Facility Percentages on the date such Revolving Facility Loans are made. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
(b)    Subject to Section 2.14, each Borrowing (other than a Swingline Borrowing) shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Borrower may request in accordance herewith. Each Swingline Borrowing shall be an ABR Borrowing. Each Lender at its option may make any ABR Loan or Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement and such Lender shall not be entitled to any amounts payable under Section 2.15 or 2.17 solely in respect of increased costs resulting from such exercise and existing at the time of such exercise.
(c)    At the commencement of each Interest Period for any Eurocurrency Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Revolving Facility Commitments or that is required to finance the reimbursement of an L/C Disbursement as contemplated by Section 2.05(e). Each Swingline Borrowing shall be in an amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. Borrowings of more than one Type and under more than one Facility may be outstanding at the same time; provided that there shall not at any time be more than a total of (i) 5 Eurocurrency Borrowings outstanding under the Term Loan Facility and (ii) 10 Eurocurrency Borrowings outstanding under the Revolving Facility.
(d)    Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Facility Maturity Date or the Term Facility Maturity Date, as applicable.
SECTION 2.03.    Requests for Borrowings. To request a Revolving Borrowing and/or a Term Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurocurrency Borrowing, not later than 11:00 a.m., Local Time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 noon, Local Time, one Business Day before the date of the proposed Borrowing, provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an L/C Disbursement as contemplated by Section 2.05(e) may be given not later than 10:00 a.m., Local Time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:
(i)    the aggregate amount of the requested Borrowing;
(ii)    the date of such Borrowing, which shall be a Business Day;
(iii)    whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;
(iv)    in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
(v)    the location and number of the Borrower’s account to which funds are to be disbursed.
If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04.    Swingline Loans.
(a)    Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding the Swingline Commitment or (ii) the total Revolving Facility Credit Exposure exceeding the total Revolving Facility Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Borrowing. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.
(b)    To request a Swingline Borrowing, the Borrower shall notify the Administrative Agent and the Swingline Lender of such request by telephone (confirmed promptly by a Swingline Borrowing Request by telecopy), not later than 11:00 a.m., Local Time, on the day of a proposed Swingline Borrowing. Each such notice and Swingline Borrowing Request shall be irrevocable and shall specify (i) the requested date (which shall be a Business Day), (ii) the amount of the requested Swingline Borrowing and (iii) the location and number of the Borrower’s account to which funds comprising the requested Swingline Borrowing are to be disbursed. The Swingline Lender shall consult with the Administrative Agent as to whether the making of the Swingline Loan is in accordance with the terms of this Agreement prior to the Swingline Lender funding such Swingline Loan. The Swingline Lender shall make each Swingline Loan in accordance with Section 2.02(a) on the proposed date thereof by wire transfer of immediately available funds by 3:00 p.m., Local Time, to the account of the Borrower (or, in the case of a Swingline Borrowing made to finance the reimbursement of an L/C Disbursement as provided in Section 2.05(e), by remittance to the applicable Issuing Bank).
(c)    The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., Local Time, on any Business Day require the Revolving Facility Lenders to acquire participations on such Business Day in all or a portion of the outstanding Swingline Loans made by it. Such notice shall specify the aggregate amount of such Swingline Loans in which the Revolving Facility Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each such Lender, specifying in such notice such Revolving Facility Lender’s Revolving Facility Percentage of such Swingline Loan or Loans. Each Revolving Facility Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent for the account of the Swingline Lender, such Revolving Facility Lender’s Revolving Facility Percentage of such Swingline Loan or Loans. Each Revolving Facility Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Facility Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Revolving Facility Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Facility Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Facility Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.
SECTION 2.05.    Letters of Credit.
(a)    General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit in Dollars, or if an Issuing Bank notifies the Borrower and the Administrative Agent that it is capable of doing so, in an Alternate Currency, for its own account or the account of a Subsidiary in a form reasonably acceptable to the applicable Issuing Bank, at any time and from time to time during the Availability Period and prior to the date that is five Business Days prior to the Tranche 3 Revolving Facility Maturity Date; provided that the Borrower shall be a co-applicant, and be jointly and severally liable, with respect to each Letter of Credit issued for the account of a Subsidiary. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.
(b)    Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal (other than an automatic renewal in accordance with paragraph (c) of this Section) or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (five Business Days in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the Approved Currency, the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, whether the Letter of Credit is to be issued for its own account or for the account of a Subsidiary (provided that the Borrower shall be a co-applicant, and therefore jointly and severally liable, with respect to each Letter of Credit issued for the account of a Subsidiary), the name and address of the beneficiary thereof and such other information as shall be necessary to issue, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the Revolving L/C Exposure shall not exceed the total L/C Commitment, (ii) the total Revolving Facility Credit Exposure shall not exceed the total Revolving Facility Commitments and (iii) the Alternate Currency L/C Exposure shall not exceed the Alternate Currency L/C Sublimit.
(c)    Expiration Date.
(i)    Each Letter of Credit shall expire at or prior to the close of business on the earlier of (1) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (2) (x) the date that is five Business Days prior to the Tranche 3 Revolving Facility Maturity Date or (y) such later date as agreed to by the Issuing Bank and the Administrative Agent so long as the Borrower shall immediately Cash Collateralize such Letter of Credit in an amount at least equal to 103%-105% of the aggregate amount of such Letter of Credit; provided that any Letter of Credit with a one-year tenor may provide for the automatic renewal thereof for additional one-year periods (which, in no event, shall extend beyond the date referred to in clause (2) of this paragraph (c)(i) unless otherwise agreed by the Issuing Bank and the Administrative Agent);
(ii)    If Borrower so requests in any Letter of Credit Request, the Issuing Bank may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit the Issuing Bank to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the Borrower and to the beneficiary thereof not later than a date in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued and to be set forth therein. Unless otherwise directed by the Issuing Bank, Borrower shall not be required to make a specific request to the Issuing Bank for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the Issuing Bank to permit the renewal of such Letter of Credit at any time to an expiry date not later than the earlier of (i) one year from the date of such renewal and (ii) the date that the Letter of Credit expires; provided that the Issuing Bank shall not permit any such renewal if (x) the Issuing Bank has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof, or (y) it has received notice on or before the day that is two Business Days before the date which has been agreed upon pursuant to the proviso of the first sentence of this paragraph, (1) from the Administrative Agent that any Revolving Lender directly affected thereby has elected not to permit such renewal or (2) from the Administrative Agent, any Lender or Borrower that one or more of the applicable conditions specified in Section 4.01 are not then satisfied; provided, further, that the Issuing Bank or Administrative Agent may require any such letter of credit to permit cancellation of such automatic renewal provision upon at least 90 days’ prior written notice.
(d)    Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Revolving Facility Lenders, such Issuing Bank hereby grants to each Revolving Facility Lender, and each Revolving Facility Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Facility Lender’s Revolving Facility Percentage of the aggregate Dollar Equivalent amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Facility Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Revolving Facility Lender’s Revolving Facility Percentage of each L/C Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Facility Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)    Reimbursement. If the applicable Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such L/C Disbursement by paying to the Administrative Agent an amount equal to such L/C Disbursement in the Approved Currency in which the L/C Disbursement giving rise to such payment is denominated not later than 2:00 p.m., Local Time, on (i) the Business Day that the Borrower receives notice under paragraph (g) of this Section of such L/C Disbursement, if such notice is received on such day prior to 12:00 noon, Local Time, or (ii) if clause (i) does not apply, the Business Day immediately following the date the Borrower receives such notice; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with an ABR Revolving Borrowing, in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing. If the Borrower fails to reimburse any L/C Disbursement when due, then the Administrative Agent shall promptly notify the applicable Issuing Bank and each other Revolving Facility Lender of the applicable L/C Disbursement, the payment then due from the Borrower in respect thereof and, in the case of a Revolving Facility Lender, such Lender’s Revolving Facility Percentage thereof. Promptly following receipt of such notice, each Revolving Facility Lender shall pay to the Administrative Agent its Revolving Facility Percentage of the Dollar Equivalent of the payment then due from the Borrower in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Facility Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Facility Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Facility Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear; provided that, in the case of Alternate Currency Letters of Credit, payment to such Lenders shall be in the Dollar Equivalent of the amount of the payment. Any payment made by a Revolving Facility Lender pursuant to this paragraph to reimburse an Issuing Bank for any L/C Disbursement (other than the funding of an ABR Revolving Loan or a Swingline Borrowing as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such L/C Disbursement.
(f)    Obligations Absolute. The obligation of the Borrower to reimburse L/C Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank, or any of the circumstances referred to in clause (i), (ii) or (iii) of the first sentence; provided that the foregoing shall not be construed to excuse the applicable Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are determined by a court of competent jurisdiction to have been caused by (i) such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof or (ii) such Issuing Bank’s failure to exercise care when refusing to issue a Letter of Credit in accordance with the terms of this Agreement. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the applicable Issuing Bank, such Issuing Bank shall be deemed to have exercised care in each such determination and each refusal to issue a Letter of Credit. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(g)    Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) whether such Issuing Bank has made a L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Revolving Facility Lenders with respect to any such L/C Disbursement.
(h)    Interim Interest. If an Issuing Bank shall make any L/C Disbursement, then, unless the Borrower shall reimburse such L/C Disbursement in full on the date such L/C Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such L/C Disbursement is made to but excluding the date that the Borrower reimburses such L/C Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if such L/C Disbursement is not reimbursed by the Borrower when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Facility Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Revolving Facility Lender to the extent of such payment.
(i)    Replacement of an Issuing Bank. An Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12. From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of such Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement but shall not be required to issue additional Letters of Credit.
(j)    Cash Collateralization. If any Event of Default shall occur and be continuing, (i) in the case of an Event of Default described in Section 7.01(h) or (i), on the Business Day or (ii) in the case of any other Event of Default (subject to Section 7.01), on the third Business Day, in each case, following the date on which the Borrower receives notice from the Administrative Agent (or, if the maturity of the Loans has been accelerated, Revolving Facility Lenders with Revolving L/C Exposure representing greater than 50% of the total Revolving L/C Exposure) demanding the deposit of Cash Collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the Revolving L/C Exposure as of such date plus any accrued and unpaid interest thereon; provided that upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Section 7.01, the obligation to deposit such Cash Collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind. Each such deposit pursuant to this paragraph shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of (i) for so long as an Event of Default shall be continuing, the Administrative Agent and (ii) at any other time, the Borrower, in each case, in Permitted Investments and at the risk and expense of the Borrower, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse each Issuing Bank for L/C Disbursements for which such Issuing Bank has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the Revolving L/C Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Facility Lenders with Revolving L/C Exposure representing greater than 50% of the total Revolving L/C Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of Cash Collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.
(k)    Additional Issuing Banks. From time to time, the Borrower may by notice to the Administrative Agent designate up to three Lenders (in addition to Morgan Stanley Bank N.A.) each of which agrees (in its sole discretion) to act in such capacity and is reasonably satisfactory to the Administrative Agent as an Issuing Bank. Each such additional Issuing Bank shall execute a counterpart of this Agreement upon the approval of the Administrative Agent (which approval shall not be unreasonably withheld) and shall thereafter be an Issuing Bank hereunder for all purposes.
(l)    Reporting. Unless otherwise requested by the Administrative Agent, each Issuing Bank shall (i) provide to the Administrative Agent copies of any notice received from the Borrower pursuant to Section 2.05(b) no later than the next Business Day after receipt thereof and (ii) report in writing to the Administrative Agent (A) on or prior to each Business Day on which such Issuing Bank expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the aggregate face amount of the Letters of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension occurred (and whether the amount thereof changed), and the Issuing Bank shall be permitted to issue, amend, renew or extend such Letter of Credit if the Administrative Agent shall not have advised the Issuing Bank that such issuance, amendment renewal or extension would not be in conformity with the requirements of this Agreement, (B) on each Business Day on which such Issuing Bank makes any L/C Disbursement, the date of such L/C Disbursement and the amount of such L/C Disbursement and (C) on any other Business Day, such other information as the Administrative Agent shall reasonably request, including but not limited to prompt verification of such information as may be requested by the Administrative Agent.
(m)    All Letters of Credit outstanding immediately prior to the 2013 Amendment Effective Date will be collateralized in an amount equal to 105% of the Outstanding Letter of Credit Amount immediately prior to the 2013 Amendment Effective Date on the 2013 Amendment Effective Date by newly issued Letters of Credit on the 2013 Amendment Effective Date and such existing Letters of Credit shall no longer be deemed to be outstanding for purposes of this Agreement.
SECTION 2.06.    Funding of Borrowings.
(a)    Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City; provided that ABR Revolving Loans and Swingline Borrowings made to finance the reimbursement of a L/C Disbursement and reimbursements as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.
(b)    Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
SECTION 2.07.    Interest Elections.
(a)    Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.
(b)    To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly (but in any event on the same Business Day) by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.
(c)    Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
(i)    the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)    whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and
(iv)    if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by clause (a) of the definition of the term “Interest Period.”
If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
(d)    Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender to which such Interest Election Request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.
(e)    If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the written request (including a request through electronic means) of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.08.    Termination and Reduction of Commitments.
(a)    Unless previously terminated the Tranche 3 Revolving Facility Commitments shall terminate on the Tranche 3 Revolving Facility Maturity Date.
(b)    The Borrower may at any time terminate, or from time to time reduce, the Revolving Facility Commitments; provided that any such reduction of Revolving Facility Commitments shall be allocated at the Borrower’s option to the Revolving Lenders ratably between the Classes of Revolving Facility Commitments; provided further that (i) each such reduction shall be in an amount that is an integral multiple of $1.0 million and not less than $5.0 million (or, if less, the remaining amount of the Revolving Facility Commitments) and (ii) the Borrower shall not terminate or reduce the Revolving Facility Commitments if, after giving effect to any concurrent prepayment of the Revolving Facility Loans in accordance with Section 2.11, the Revolving Facility Credit Exposure would exceed the total Revolving Facility Commitments.
(c)    The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Facility Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Facility Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments under either Facility shall be made ratably among the Lenders in accordance with their respective Commitments under such Facility.
(d)    At any time there is any outstanding Tranche 3 Revolving Facility Credit Exposure (not including any Letters of Credit which have been Cash Collateralized by the Borrower) and the Consolidated Senior Secured Leverage Ratio on the last day of any fiscal quarter for the four quarter period ended as of such date exceeds 3.50 to 1.00, Tranche 3 Revolving Lenders having greater than 50% of the Tranche 3 Revolving Facility Credit Exposure (the “Required Tranche 3 Revolving Lenders”) shall have the right to terminate all or portion of the Tranche 3 Revolving Facility Commitments upon 1 Business Days’ notice to the Borrower (a “Tranche 3 Revolving Lender Termination Event”). In connection with a Tranche 3 Revolving Lender Termination Event, the Borrower shall repay all outstanding Tranche 3 Revolving Facility Loans and shall terminate or Cash Collateralize all outstanding Letters of Credit.
(e)    The Borrower shall repay all outstanding Tranche 2 Revolving Facility Loans and accrued interest with respect thereto and outstanding Swingline Loans and accrued interest with respect thereto on the 2013 Amendment Effective Date.
SECTION 2.09.    Repayment of Loans; Evidence of Debt.
(a)    The Borrower hereby unconditionally promises to pay (i) on the Tranche 3 Revolving Facility Maturity Date to the Administrative Agent for the account of each Tranche 3 Revolving Facility Lender the then unpaid principal amount of each Tranche 3 Revolving Facility Loan made to the Borrower and (ii) on the Term C Loan Maturity Date, to the Administrative Agent for the

account of each Term C Lender the then unpaid principal amount of each Term C Loan of such Lender as provided in Section 2.10. The Borrower hereby unconditionally promises to each Swingline Lender the then unpaid principal amount of each Swingline Loan made to the Borrower on the earlier of the Tranche 3 Revolving Facility Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least five Business Days after such Swingline Loan is made; provided that on each date that a Revolving Facility Borrowing is made by the Borrower, the Borrower shall repay all of its Swingline Loans then outstanding.
(b)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(c)    The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) any amount received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(d)    The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.
(e)    Any Lender may request that Loans made by it be evidenced by a promissory note (a “Note”). In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
SECTION 2.10.    Repayment of Term Loans and Revolving Facility Loans.
(a)    Subject to adjustment pursuant to paragraph (c) of this Section and paragraph (a) of Section 2.11, the Borrower shall repay Term Loans owed by it on (x) March 31, June 30, September 30 and December 31 of each year (each such date being referred to as a “Term Loan Installment Date”) and prior to the Term C Loan Maturity Date, as applicable, in an aggregate amount for each Class of Term Loans equal to 1/4 of 1% of the then Maximum Term Amount with respect to such Class and (y) the Term C Loan Maturity Date in an amount equal to the remaining principal amount of the Term C Loans owed by it.
(b)    To the extent not previously paid, all Term C Loans shall be due and payable on the Term C Loan Maturity Date.

(c)    Prepayment of the Borrowings from:
(i)    all Net Proceeds, Prepayment Excess Proceeds and Excess Cash Flow pursuant to Section 2.11(b) or 2.11(c) shall be applied ratably to each Class of Term Borrowings, with the application thereof in direct chronological order to the unpaid amounts due on the next succeeding Term Loan Installment Dates for Term Loans of such Class; and
(ii)    any optional prepayments of the Term Loans pursuant to Section 2.11(a) shall be applied as set forth therein.
(d)    Prior to any repayment of any Borrowing under any Class hereunder, the Borrower shall select the Borrowing or Borrowings under the applicable Class to be repaid and shall notify the Administrative Agent by telephone (confirmed by telecopy) of such selection not later than 2:00 p.m., Local Time, (i) in the case of an ABR Borrowing, one Business Day before the scheduled date of such repayment and (ii) in the case of a Eurocurrency Borrowing, three Business Days before the scheduled date of such repayment. Each repayment of a Borrowing (x) in the case of a Revolving Facility, shall be applied to the Revolving Facility Loans included in the repaid Borrowing such that each Revolving Facility Lender receives its ratable share of such repayment (based upon the Revolving Facility Credit Exposures of the Revolving Facility Lenders at the time of such repayment) and (y) in all other cases, shall be applied ratably to the Loans included in the repaid Borrowing; provided that for prepayments made pursuant to (x) Section 2.11(b)(i) or 2.11(c), each Term Loan Lender may elect, by written notice to the Administrative Agent at least one Business Day prior to the prepayment date, to decline its pro rata share of such Term Loan repayment, in which case the amount so declined shall be offered ratably to each non-rejecting Term Loan Lender of such Class, who shall have the right to reject such additional amount, and any amounts so rejected shall be retained by the Borrower and (y) Section 2.11(b)(ii), each Term Loan Lender may elect, by written notice to the Administrative Agent at least one Business Day prior to the prepayment date, to decline its pro rata share of such Term Loan Repayment and any amounts so rejected shall be retained by the Borrower. Notwithstanding anything to the contrary in the immediately preceding sentence, prior to any repayment of a Swingline Borrowing hereunder, the Borrower shall select the Borrowing or Borrowings to be repaid and shall notify the Administrative Agent by telephone (confirmed by telecopy) of such selection not later than 1:00 p.m., Local Time, on the scheduled date of such repayment. Repayments of Borrowings shall be accompanied by accrued interest on the amount repaid.
SECTION 2.11.    Prepayment of Loans.
(a)    Subject to Section 2.11(d), the Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty (but subject to Section 2.16), in an aggregate principal amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum or, if less, the aggregate amount then outstanding under the Term Loan Facility (in the case of a prepayment of a Term Borrowing) or the Revolving Facility (in the case of a prepayment of a Revolving Borrowing), subject to prior notice in accordance with Section 2.10(d).
(b)    The Borrower shall apply all (i) Net Proceeds and (ii) Prepayment Excess Proceeds, in each case promptly upon receipt thereof to prepay Term Borrowings in accordance with paragraphs (c) and (d) of Section 2.10.
(c)    Not later than 90 days after the end of each Excess Cash Flow Period, the Borrower shall calculate Excess Cash Flow for such Excess Cash Flow Period and shall apply an amount equal to (x) the Required Percentage of such Excess Cash Flow minus (y) the amount of any voluntary prepayments of Term Loans during such Excess Cash Flow Period and the amount of any permanent voluntary reductions during such Excess Cash Flow Period of Revolving Facility Commitments to the extent that an equal amount of Revolving Facility Loans was simultaneously repaid, other than, in each case, to the extent financed, or intended to be financed, using the proceeds of the incurrence of Indebtedness and so long as the amount of such prepayment is not already reflected in Debt Service for such Excess Cash Flow Period to prepay Term Borrowings in accordance with paragraphs (c) and (d) of Section 2.10. Not later than the date on which the Borrower is required to deliver financial statements with respect to the end of each Excess Cash Flow Period under Section 5.04(a), the Borrower shall deliver to the Administrative Agent a certificate signed by a Financial Officer of the Borrower setting forth the amount, if any, of Excess Cash Flow for such fiscal year and the calculation thereof in reasonable detail.
(d)    At the time of the effectiveness of any Repricing Event that is consummated prior to six months after the 2013 Amendment Effective Date, the Borrower agrees to pay to the Administrative Agent for the ratable account of each Lender with outstanding Term Loans that are repaid or prepaid in connection with such Repricing Event (including each Lender that was replaced or repaid pursuant to Section 9.04(h)) a fee in an amount equal to 1.0% of (x) in the case of a Repricing Event of the type described in clause (i) of the definition thereof, the aggregate principal amount of all Term Loans prepaid (or converted) in connection with such Repricing Event and (y) in the case of a Repricing Event described in clause (ii) of the definition thereof, the aggregate principal amount of all Term Loans outstanding on such date pursuant to such Repricing Event. Such fees shall be due and payable upon the date of the effectiveness of such Repricing Event. Notwithstanding anything to the contrary in this Section 2.11(d), no term loan prepayment fee shall apply to any Repricing Event that is in connection with a “change of control” transaction.
SECTION 2.12.    Fees.
(a)    The Borrower agrees to pay to each Lender (other than any Defaulting Lender), through the Administrative Agent, 10 Business Days after the last Business Day of March, June, September and December in each year, and three Business Days after the date on which the Revolving Facility Commitments of all the Lenders shall be terminated as provided herein, a commitment fee (a “Commitment Fee”) on the daily amount of the Available Unused Commitment of such Lender during the preceding quarter (or other period commencing with the Original Effective Date or ending with the date on which the last of the Commitments of such Lender shall be terminated) at the Commitment Fee Rate. All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. For the purpose of calculating any Lender’s Commitment Fee, the outstanding Swingline Loans during the period for which such Lender’s Commitment Fee is calculated shall reduce the amount of the Available Unused Commitment on a dollar for dollar basis. The Commitment Fee due to each Lender shall commence to accrue on the Original Effective Date and shall cease to accrue on the date on which the last of the Commitments of such Lender shall be terminated as provided herein.
(b)    The Borrower from time to time agrees to pay (i) to each Revolving Facility Lender (other than any Defaulting Lender), through the Administrative Agent, 10 Business Days after the last day of March, June, September and December of each year and three Business Days after the date on which the Revolving Facility Commitments of all the Lenders shall be terminated as provided herein, a fee (an “L/C Participation Fee”) on such Lender’s Revolving Facility Percentage of the daily aggregate Revolving L/C Exposure (excluding the portion thereof attributable to unreimbursed L/C Disbursements), during the preceding quarter (or shorter period commencing with the Original Effective Date or ending with the Revolving Facility Maturity Date or the date on which the Revolving Facility Commitments shall be terminated) at the rate per annum equal to the Applicable Margin for Eurocurrency Revolving Borrowings effective for each day in such period, and (ii) to each Issuing Bank, for its own account, (x) 10 Business Days after the last day of March, June, September and December of each year and three Business Days after the date on which the Revolving Facility Commitments of all the Lenders shall be terminated as provided herein, a fronting fee in respect of each Letter of Credit issued by such Issuing Bank for the period from and including the date of issuance of such Letter of Credit to and including the termination of such Letter of Credit, computed at a rate equal to 1/4 of 1% per annum of the daily average stated amount of such Letter of Credit or $1,000 per annum, whichever is higher, plus (y) in connection with the issuance, amendment or transfer of any such Letter of Credit or any L/C Disbursement thereunder, such Issuing Bank’s customary documentary and processing charges (collectively, “Issuing Bank Fees”). All L/C Participation Fees and Issuing Bank Fees that are payable on a per annum basis shall be computed on the basis of the actual number of days elapsed in a year of 360 days.
(c)    The Borrower agrees to pay to the Administrative Agent, for the account of the Administrative Agent, the agency fees set forth in the Agency Fee Letter, as amended, restated, supplemented or otherwise modified from time to time, at the times specified therein (the “Administrative Agent Fees”).
(d)    All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that Issuing Bank Fees shall be paid directly to the applicable Issuing Banks. Once paid, none of the Fees shall be refundable under any circumstances. The Borrower shall pay all accrued and unpaid Commitment Fees and Letter of Credit Fees with respect to the Tranche 2 Revolving Facility Commitments through the 2013 Amendment Effective Date on the 2013 Amendment Effective Date.
SECTION 2.13.    Interest.
(a)    The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the ABR plus the Applicable Margin.
(b)    The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.
(c)    Notwithstanding the foregoing, if any principal of or interest on any Loan or any Fees or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section; provided that this paragraph (c) shall not apply to any Event of Default that has been waived by the Lenders pursuant to Section 9.08.
(d)    Accrued interest on each Loan shall be payable in arrears (i) on each Interest Payment Date for such Loan, (ii) in the case of Revolving Facility Loans, upon termination of applicable Class of the Revolving Facility Commitments and (iii) in the case of the Term Loans, on the applicable Term Facility Maturity Date; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii)

in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(e)    All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the ABR at times when the ABR is based on the Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable ABR, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
SECTION 2.14.    Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:
(a)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or
(b)    the Administrative Agent is advised by the Required Lenders under a Facility that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;
then the Administrative Agent shall give written notice thereof to the Borrower and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing denominated in such currency shall be ineffective and such Borrowing shall be converted to or continued as on the last day of the Interest Period applicable thereto an ABR Borrowing, and (ii) if any Borrowing Request requests a Eurocurrency Borrowing, such Borrowing shall be made as an ABR Borrowing.
SECTION 2.15.    Increased Costs.
(a)    If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or Issuing Bank; or
(ii)    impose on any Lender or Issuing Bank or the London interbank market any other condition (other than Indemnified Taxes or Other Taxes that are covered by Section 2.17 and Excluded Taxes) affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or Issuing Bank, as applicable, for such additional costs incurred or reduction suffered.
(b)    If any Lender or Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower shall pay to such Lender or such Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.
(c)    A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or Issuing Bank, as applicable, the amount shown as due on any such certificate within 10 days after receipt thereof.
(d)    Promptly after any Lender or any Issuing Bank has determined that it will make a request for increased compensation pursuant to this Section 2.15, such Lender or Issuing Bank shall notify the Borrower thereof. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank, as applicable, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
SECTION 2.16.    Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to be the amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue a Eurocurrency Loan, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in dollars of a comparable amount and period from other banks in the Eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof. For the avoidance of doubt, notwithstanding the foregoing, no Lender shall demand, and the Borrower shall not be obliged to make, any break funding payments pursuant to this Section 2.16 with respect to any Eurocurrency loans on the 2013 Amendment Effective Date.
SECTION 2.17.    Taxes.
(a)    Any and all payments by or on account of any obligation of any Loan Party hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if a Loan Party shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, any Lender or any Issuing Bank, as applicable, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
(b)    In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
(c)    Each Loan Party shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within 20 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes payable by the Administrative Agent, such Lender or such Issuing Bank, as applicable, on or with respect to any payment by or on account of any obligation of such Loan Party hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any reasonable expenses arising therefrom or with respect thereto, except for any expenses that arise from the gross negligence or willful misconduct on the part of the Administrative Agent, such Lender or such Issuing Bank, as applicable. A certificate as to the amount of such payment or liability, prepared in good faith and delivered to such Loan Party by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf, on behalf of another Agent or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.
(d)    As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(e)    Any Lender that is entitled to an exemption from or reduction of withholding Tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement, shall deliver to the Borrower (with a copy to the Administrative Agent), to the extent such Lender is legally entitled to do so, at the time or times prescribed by applicable law and as reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without such withholding tax or at a reduced rate; provided that no Lender shall have any obligation under this paragraph (e) with respect to any withholding Tax imposed by any jurisdiction other than the United States if in the reasonable judgment of such Lender such compliance would subject such Lender to any unreimbursed cost or expense or would otherwise be disadvantageous to such Lender in any material respect.
(f)    Each Foreign Lender shall deliver to the Borrower and the Administrative Agent on the date on or before which such Foreign Lender becomes a Lender under this Agreement (and promptly from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two copies of whichever of the following is applicable: (i) duly completed copies of Internal Revenue Service Form W‑8BEN (or any subsequent versions thereof or successors thereto), claiming eligibility for benefits of an income tax treaty to which the United States of America is a party, (ii) duly completed copies of Internal Revenue Service Form W‑8ECI (or any subsequent versions thereof or successors thereto), (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) or 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W‑8BEN (or any subsequent versions thereof or successors thereto), (iv) duly completed copies of Internal Revenue Service Form W‑8IMY together with the additional documentation that must be transmitted with Form W‑8IMY, including the appropriate forms described in (i), (ii) and (iii), or (v) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made. In addition, each Lender that is not a Foreign Lender other than a Lender that may reasonably be treated as an exempt recipient based on the indicators described in Treasury Regulation 1.6049-4(c)(1)(ii), shall deliver to the Borrower and the Administrative Agent two duly completed copies of Internal Revenue Service Form W‑9 (or any subsequent versions thereof or successors thereto) on or before the date such Lender becomes a Lender under this Agreement. In addition, in each of the foregoing circumstances, each Lender shall deliver such forms promptly upon the obsolescence, expiration, or invalidity of any form previously delivered by such Lender. Each Lender shall promptly notify the Borrower and the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered form or certificate to the Borrower (or any other form of certification adopted by the United States of America or other taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Lender shall not be required to deliver any form pursuant to this paragraph that such Lender is not legally able to deliver.
(g)    If the Administrative Agent, Issuing Bank or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which such Loan Party has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.17 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, Issuing Bank or such Lender (including any Taxes imposed with respect to such refund) as is determined by the Administrative Agent, Issuing Bank or Lender in good faith and in its sole discretion, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Loan Party, upon the written request of the Administrative Agent, Issuing Bank or such Lender, agrees to repay as soon as reasonably practicable the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, Issuing Bank or such Lender in the event the Administrative Agent, Issuing Bank or such Lender is required to repay such refund to such Governmental Authority. This Section 2.17(g) shall not be construed to require the Administrative Agent, Issuing Bank or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Loan Parties or any other Person. Notwithstanding anything to the contrary, in no event will any Lender be required to pay any amount to any Loan Party pursuant to this Section 2.17(g) the payment of which would place such Lender in a less favorable net after-tax position than such Lender would have been in if the additional amounts giving rise to such refund of any Indemnified Taxes or Other Taxes had never been paid.
SECTION 2.18.    Payments Generally; Pro Rata Treatment; Sharing of Set-offs.
(a)    Unless otherwise specified, the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of L/C Disbursements, or of amounts payable under Section 2.15, 2.16, or 2.17, or otherwise) prior to 2:00 p.m., Local Time, on the date when due, in immediately available funds, without condition or deduction for any defense, recoupment, set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated to the Borrower by the Administrative Agent, except payments to be made directly to the applicable Issuing Bank or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.05 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.
(b)    If at any time insufficient funds are received by and available to the Administrative Agent from the Borrower to pay fully all amounts of principal, unreimbursed L/C Disbursements, interest and fees then due from the Borrower hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed L/C Disbursements then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed L/C Disbursements then due to such parties.
(c)    If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Term Loans, Revolving Facility Loans or participations in L/C Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Term Loans, Revolving Facility Loans and participations in L/C Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Term Loans, Revolving Facility Loans and participations in L/C Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loans, Revolving Facility Loans and participations in L/C Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph (c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in L/C Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or any Affiliate of the Borrower (as to which the provisions of this paragraph (c) shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
(d)    Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the applicable Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Bank, as applicable, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as applicable, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(e)    If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(b) or 2.18(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
SECTION 2.19.    Mitigation Obligations; Replacement of Lenders.
(a)    If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as applicable, in the future and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in L/C Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. Nothing in this Section 2.19 shall be deemed to prejudice any rights that the Borrower may have against any Lender that is a Defaulting Lender.
(c)    If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 9.08 requires the consent of all of the Lenders affected and with respect to which the Required Lenders shall have granted their consent, then the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to promptly assign its Loans and its Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent that shall consent to such proposed amendment, waiver, discharge or termination, provided that: (a) all Obligations of the Borrower owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment, (b) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon and (c) the replacement Lender shall pay the processing and recordation fee referred to in Section 9.04(b)(ii)(B). In connection with any such assignment the Borrower, Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 9.04.
SECTION 2.20.    Illegality. If any Lender reasonably determines that any change in law has made it unlawful, or that any Governmental Authority has asserted after the Original Effective Date that it is unlawful, for any Lender or its applicable Lending Office to make or maintain any Eurocurrency Loans, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligations of such Lender to make or continue Eurocurrency Loans or to convert ABR Borrowings to Eurocurrency Borrowings shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall upon demand from such Lender (with a copy to the Administrative Agent), either convert all Eurocurrency Borrowings of such Lender to ABR Borrowings, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.
SECTION 2.21.    Incremental Extensions of Credit. Subject to the terms and conditions set forth herein, the Borrower may at any time and from time to time, request to add additional term loans (the “Incremental Term Loans”) or additional revolving credit commitments (the “Incremental Revolving Commitments,” and together with the Incremental Term Loans, the “Incremental Extensions of Credit”) in a minimum principal amount of $15.0 million for all Incremental Term Loans or all Incremental

Revolving Loans consummated on the same date; provided that (x) immediately prior to and after giving effect to any Incremental Facility Amendment, no Default has occurred or is continuing or shall result therefrom and (y) the Incremental Extensions of Credit shall rank pari passu in right of payment and right of security in respect of the Collateral with the then existing Facilities. In addition, (a) the Incremental Extensions of Credit shall be in an aggregate principal amount not exceeding $500 million (no more than $100.0 million of which may be Incremental Revolving Commitments) from and after the 2013 Amendment Effective Date plus an amount such that, after giving effect to the incurrence of such Incremental Extension of Credit (and assuming that any Incremental Revolving Commitments are fully drawn), the Consolidated Leverage Ratio does not exceed 3.50 to 1.00 on a Pro Forma Basis as of the most recent Test Period and as of the date of such Incremental Extension of Credit, (b) the Incremental Term Loans shall not have a final maturity date earlier than the Term C Loan Maturity Date, (c) the Incremental Revolving Commitments shall not have a final maturity date earlier than the Tranche 3 Revolving Facility Maturity Date, (d) the Incremental Term Loans shall not have a weighted average life that is shorter than that of the then-remaining weighted average life of the Term C Loans, (e) the Incremental Revolving Commitments shall not have a weighted average life that is shorter than that of the then-remaining weighted average life of the Tranche 3 Revolving Facility Commitments, (f) to the extent that the terms of any Incremental Term Loans (other than as specifically contemplated by immediately preceding clauses (b) and (d)) differ from the Term C Loans, such terms shall be reasonably acceptable to the Administrative Agent, (g) to the extent that the terms of any Incremental Revolving Commitments (other than as specifically contemplated by immediately preceding clauses (c) and (e)) differ from the Tranche 3 Revolving Facility Commitments, such terms shall be reasonably acceptable to the Administrative Agent and each Issuing Lender, (h) if the then yield (which shall be deemed to include all upfront or similar fees or original issue discount payable to all Lenders providing such Incremental Term Loan in the initial primary syndication thereof) (the “Effective Yield”) with respect to any such Incremental Term Loans exceeds the then applicable Effective Yield on the Term C Loans (which shall be deemed to include upfront or similar fees or original issue discount payable to all Term C Lenders in the initial primary syndication thereof) by more than 50 basis points, the Applicable Margin for the Term C Loans shall be automatically increased by the amount necessary so that the Effective Yield of such Incremental Term Loans is no more than 50 basis points higher than the Effective Yield for the Term C Loans and (i) all fees and expenses owing in respect of such Incremental Extensions of Credit to the Administrative Agent and the Lenders (including reasonable fees and expenses of counsel) shall have been paid. Any additional bank, financial institution, existing Lender or other Person that elects to extend commitments to provide Incremental Extensions of Credit shall be reasonably satisfactory to the Borrower and, in the case of Incremental Revolving Commitments, the Administrative Agent (any such bank, financial institution, existing Lender or other Person being called an “Additional Lender”) and shall become a Lender under this Agreement, pursuant to an amendment (an “Incremental Facility Amendment”) to this Agreement, giving effect to the modifications permitted by this Section 2.21, and, as appropriate, the other Loan Documents, executed by the Borrower, each existing Lender agreeing to provide a commitment in respect of the Incremental Extensions of Credit, if any, each Additional Lender, if any, and the Administrative Agent. Commitments in respect of Incremental Extensions of Credit shall become Commitments under this Agreement. An Incremental Facility Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be reasonably necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section. The effectiveness of any Incremental Facility Amendment shall be subject to the satisfaction on the date thereof (each, an “Incremental Facility Closing Date”) of each of the conditions set forth in Section 4.01 (it being understood that all references to “the date of such Borrowing” in Section 4.01 shall be deemed to refer to the Incremental Facility Closing Date). Except as set forth above, the proceeds of the Incremental Extensions of Credit shall be used for general corporate purposes including Permitted Business Acquisitions.
SECTION 2.22.    Extended Loans and Commitments.
(a)    The Borrower may at any time and from time to time request that all or any portion of the Loans and Commitments of any Class (an “Existing Class”) be converted to extend the final maturity date of such Loans and Commitments (any such Loans which have been so converted, “Extended Maturity Loans” and any such Commitments which have been so converted, “Extended Maturity Commitments”) and to provide for other terms consistent with this Section 2.22; provided that there may be no more than 5 different final maturity dates in the aggregate for all Classes of Loans and Commitments under this Agreement without the consent of the Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed). In order to establish any Extended Maturity Loans, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Term Loan Facility of Revolving Facility (an “Existing Facility”) (such request an “Extension Request”) setting forth the proposed terms of the Extended Maturity Loans and/or Extended Maturity Commitments, as applicable, to be established which shall be substantially identical to the Loans under the Existing Facility from which such Extended Maturity Loans and/or Extended Maturity Commitments, as applicable, are to be converted, except that:
(i)    all or any of the scheduled amortization payments of principal of the Extended Maturity Loans and/or Extended Maturity Commitments (including the maturity date) may be delayed to later dates than the scheduled amortization payments of principal of the Loans and/or Commitments (including the maturity date) of such Existing Class to the extent provided in the applicable Extension Amendment;
(ii)    the interest margins (including applicable margin) and fees (including prepayment premiums or fees) with respect to the Extended Maturity Loans and/or Extended Maturity Commitments may be different than the interest margins and fees for the Loans and/or Commitments of such Existing Class, in each case, to the extent provided in the applicable Extension Amendment; and
(iii)    the Extension Amendment may provide for amendments to the covenants that apply solely to such Extended Maturity Loans and/or Extended Maturity Commitments; provided that such amended covenants may be no more restrictive than the covenants applicable to the then outstanding Term Loans under this Agreement after giving effect to the Extension Amendment.
Any Extended Maturity Loans and/or Extended Maturity Commitments converted pursuant to any Extension Request shall be designated a Class of Extended Maturity Loans and/or Extended Maturity Commitments for all purposes of this Agreement; provided that any Extended Maturity Loans and/or Extended Maturity Commitments converted from an Existing Class may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Class with respect to such Existing Class.
(b)    The Borrower shall provide the applicable Extension Request at least five (5) Business Days prior to the date on which Lenders under the Existing Class are requested to respond. No Lender shall have any obligation to agree to have any of its Loans and/or Commitments of any Existing Facility converted into Extended Maturity Loans and/or Extended Maturity Commitments pursuant to any Extension Request. Any Lender (an “Extending Lender”) wishing to have all or any portion of its Loans and/or Commitments under such Existing Class subject to such Extension Request converted into

Extended Maturity Loans and/or Extended Maturity Commitments, as applicable, shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Loans and/or Commitments under the Existing Facility which it has elected to request be converted into Extended Maturity Loans and/or Extended Maturity Commitments (subject to any minimum denomination requirements reasonably imposed by the Administrative Agent); provided that for any Extension Request, the Borrower may establish a maximum amount for such Extended Maturity Loans and/or Extended Maturity Commitments (an “Extension Maximum Amount”). In the event that the aggregate amount of Loans and/or Commitments under the Existing Class subject to Extension Elections exceeds the Extension Maximum Amount, then each Lender’s amount of consented Loans and/or Commitments subject to an Extension Election shall be reduced on a pro rata basis such that the total amount of Extended Maturity Loans and/or Extended Maturity Commitments shall be the Extension Maximum Amount.
(c)    Extended Maturity Loans and/or Extended Maturity Commitments shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement among the Borrower, the Administrative Agent and each Extending Lender thereunder, which shall be consistent with the provisions set forth in paragraphs (a) and (b) above (but which shall not require the consent of any other Lender other than the Extending Lenders (including any changes contemplated by Section 9.08(d))), and which shall, in the case of Extended Maturity Commitments for Revolving Loans, make appropriate modifications to this Agreement (including without limitation to the definitions of “Revolving Availability Period,” “Revolving Facility Commitment,” “Revolving Facility Credit Exposure” and “Revolving Facility Percentage,” and to Sections 2.04 and 2.05) to provide for issuance of Letters of Credit and the extension of Swingline Loans based on such Extended Maturity Commitments. Only Extending Lenders will have their Loans and/or Commitments converted into Extended Maturity Loans and/or Extended Maturity Commitments and only Extending Lenders will be entitled to any increase in pricing or fees in connection with the Extension Amendment. Each Extension Amendment shall be binding on the Lenders, the Loan Parties and the other parties hereto. In connection with any Extension Amendment, the Loan Parties and the Administrative Agent shall enter into such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent (which shall not require any consent from any Lender) in order to ensure that the Extended Maturity Loans and/or Extended Maturity Commitments are provided with the benefit of the applicable Collateral Documents on a pari passu basis with the other Obligations and shall deliver such other documents, certificates and opinions of counsel in connection therewith as may be reasonably requested by the Administrative Agent.
(d)    [Reserved];
(e)    For the avoidance of doubt, this Section 2.22 supercedes any provision in Section 2.18 to the contrary.
SECTION 2.23.    Refinancing Term Loans.
(a)    The Borrower may by written notice to the Administrative Agent elect to request the establishment of one or more additional tranches of term loan commitments under this Agreement (the “Refinancing Term Loan Commitments” and any loans made thereunder, the “Refinancing Term Loans”), to repay any Term Loan. Each such notice shall specify the date (each, a “Refinancing Effective Date”) on which the Borrower proposes that the Refinancing Term Loans shall be made, which shall be a date not less than five Business Days after the date on which such notice is delivered to the Administrative Agent; provided that:

(i)    before and after giving effect to the borrowing of such Refinancing Term Loans on the Refinancing Effective Date, no Event of Default or Default shall have occurred and be continuing;
(ii)    no Lender under this Agreement shall be obligated to provide any portion of such Refinancing Term Loan Commitments;
(iii)    all fees and expenses owing to the Agent and the Lenders with respect to such Refinancing Term Loan Commitments shall have been paid;
(iv)    (x) the average life to maturity of all Refinancing Term Loans under such Refinancing Term Loan Commitments shall not be shorter than the then-remaining average life to maturity of all Classes of Term Loans being refinanced and (y) the applicable maturity date of all such Refinancing Term Loans under such Refinancing Term Loan Commitments shall be no shorter than the latest applicable maturity date of all of the Term Loans being refinanced; and
(v)    the applicable Refinancing Term Loan Amendment may provide for amendments to the covenants that apply solely to such Refinancing Term Loans under such Refinancing Term Loan Commitments; provided that such amended covenants may be no more restrictive than the covenants applicable to the then outstanding Term Loans under this Agreement after giving effect to the Refinancing Term Loan Amendment.
(b)    The Borrower may approach any Lender or any other Person that would be a permitted assignee pursuant to Section 9.04 to provide all or a portion of the Refinancing Term Loans (a “Refinancing Term Lender”); provided that any Lender offered or approached to provide all or a portion of the Refinancing Term Loans may elect or decline, in its sole discretion, to provide a Refinancing Term Loan. Any Refinancing Term Loans made on any Refinancing Effective Date shall be designated a Class of Refinancing Term Loans for all purposes of this Agreement; provided that any Refinancing Term Loans may, to the extent provided in the applicable Refinancing Term Loan Amendment, be designated as an increase in any previously established Class of Refinancing Term Loans made to the same Borrower.
(c)    The Refinancing Term Loans shall be established pursuant to an amendment to this Agreement among the Borrower, the Administrative Agent and the Refinancing Term Lenders providing such Refinancing Term Loans (a “Refinancing Term Loan Amendment”) which shall be consistent with the provisions set forth in paragraph (a) above (but which shall not require the consent of any other Lender (including any changes contemplated by Section 9.08(d))). Each Refinancing Term Loan Amendment shall be binding on the Lenders, the Loan Parties and the other parties hereto. In connection with any Refinancing Term Loan Amendment, the Loan Parties and the Administrative Agent shall enter into such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent (which shall not require any consent from any Lender) in order to ensure that the Refinancing Term Loans under the Refinancing Term Loan Commitments are provided with the benefit of the applicable Collateral Documents on a pari passu basis with the other Obligations and shall deliver such other documents, certificates and opinions of counsel in connection therewith as may be reasonably requested by the Administrative Agent.
(d)    For the avoidance of doubt, this Section 2.23 supercedes any provision in Section 2.18 to the contrary.
SECTION 2.24.    Defaulting Lenders

(a)    Cash Collateral Call. If any Lender becomes, and during the period it remains, a Defaulting Lender or a Potential Defaulting Lender, if any Letter of Credit or Swingline Loan is at the time outstanding, the Issuing Bank and the Swingline Lender, as the case may be, may (except, in the case of a Defaulting Lender, to the extent the Commitments have been fully reallocated pursuant to Section 2.24(b), by notice to the Borrower and such Defaulting Lender or Potential Defaulting Lender through the Administrative Agent, require the Borrower to Cash Collateralize the obligations of the Borrower to the Issuing Bank and the Swingline Lender in respect of such Letter of Credit or Swingline Loan in amount at least equal to 103% of the aggregate amount of the unreallocated obligations (contingent or otherwise) of such Defaulting Lender or such Potential Defaulting Lender to be applied pro rata in respect thereof, or to make other arrangements satisfactory to the Administrative Agent, and to the Issuing Bank and the Swingline Lender, as the case may be, in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender or Potential Defaulting Lender.
(b)    Reallocation of Defaulting Lender Commitment, Etc. If a Lender becomes, and during the period it remains, a Defaulting Lender, the following provisions shall apply with respect to any outstanding L/C Exposure and any outstanding Swingline Exposure of such Defaulting Lender:
(i)    the Revolving L/C Exposure and the Swingline Exposure of such Defaulting Lender will, subject to the limitation in the first proviso below, automatically be reallocated (effective on the day such Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders pro rata in accordance with their respective Commitments; provided that (a) the sum of each Non-Defaulting Lender’s total Revolving Facility Credit Exposure, total Swingline Exposure and total Revolving L/C Exposure may not in any event exceed the Commitment of such Non-Defaulting Lender as in effect at the time of such reallocation and (b) neither such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto will constitute a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender;
(ii)    to the extent that any portion (the “unreallocated portion”) of the Defaulting Lender’s Revolving L/C Exposure and Swingline Exposure cannot be so reallocated, whether by reason of the first proviso in clause (i) above or otherwise, the Borrower will, not later than one Business Day after demand by the Administrative Agent (at the direction of the Issuing Bank and/or the Swingline Lender, as the case may be), (a) Cash Collateralize the obligations of the Borrower to the Issuing Bank and the Swingline Lender in respect of such Revolving L/C Exposure or Swingline Exposure, as the case may be, in an amount at least equal to the aggregate amount of the unreallocated portion of such Revolving L/C Exposure or Swingline Exposure, or (b) in the case of such Swingline Exposure, prepay (subject to clause (iii) below) and/or Cash Collateralize in full the unreallocated portion thereof, or (c) make other arrangements satisfactory to the Administrative Agent, and to the Issuing Bank and the Swingline Lender, as the case may be, in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender; and
(iii)    any amount paid by the Borrower or otherwise received by the Administrative Agent for the account of a Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity payments or other amounts) will not be paid or distributed to such Defaulting Lender, but will instead be retained by the Administrative Agent in a segregated account until (subject to Section 2.24(f)) the termination of the Commitments and payment in full of all obligations of the Borrower hereunder and will be applied by the Administrative Agent, to the fullest extent permitted by law, to the making of payments from time to time in the following order of priority: first to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent under this Agreement, second to the payment of any amounts owing by such Defaulting Lender to the Issuing Bank or the Swingline Lender (pro rata as to the respective amounts owing to each of them) under this Agreement, third to the payment of post-default interest and then current interest due and payable to the Lenders hereunder other than Defaulting Lenders, ratably among them in accordance with the amounts of such interest then due and payable to them, fourth to the payment of fees then due and payable to the Non-Defaulting Lenders hereunder, ratably among them in accordance with the amounts of such fees then due and payable to them, fifth to pay principal and unreimbursed L/C Disbursements then due and payable to the Non-Defaulting Lenders hereunder ratably in accordance with the amounts thereof then due and payable to them, sixth to the ratable payment of other amounts then due and payable to the Non-Defaulting Lenders, and seventh after the termination of the Commitments and payment in full of all obligations of the Borrower hereunder, to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct.
(c)    Right to Give Drawdown Notices. In furtherance of the foregoing, if any Lender becomes, and during the period it remains, a Defaulting Lender or a Potential Defaulting Lender, each of the Issuing Bank and the Swingline Lender is hereby authorized by the Borrower (which authorization is irrevocable and coupled with an interest) to give, in its discretion, through the Administrative Agent, a Borrowing Request for a Revolving Facility Loan pursuant to Section 2.03 in such amounts and in such times as may be required to (i) reimburse an outstanding L/C Disbursement, (ii) repay an outstanding Swingline Loan, and/or (iii) Cash Collateralize the obligations of the Borrower in respect of outstanding Letters of Credit or Swingline Loans in an amount at least equal to the aggregate amount of the obligations (contingent or otherwise) of such Defaulting Lender or Potential Defaulting Lender in respect of such Letter of Credit or Swingline Loan.
(d)    Fees. Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to any fees accruing during such period pursuant to Section 2.12(a) and Section 2.12(b) (without prejudice to the rights of the Non-Defaulting Lenders in respect of such fees), provided that (a) to the extent that all or a portion of the Revolving L/C Exposure or the Swingline Exposure of such Defaulting Lender is reallocated to the Non-Defaulting Lenders pursuant to Section 2.23 (b), such fees that would have accrued for the benefit of such Defaulting Lender will instead accrue for the benefit of and be payable to such Non-Defaulting Lenders, pro rata in accordance with their respective Commitments, and (b) to the extent that all or any portion of such Revolving L/C Exposure or Swingline Exposure cannot be so reallocated, such fees will instead accrue for the benefit of and be payable to the Issuing Bank and the Swingline Lender, as applicable (and the pro rata payment provisions of Section 2.18 will automatically be deemed adjusted to reflect the provisions of this Section).
(e)    Termination of Defaulting Lender Commitment. The Borrower may terminate the unused amount of the Commitment of a Defaulting Lender upon not less than one Business Day’s prior notice to the Administrative Agent (which will promptly notify the Lenders thereof), and in such event the provisions of Section 2.24(b)(iii) will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts), provided that such termination will not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender or

any Lender may have against such Defaulting Lender.
(f)    Cure. If the Borrower, the Administrative Agent, the Issuing Bank and the Swingline Lender agree in writing in their discretion that a Lender is no longer a Defaulting Lender or a Potential Defaulting Lender, as the case may be, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any amounts then held in the segregated account referred to in Section 2.24(b)), such Lender will, to the extent applicable, purchase at par such portion of outstanding Loans of the other Lenders and/or make such other adjustments as the Administrative Agent may determine to be necessary to cause the Revolving Facility Credit Exposure, Revolving L/C Exposure and Swingline Exposure of the Lenders to be on a pro rata basis in accordance with their respective Commitments, whereupon such Lender will cease to be a Defaulting Lender or Potential Defaulting Lender and will be a Non-Defaulting Lender (and such Exposure of each Lender will automatically be adjusted on a prospective basis to reflect the foregoing); provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender or Potential Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender or Potential Defaulting Lender.
ARTICLE III

REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants to each of the Lenders that:
SECTION 3.01.    Organization; Powers. Except as set forth on Schedule 3.01, the Borrower and each of the Subsidiaries (a) is a limited partnership, limited liability company or corporation duly organized, validly existing and in good standing (or, if applicable in a foreign jurisdiction, enjoys the equivalent status under the laws of any jurisdiction of organization outside the United States) under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified to do business in each jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, property, operations or condition of the Borrower and the Subsidiaries, taken as a whole, or the validity or enforceability of any of the Loan Documents or the rights and remedies of the Administrative Agent and the Lenders thereunder and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Borrower, to borrow and otherwise obtain credit hereunder.
SECTION 3.02.    Authorization. The execution, delivery and performance by the Borrower and each Subsidiary Loan Party of each of the Loan Documents to which it is a party, and the borrowings hereunder and the transactions forming a part of the Transactions (a) have been duly authorized by all corporate, stockholder, limited partnership or limited liability company action required to be obtained by the Borrower and such Subsidiary Loan Parties and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws of the Borrower or such Subsidiary Loan Party, (B) any applicable order of any court or any rule, regulation or order of any Governmental Authority or (C) any provision of any indenture, certificate of designation for preferred stock, agreement or other instrument to which the Borrower or such Subsidiary Loan Party is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a material benefit under any such indenture, certificate of designation for preferred stock, agreement or other instrument, where any such conflict, violation, breach or default referred to in clause (i) or (ii) of this Section 3.02, could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, property, operations or condition of the Borrower and the Subsidiaries, taken as a whole, or the validity or enforceability of any of the Loan Documents or the rights and remedies of the Administrative Agent and the Lenders thereunder, or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Borrower or such Subsidiary Loan Party, other than the Liens created by the Loan Documents and Liens permitted by Section 6.02.
SECTION 3.03.    Enforceability. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document when executed and delivered by each Loan Party that is party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against each such Loan Party in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.
SECTION 3.04.    Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions, except for (a) the filing of Uniform Commercial Code financing statements, (b) filings with the United States Copyright Office and United States Patent and Trademark Office, (c) recordation of the Mortgages, (d) such as have been made or obtained and are in full force and effect, (e) such actions, consents and approvals the failure to be obtained or made which could not reasonably be expected to have, individually or in the aggregate a material adverse effect on the business, property, operations or condition of the Borrower and the Subsidiaries, taken as a whole, or the validity or enforceability of any of the Loan Documents or the rights and remedies of the Administrative Agent and the Lenders thereunder, and (f) filings or other actions listed on Schedule 3.04.
SECTION 3.05.    Financial Statements.
(c)    The audited consolidated balance sheet of the Borrower as at September 30, 2012, and the audited consolidated statements of income and cash flows for such fiscal year, copies of which have heretofore been furnished to each Lender, present fairly the consolidated financial position of the Borrower, as of such date and the consolidated results of operations and cash flows of the Borrower for the year then ended.
(d)    [Reserved]
(e)    The unaudited interim consolidated balance sheets and related statements of income and cash flows of the Borrower and its subsidiaries for each fiscal quarter of the Borrower ended at least 45 days prior to the 2013 Amendment Effective Date and subsequent to September 30, 2012 (and, in each case, for the comparable quarter in the previous fiscal year), present fairly the consolidated financial condition of the Borrower (subject to normal year-end audit adjustments) as of the date of such financial statements. All such financial statements have been prepared in accordance with GAAP applied consistently throughout the periods involved (subject to (i) normal year-end adjustments and (ii) the absence of notes). Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, none of the Borrower or any Subsidiary has any material Guarantees, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements delivered pursuant to Section 5.04. During the period from September 30, 2012 to and including the 2013 Amendment Effective Date, there has been no disposition by the Borrower or any of its subsidiaries of any material part of its business or property.
SECTION 3.06.    No Material Adverse Change or Material Adverse Effect. Since September 30, 2012, there has been no event, circumstance or condition that has or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
SECTION 3.07.    Title to Properties; Possession Under Leases.
(f)    The Borrower and each Subsidiary has good and insurable fee simple title to, or valid leasehold interests in, or easements or other limited property interests in, all its real properties (including all Mortgaged Properties) and has good and marketable title to its personal property and assets, in each case, except for defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and except where the failure to have such title could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such properties and assets are free and clear of Liens, other than Liens expressly permitted by Section 6.02.
(g)    The Borrower and each Subsidiary has complied with all obligations under all leases to which it is a party, except where the failure to comply would not have Material Adverse Effect, and all such leases are in full force and effect, except leases in respect of which the failure to be in full force and effect could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Borrower and each Subsidiary enjoys peaceful and undisturbed possession under all such leases, other than leases in respect of which the failure to enjoy peaceful and undisturbed possession could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(h)    As of the Original Effective Date, none of the Borrower or any Subsidiary has received any notice of any pending or contemplated condemnation proceeding affecting any of the Mortgaged Properties or any sale or disposition thereof in lieu of condemnation that remains unresolved.
(i)    None of the Borrower or any Subsidiary is obligated on the Original Effective Date under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Mortgaged Property or any interest therein, except as permitted under Section 6.02 or 6.05.
SECTION 3.08.    Subsidiaries.
(f)    Schedule 3.08(a) sets forth as of the 2007 Amendment Effective Date the name and jurisdiction of incorporation, formation or organization of each subsidiary of the Borrower and, as to each such subsidiary, the percentage of each class of Equity Interests owned by the Borrower or by any such subsidiary.
(g)    As of the 2007 Amendment Effective Date, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Equity Interests of any Subsidiary.
SECTION 3.09.    Litigation; Compliance with Laws.
(e)    Except as set forth on Schedule 3.09, there are no actions, suits, investigations or proceedings at law or in equity or by or on behalf of any Governmental Authority or in arbitration now pending, or, to the knowledge of the Borrower, threatened in writing against or affecting the Borrower or any Subsidiary or any business, property or rights of any such Person (i) that involve any Loan Document or the Transactions or (ii) would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(f)    None of the Borrower or any Subsidiary or any of their respective properties or assets is in violation of (nor will the continued operation of their material properties and assets as currently conducted violate) any law, rule or regulation (including any zoning, building, ordinance, code or approval or any building permit, but excluding any Environmental Laws, which are subject to Section 3.16) or any restriction of record or agreement affecting any Mortgaged Property, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
SECTION 3.10.    Federal Reserve Regulations.
(e)    None of the Borrower and/or any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.
(f)    No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose, or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or Regulation X.
SECTION 3.11.    Investment Company Act. None of the Borrower or any Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.
SECTION 3.12.    Use of Proceeds. The Borrower will use the proceeds of the Revolving Facility Loans and Swingline Loans, and may request the issuance of Letters of Credit, for general corporate purposes.
SECTION 3.13.    Tax Returns.
(c)    The Borrower and each Subsidiary has filed or caused to be filed all federal, state, local and non-U.S. Tax returns required to have been filed by it on or before the date hereof that are material to such companies, taken as a whole, and each such Tax return is true and correct in all material respects;

(d)    The Borrower and each Subsidiary has timely paid or caused to be timely paid all Taxes and assessments due and payable by it whether or not shown on the returns referred to in clause (a) and has made adequate provision (in accordance with GAAP) for the payment of all Taxes not yet due and payable with respect to all periods or portions thereof ending on or before the 2013 Amendment Effective Date (except Taxes or assessments that are being contested in good faith by appropriate proceedings in accordance with Section 5.03 and for which the Borrower or such Subsidiary (as the case may be) has set aside on its books adequate reserves in accordance with GAAP), which Taxes, if not paid, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and
(e)    Other than as could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect as of the 2013 Amendment Effective Date, with respect to the Borrower and each Subsidiary, there are no claims being asserted in writing with respect to any Taxes.
(f)    None of the Borrower or its Subsidiaries has been a party to any understanding or arrangement constituting a “tax shelter” within the meaning of Section 6662(d)(2)(C)(ii) of the Code or within the meaning of Section 6111(c) or Section 6111(d) of the Code as in effect immediately prior to the enactment of the American Jobs Creation Act of 2004 with respect to a taxable year for which the statute of limitations is not closed, or has “participated” in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4 that has not been properly disclosed pursuant to such regulation, except as could not reasonably be expected to, individually or in the aggregate, have in a Material Adverse Effect.
SECTION 3.14.    No Material Misstatements.
(e)    All written information (other than the Projections, estimates and information of a general economic nature) (the “Information”) concerning the Borrower, the Subsidiaries, the Transactions and any other transactions contemplated hereby prepared by or on behalf of the foregoing or their representatives and made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby, when taken as a whole, was true and correct in all material respects as of the date such Information was furnished to the Lenders and as of the 2013 Amendment Effective Date and did not contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made.
(f)    The Projections and estimates and information of a general economic nature prepared by or on behalf of the Borrower or any of their representatives and that have been made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby prepared by or on behalf of the foregoing or their representative (i) have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable as of the date thereof (it being understood that actual results may vary materially from the Projections), as of the date such Projections and estimates were furnished to the Lenders and as of the 2013 Amendment Effective Date, and (ii) as of the 2013 Amendment Effective Date, have not been modified in any material respect by the Borrower.
SECTION 3.15.    Employee Benefit Plans.
(a)    Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) the Borrower and each Subsidiary is in compliance with the applicable provisions of ERISA and the provisions of the Code relating to Plans and the regulations and published interpretations thereunder; (ii) no Reportable Event has occurred during the past five years as to which the Borrower or any Subsidiary or any ERISA Affiliate was required to file a report with the PBGC, other than reports that have been filed; (iii) no ERISA Event has occurred or is reasonably expected to occur; and (iv) none of the Borrower, any Subsidiary or any ERISA Affiliate has received any written notification that any Multiemployer Plan is in reorganization or has been terminated within the meaning of Title IV of ERISA, or has knowledge that any Multiemployer Plan is reasonably expected to be in reorganization or to be terminated.
(b)    Except where noncompliance would not reasonably be expected to result in a Material Adverse Effect, each Foreign Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, and neither the Borrower nor any Subsidiary have incurred any material obligation in connection with the termination of or withdrawal from any Foreign Plan. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the present value of the accrued benefit liabilities (whether or not vested) under each Foreign Plan which is required to be funded, determined as of the end of the most recently ended fiscal year of the Borrower or Subsidiary (based on the actuarial assumptions used for purposes of the applicable jurisdiction’s financial reporting requirements), did not exceed the current value of the assets of such Foreign Plan, and for each Foreign Plan which is not required to be funded, the obligations of such Foreign Plan are properly accrued.
SECTION 3.16.    Environmental Matters. Except as to matters that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) no written notice, request for information, claim, demand, order or complaint has been received by the Borrower or any Subsidiary, and there are no judicial, administrative or other actions, suits or proceedings pending or, to the Borrower’s knowledge, threatened which allege a violation of or liability under any Environmental Laws, in each case relating to the Borrower or any Subsidiary, (ii) the Borrower and each Subsidiary has all authorizations and permits necessary for its operations to comply with all applicable Environmental Laws and is, and during the term of all applicable statutes of limitation, has been, in compliance with the terms of such permits and with all other applicable Environmental Laws, (iii) no Hazardous Material is located at, in, or under any property currently or, the Borrower’s knowledge, formerly owned, operated or leased by the Borrower or any Subsidiary that could reasonably be expected to give rise to any liability or obligation of the Borrower or any Subsidiary under any Environmental Laws, and no Hazardous Material has been generated, owned or controlled or has been transported to or released at any location by the Borrower or any Subsidiary in a manner that would reasonably be expected to give rise to any liability or obligation of the Borrower or any Subsidiary under any Environmental Laws, and (iv) there are no acquisition agreements in which the Borrower or any Subsidiary has expressly assumed or undertaken responsibility for any known or reasonably likely liability or obligation of any other Person arising under or relating to Environmental Laws which, in any such case, has not been made available to the Administrative Agent prior to the Original Effective Date.
SECTION 3.17.    Security Documents.
(f)    The Collateral Agreement is effective to create in favor of the Administrative Agent (for the benefit of the Secured Parties) a legal, valid and enforceable Lien on the Collateral described therein and proceeds thereof. In the case of the Pledged Collateral described in the Collateral Agreement, when certificates or promissory notes, as applicable, representing such Pledged Collateral are delivered to the Administrative Agent, and in the case of the other Collateral described in the Collateral Agreement (other than the Intellectual Property (as defined in the Collateral Agreement)), when financing statements and other filings attached as Schedule 6 to the Perfection Certificate are filed in the offices specified on Schedule 7 of the Perfection Certificate, the Administrative Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and, subject to Section 9-315 of the New York Uniform Commercial Code, the proceeds thereof, as security for the Obligations to the extent perfection can be obtained by filing Uniform Commercial Code financing statements, or possession, in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Collateral, Liens expressly permitted by Section 6.02).
(g)    When the Collateral Agreement or an intellectual property security agreement executed in accordance therewith is properly filed in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, and, with respect to Collateral in which a security interest cannot be perfected by such filings, upon the proper filing of the financing statements referred to in paragraph (a) above, the Administrative Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties thereunder in the Intellectual Property, in each case prior and superior in right to any other Person (it being understood that subsequent recordings in the United States Copyright Office may be necessary to perfect a lien on registered copyrights acquired by the grantors after the Original Effective Date).
(h)    Each Foreign Pledge Agreement, if any, shall be effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on the Collateral described therein and proceeds thereof. In the case of the Pledged Collateral described in a Foreign Pledge Agreement, when certificates representing such Pledged Collateral are delivered to the Administrative Agent and/or any other requirements described in such Foreign Pledge Agreement have been complied with, the Administrative Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other Person.
(i)    The Mortgages executed and delivered on the Original Effective Date are, and the Mortgages executed and delivered after the Original Effective Date pursuant to Section 5.10 shall be, effective to create in favor of the Administrative Agent (for the benefit of the Secured Parties) a legal, valid and enforceable Lien on all of the Loan Parties’ right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, and when such Mortgages are filed or recorded in the proper real estate filing or recording offices, the Administrative Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Mortgaged Property and, to the extent applicable, subject to Section 9-315 of the Uniform Commercial Code, the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to the rights of a Person pursuant to Liens expressly permitted by Section 6.02.
SECTION 3.18.    Location of Real Property and Leased Premises.
(d)    Schedule 8 to the Perfection Certificate lists completely and correctly, as of the 2007 Amendment Effective Date, all material real property owned by the Borrower and the Subsidiary Loan Parties and the addresses thereof. As of the 2007 Amendment Effective Date, the Borrower and the Subsidiary Loan Parties own in fee all the real property set forth as being owned by them on such Schedules.
(e)    The Borrower and the Subsidiary Loan Parties have valid leases in all material real property leased by the Borrower and the Subsidiary Loan Parties.
SECTION 3.19.    Solvency.
(a)    Immediately after giving effect to the Transactions on the 2013 Amendment Effective Date, (i) the fair value of the assets of the Borrower (individually) and the Borrower and the Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Borrower (individually) and the Borrower and the Subsidiaries on a consolidated basis; (ii) the present fair saleable value of the property of the Borrower (individually) and the Borrower and the Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower (individually) and the Borrower and the Subsidiaries on a consolidated basis, respectively, on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Borrower (individually) and the Borrower and the Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Borrower (individually) and the Borrower and the Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the 2013 Amendment Effective Date.
(b)    The Borrower does not intend to, and does not believe that it or any of its subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it or any such subsidiary and the timing and amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such subsidiary.
SECTION 3.20.    Labor Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes pending or threatened against the Borrower or any Subsidiary; (b) the hours worked and payments made to employees of the Borrower and each Subsidiary have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters; and (c) all payments due from the Borrower and each Subsidiary or for which any claim may be made against the Borrower or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Borrower or such Subsidiary to the extent required by GAAP. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect or the consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any material collective bargaining agreement to which the Borrower or any Subsidiary (or any predecessor of the Borrower or any Subsidiary) is a party or by which the Borrower or any Subsidiary (or any predecessor of the Borrower or any Subsidiary) is bound.
SECTION 3.21.    Insurance. Schedule 3.21 sets forth a true, complete and correct description of all material insurance maintained by or on behalf of the Borrower or any Subsidiary as of the 2007 Amendment Effective Date. As of such date, such insurance is in full force and effect. The Borrower believes that the insurance maintained by or on behalf of the Borrower and the Subsidiaries is adequate.
SECTION 3.22.    Anti-Terrorism Law.
(e)    No Loan Party and, to the knowledge of the Loan Parties, none of its Affiliates is in violation of any Requirement of Law relating to terrorism or money laundering (“Anti-Terrorism

Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.
(f)    To the knowledge of the Loan Parties, no Loan Party and no Affiliate or broker or other agent of any Loan Party acting or benefiting in any capacity in connection with the Loans is any of the following:
(i)    a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;
(ii)    a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;
(iii)    a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;
(iv)    a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or
(v)    a Person that is named as a “specially designated national and blocked Person ” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.
(g)    To the knowledge of the Loan Parties, no Loan Party, no Subsidiary of the Borrower and no broker or other agent of any Loan Party acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in paragraph (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.
SECTION 3.23.    [Reserved].
SECTION 3.24.    Intellectual Property.
(a)    Each Loan Party owns, or is licensed to use, all patents, patent applications, trademarks, trade names, service marks, copyrights, technology, trade secrets, proprietary information, domain names, know-how and processes necessary for the conduct of its business as currently conducted (the “Intellectual Property”), except for those the failure to own or license which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect and except that the Loan Parties may dispose of United States Patents Nos. 6,480,304, 6,496,206, 6,009,442 and 6,262,732. Except as set forth in Schedule 3.24(a), to each Loan Party’s knowledge as of the 2007 Amendment Effective Date, no claim has been asserted and is pending by any Person challenging the use of any such Intellectual Property by such Loan Party or the validity or effectiveness of any such Intellectual Property owned by such Loan Party, nor does any Loan Party know of any valid basis for such claim. To each Loan Party’s knowledge, the use of such Intellectual Property by such Loan Party does not infringe the intellectual property rights of any Person, except for such claims and infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
(b)    Set forth on Schedule 3.24(b) as of the 2007 Amendment Effective Date are all issued patents, trademark registrations, copyright registrations, and all applications for any of the foregoing in the United States owned by the Loan Parties. Except pursuant to licenses and other user agreements entered into by each Loan Party in the ordinary course of business, on and as of the 2007 Amendment Effective Date (i) to the knowledge of each Loan Party, each Loan Party owns and possesses the right to use, and has done nothing to authorize or enable any other Person to use, any copyright, patent or trademark (as such terms are defined in the Collateral Agreement) listed on Schedule 3.24(b) and (ii) to the knowledge of the Loan Party, all registrations listed on Schedule 3.24(b) are valid and in full force and effect.
(c)    To each Loan Party’s knowledge, on and as of the 2007 Amendment Effective Date, there is no material infringement by others of any right of such Loan Party with respect to any copyright, patent or trademark owned by any of the Loan Parties and listed on Schedule 3.24(b), pledged by it under the name of such Loan Party except as may be set forth on Schedule 3.25(c).
SECTION 3.25.    Agreements. No Loan Party is a party to any agreement or instrument or subject to any corporate or other constitutional restriction that has resulted or could reasonably be expected to result in a Material Adverse Effect. No Loan Party is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other agreement or instrument to which it is a party or by which it or any of its property is or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect, and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default. Schedule 3.25 accurately and completely lists all material agreements to which any Loan Party is a party which are in effect on the 2007 Amendment Effective Date in connection with the operation of the business conducted thereby and Borrower has delivered to the Administrative Agent complete and correct copies of all such material agreements, including any amendments, supplements or modifications with respect thereto, and all such agreements are in full force and effect.
ARTICLE IV

CONDITIONS OF LENDING
The obligations of (a) the Lenders (including the Swingline Lender) to make Loans and (b) any Issuing Bank to issue Letters of Credit or increase the stated amounts of Letters of Credit hereunder (each, a “Credit Event”) are subject to the satisfaction of the following conditions:
SECTION 4.01.    All Credit Events. On the date of each Borrowing and on the date of each issuance, amendment, extension or renewal of a Letter of Credit:
(b)    The Administrative Agent shall have received, in the case of a Borrowing, a Borrowing Request as required by Section 2.03 (or a Borrowing Request shall have been deemed given in accordance with the last paragraph of Section 2.03) or, in the case of the issuance of a Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance of such Letter of Credit as required by Section 2.05(b).
(c)    The representations and warranties set forth in Article III shall be true and correct in all material respects as of such date (other than an amendment, extension or renewal of a Letter of Credit without any increase in the stated amount of such Letter of Credit), as applicable, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date).
(d)    At the time of and immediately after such Borrowing or issuance, amendment, extension or renewal of a Letter of Credit (other than an amendment, extension or renewal of a Letter of Credit without any increase in the stated amount of such Letter of Credit), as applicable, no Event of Default or Default shall have occurred and be continuing.
(e)    Solely in the case of Tranche 3 Revolving Facility Commitments, the Consolidated Senior Secured Leverage Ratio shall not exceed 3.50 to 1.00 on a Pro Forma Basis after giving effect to such Borrowing, issuance, amendment or extension.
Each Borrowing and each issuance, amendment, extension or renewal of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date of such Borrowing, issuance, amendment, extension or renewal, as applicable, as to the matters specified in paragraphs (b), (c) and, if applicable, (d) of this Section 4.01.
SECTION 4.02.    2013 Amendment Effective Date Credit Event. On the 2013 Amendment Effective Date:
(d)    The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.
(e)    All conditions precedent in Section 3 of the 2013 Amendment Agreement shall have been satisfied.
ARTICLE V

AFFIRMATIVE COVENANTS
The Borrower covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, the Borrower will cause each of the Subsidiaries to:
SECTION 5.01.    Existence; Businesses and Properties.
(f)    Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except, in the case of a Subsidiary, (i) where the failure to do so would not reasonably be expected to have a material adverse effect on the business, property, operations or condition of the Borrower and the Subsidiaries, taken as a whole, or the validity or enforceability of any of the Loan Documents or the rights and remedies of the Administrative Agent and the Lenders thereunder, (ii) as otherwise expressly permitted under Section 6.05, or (iii) the liquidation or dissolution of Subsidiaries if the assets of such Subsidiaries to the extent they exceed estimated liabilities are acquired by the Borrower or a Wholly Owned Subsidiary of the Borrower in such liquidation or dissolution; provided that Subsidiary Loan Parties may not be merged into Subsidiaries that are not Loan Parties and Domestic Subsidiaries may not be merged into Foreign Subsidiaries.
(g)    Except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to use commercially reasonable efforts to (i) lawfully obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect thereto necessary to the normal conduct of its business, and (ii) at all times maintain and preserve all property necessary to the normal conduct of its business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times (in each case except as expressly permitted by the Loan Documents).
SECTION 5.02.    Insurance.
(n)    Maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations and cause the Administrative Agent to be listed as a co-loss payee on property and casualty policies and as an additional insured on liability policies.
(o)    If at any time the area in which the Premises (as defined in the Mortgages) are located is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such total amount as the Administrative Agent may from time to time reasonably require, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time.
(p)    All such insurance shall provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 30 days after receipt by the Administrative Agent of written notice thereof.
(q)    Deliver to the Administrative Agent and the Lenders a report of a reputable insurance broker with respect to such insurance and such supplemental reports with respect thereto as the Administrative Agent may from time to time reasonably request.
(r)    No Loan Party that is an owner of Mortgaged Property shall take any action that is reasonably likely to be the basis for termination, revocation or denial of any insurance coverage required to be maintained under such Loan Party’s respective Mortgage or that could be the basis for a defense to any claim under any insurance policy maintained in respect of the premises.
SECTION 5.03.    Taxes. Pay and discharge promptly when due all material Taxes imposed upon it or upon its income or profits or in respect of its property before the same shall become delinquent or in default, as well as all lawful claims which, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such Tax or claim so long as such Tax or claim is being contested in good faith by appropriate proceedings, and the Borrower or the affected Subsidiary, as the case may be, shall have set aside on its books reserves in accordance with GAAP with respect thereto.
SECTION 5.04.    Financial Statements, Reports, etc. Furnish to the Administrative Agent (which will promptly furnish such information to the Lenders):
(f)    within 90 days after the end of each fiscal year of the Borrower (or such earlier date on which the Borrower is required to file a Form 10‑K under the Exchange Act), a consolidated balance sheet and related statements of operations, cash flows and owners’ equity showing the financial position of the Borrower and the Subsidiaries as of the close of such fiscal year and the consolidated results of their operations during such year and setting forth in comparative form the corresponding figures for the prior fiscal year, which consolidated balance sheet and related statements of operations, cash flows and owners’ equity shall be audited by independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such consolidated financial statements fairly present, in all material respects, the financial position and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP (it being understand that the information required by clause (a) may be furnished in the form of a Form 10‑K);
(g)    within 45 days after the end of each of the first three fiscal quarters of each fiscal year, (or such earlier date on which the Borrower is required to file a Form 10‑Q under the Exchange Act), a consolidated balance sheet and related statements of operations and cash flows showing the financial position of the Borrower and its Subsidiaries as of the close of such fiscal quarter and the consolidated results of its operations during such fiscal quarter and the then-elapsed portion of the fiscal year and setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year, all of which shall be in reasonable detail and which consolidated balance sheet and related statements of operations and cash flows shall be certified by a Financial Officer of the Borrower on behalf of the Borrower as fairly presenting, in all material respects, the financial position and results of operations of the Borrower and the Subsidiaries on a consolidated basis in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes) (it being understood that the information required by this clause (b) may be furnished in the form of a 10‑Q);
(h)    concurrently with any delivery of financial statements under paragraph (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) commencing with the fiscal quarter ending September 30, 2006, setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating the calculations for the Consolidated Net Leverage Ratio and the Consolidated Net Senior Secured Leverage Ratio;
(i)    promptly after the same become publicly available, copies of all periodic and other publicly available reports, proxy statements and, to the extent requested by the Administrative Agent, other materials filed by the Borrower or any Subsidiary with the SEC, or after an initial public offering, distributed to its stockholders generally, as applicable;

(j)    within 90 days after the beginning of each fiscal year, a detailed consolidated quarterly budget for such fiscal year (including a projected consolidated balance sheet of the Borrower and the Subsidiaries as of the end of the following fiscal year, and the related consolidated statements of projected cash flow and projected income) and, as soon as available, significant revisions, if any, of such budget and quarterly projections with respect to such fiscal year, including a description of underlying assumptions with respect thereto (collectively, the “Budget”), which Budget shall in each case be accompanied by the statement of a Financial Officer of the Borrower to the effect that, to the best of his or her knowledge, the Budget is a reasonable estimate for the period covered thereby;
(k)    upon the reasonable request of the Administrative Agent, an updated Perfection Certificate (or, to the extent such request relates to specified information contained in the Perfection Certificate, such information) reflecting all changes since the date of the information most recently received pursuant to this paragraph (f) or Section 5.10(f);
(l)    promptly, a copy of all reports submitted to the board of directors (or any committee thereof) of the Borrower or any Subsidiary in connection with any material interim or special audit made by independent accountants of the books of the Borrower or such Subsidiary (excluding any reports which have been identified as confidential);
(m)    promptly following a request therefor, all documentation and other information that the Administrative Agent reasonably requests on its own behalf or on behalf of any Lender in order to comply with ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act; and
(n)    promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of any Loan Document, or such consolidated financial statements, as in each case the Administrative Agent may reasonably request on its own behalf or on behalf of any Lender.
SECTION 5.05.    Litigation and Other Notices. Furnish to the Administrative Agent written notice of the following promptly after any Responsible Officer of the Borrower obtains actual knowledge thereof:
(j)    any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;
(k)    the filing or commencement of, or any written threat or notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against the Borrower or any Subsidiary as to which an adverse determination is reasonably probable and which, if adversely determined, could reasonably be expected to have a Material Adverse Effect;
(l)    any other development specific to the Borrower or any Subsidiary that is not a matter of general public knowledge and that has had, or could reasonably be expected to have, a Material Adverse Effect; and
(m)    the occurrence of any ERISA Event (or termination of, withdrawal from, or noncompliance with applicable law or plan terms with respect to, Foreign Plans) that, together with all other ERISA Events (and any such termination, withdrawal or noncompliance with respect to Foreign Plans) that have occurred, could reasonably be expected to have a Material Adverse Effect.
SECTION 5.06.    Compliance with Laws. Comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; provided that this Section 5.06 shall not apply to Environmental Laws, which are the subject of Section 5.09, or to laws related to Taxes, which are the subject of Section 5.03.
SECTION 5.07.    Maintaining Records; Access to Properties and Inspections. Maintain all financial records in accordance with GAAP and permit any Persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, any Lender to visit and inspect the financial records and the properties of the Borrower or any Subsidiary at reasonable times, upon reasonable prior notice to the Borrower, and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any Persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, any Lender upon reasonable prior notice to the Borrower to discuss the affairs, finances and condition of the Borrower or any of the Subsidiaries with the officers thereof and independent accountants therefor (subject to reasonable requirements of confidentiality, including requirements imposed by law or by contract).
SECTION 5.08.    Use of Proceeds. Use the proceeds of the Revolving Facility Loans and the Swingline Loans and request issuance of Letters of Credit for general corporate purposes.
SECTION 5.09.    Compliance with Environmental Laws. Comply, and make reasonable efforts to cause all lessees and other Persons occupying its properties to comply, with all Environmental Laws applicable to its operations and properties; and obtain and renew all material authorizations and permits required pursuant to Environmental Law for its operations and properties, in each case in accordance with Environmental Laws, except, in each case with respect to this Section 5.09, to the extent the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
SECTION 5.10.    Further Assurances; Mortgages.
(f)    Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, Mortgages and other documents and recordings of Liens in stock registries), that may be required under any applicable law, or that the Administrative Agent may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties and provide to the Administrative Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.
(g)    If any asset (including any real property (other than real property covered by paragraph (c) below) or improvements thereto or any interest therein) has an individual fair market value in an amount greater than $2.5 million is acquired by the Borrower or any other Loan Party after the Original Effective Date or owned by an entity at the time it becomes a Subsidiary Loan Party (in each case other than assets constituting Collateral under a Security Document that automatically become subject to the Lien of such Security Document upon acquisition thereof by operation of such Security

Document), promptly (and in any event within 60 days (or such later date as the Administrative Agent (acting reasonably) may consent to)) cause such asset to be subjected to a Lien securing the Obligations and take, and cause the Subsidiary Loan Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Loan Parties, subject to paragraph (g) below.
(h)    Grant and cause each of the Subsidiary Loan Parties to grant to the Administrative Agent security interests and mortgages in such real property of the Borrower or any such Subsidiary Loan Parties, to the extent acquired after the Original Effective Date and having a value at the time of acquisition in excess of $2.5 million pursuant to documentation in such form as is reasonably satisfactory to the Administrative Agent and constituting valid and enforceable Liens subject to no other Liens except as are permitted by Section 6.02, at the time of perfection thereof, record or file, and cause each such Subsidiary to record or file, the Mortgage or instruments related thereto in such manner and in such places as is required by law to establish, perfect, preserve and protect the Liens in favor of the Administrative Agent required to be granted pursuant to the Mortgages and pay, and cause each such Subsidiary to pay, in full, all Taxes, fees and other charges payable in connection therewith, in each case subject to paragraph (g) below. Unless otherwise waived by the Administrative Agent, with respect to each such Mortgage for real property having a value at the time of acquisition in excess of $2.5 million, the Borrower shall deliver to the Administrative Agent contemporaneously therewith a title insurance policy and a survey or an affidavit of no change in accordance with clause (h) of the Collateral and Guarantee Requirement, and the legal opinions of local U.S. counsel in the state where such real property is located, in form and substance reasonably satisfactory to the Administrative Agent.
(i)    If any additional direct or indirect Subsidiary of the Borrower is formed or acquired after the Original Effective Date and if such Subsidiary is a Subsidiary Loan Party, within five Business Days after the date such Subsidiary is formed or acquired, notify the Administrative Agent thereof and, within 20 Business Days after the date such Subsidiary is formed or acquired or such longer period as the Administrative Agent shall agree, cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Loan Party.
(j)    If (i) any Foreign Subsidiary of the Borrower that is not an Insignificant Foreign Subsidiary is formed or acquired after the Original Effective Date and if such Subsidiary is a “first tier” Foreign Subsidiary, within five Business Days after the date such Foreign Subsidiary is formed or acquired, notify the Administrative Agent thereof and, within 20 Business Days after the date such Foreign Subsidiary is formed or acquired or such longer period as the Administrative Agent shall agree, cause the Collateral and Guarantee Requirement to be satisfied with respect to the Equity Interests in such Foreign Subsidiary owned by or on behalf of any Loan Party and (ii) any “first tier” Foreign Subsidiary that is an Insignificant Foreign Subsidiary fails to continue to qualify as an Insignificant Foreign Subsidiary, within five Business Days after the date such Insignificant Foreign Subsidiary fails to continue to qualify as such, notify the Administrative Agent thereof and, within 20 Business Days after the date such Insignificant Foreign Subsidiary fails to continue to qualify as an Insignificant Foreign Subsidiary or such longer period as the Administrative Agent shall agree, cause a Foreign Pledge Agreement to be entered into with respect to the Equity Interests in such Foreign Subsidiary owned by or on behalf of any Loan Party.
(k)    (i) Furnish to the Administrative Agent promptly ((and in any event within 30 Business Days) or such later date as the Administrative Agent may reasonably agree to) written notice of any change (A) in any Loan Party’s corporate or organization name, (B) in any Loan Party’s identity or organizational structure or (C) in any Loan Party’s jurisdiction of organization and/or organizational identification number; provided that the Borrower shall not effect or permit any such change unless all filings have been made, or will have been made within any statutory period, under the Uniform Commercial Code or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral for the benefit of the Secured Parties and (ii) promptly notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.
(l)    The Collateral and Guarantee Requirement and the other provisions of this Section 5.10 need not be satisfied with respect to (i) any real property held by the Borrower or any Subsidiary as a lessee under a lease, (ii) any Equity Interests acquired after the Original Effective Date in accordance with the Loan Documents if, and to the extent that, and for so long as (A) doing so would violate applicable law or a contractual obligation binding on such Equity Interests and (B) such law or obligation existed at the time of the acquisition thereof and was not created or made binding on such Equity Interests in contemplation of or in connection with the acquisition of such Subsidiary, and (iii) any assets acquired after the Original Effective Date, to the extent that, and for so long as, taking such actions would violate a contractual obligation binding on such assets that existed at the time of the acquisition thereof and was not created or made binding on such assets in contemplation or in connection with the acquisition of such assets (except in the case of assets acquired with Indebtedness permitted pursuant to Section 6.01(i) that is secured by a Lien permitted pursuant to Section 6.02(i)); provided that, upon the reasonable request of the Administrative Agent, the Borrower shall, and shall cause any applicable Subsidiary to, use commercially reasonable efforts to have waived or eliminated any contractual obligation of the types described in clauses (ii) and (iii) above.
SECTION 5.11.    Fiscal Year; Accounting. Cause its fiscal year to end on September 30.
SECTION 5.12.    Maintenance of Ratings. Use commercially reasonable efforts to maintain ratings issued by Moody’s and S&P with respect to its senior secured debt.
ARTICLE VI

NEGATIVE COVENANTS
The Borrower covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, the Borrower will not, and will not permit any of the Subsidiaries to:
SECTION 6.01.    Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except
(s)    Indebtedness existing on the 2007 Amendment Effective Date and set forth on Schedule 6.01 and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness (other than intercompany indebtedness Refinanced with Indebtedness owed to a Person not affiliated with the Borrower or any Subsidiary);

(t)    Indebtedness created hereunder and under the other Loan Documents;
(u)    Indebtedness of the Borrower or any Subsidiary pursuant to Swap Agreements permitted by Section 6.10;
(v)    Indebtedness owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Borrower or any Subsidiary, pursuant to reimbursement or indemnification obligations to such Person ; provided that upon the incurrence of Indebtedness with respect to reimbursement obligations regarding workers’ compensation claims, such obligations are reimbursed not later than 30 days following such incurrence;
(w)    Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary; provided that (i) Indebtedness of any Subsidiary that is not a Subsidiary Loan Party to any Loan Party shall be subject to Section 6.04(b) or (t) and (ii) Indebtedness of the Borrower to any Subsidiary and Indebtedness of any other Loan Party to any Subsidiary that is not a Subsidiary Loan Party shall be subordinated to the Obligations;
(x)    Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds, financial assurances and completion guarantees and similar obligations, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;
(y)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business; provided that (x) such Indebtedness (other than credit or purchase cards) is extinguished within five Business Days of its incurrence and (y) such Indebtedness in respect of credit or purchase cards is extinguished within 60 days of its incurrence;
(z)    (i) Indebtedness of a Subsidiary or a corporation merged into or consolidated with the Borrower or any Subsidiary and Indebtedness assumed in connection with the acquisition of assets, which Indebtedness in each case exists at the time of such acquisition, merger or consolidation and is not created in contemplation of such event and where such acquisition, merger or consolidation is permitted by this Agreement, and (ii) any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness; provided that the aggregate principal amount of such Indebtedness acquired after the 2013 Amendment Effective Date and outstanding at any time under this paragraph (h), after giving effect to such acquisition, merger or consolidation, such assumption or such incurrence, as applicable, would not exceed the greater of $250.0 million and 5.0% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such acquisition, merger or consolidation, such assumption or such incurrence, as applicable, for which financial statements have been delivered pursuant to Section 5.04, determined on a Pro Forma Basis;
(aa)    Capital Lease Obligations, mortgage financings and purchase money Indebtedness incurred by the Borrower or any Subsidiary prior to or within 270 days after the acquisition, lease or improvement of the applicable asset in order to finance such acquisition or improvement, and any Permitted Refinancing Indebtedness in respect thereof, in an aggregate principal amount outstanding at any time under this paragraph (i) after giving effect to the incurrence thereof would not exceed the greater of $150.0 million and 5.0% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such incurrence for which financial statements have been delivered pursuant to Section 5.04, determined on a Pro Forma Basis;
(bb)    Capital Lease Obligations incurred by the Borrower or any Subsidiary in respect of any Sale and Lease-Back Transaction that is permitted under Section 6.03;
(cc)    other Indebtedness of the Borrower or any Subsidiary, in an aggregate principal amount outstanding at any time under this paragraph (k) after giving effect to the incurrence thereof, would not exceed the greater of $250.0 million and 5.0% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such incurrence for which financial statements have been delivered pursuant to Section 5.04, at any time;
(dd)    Guarantees (i) by any Loan Party of the Indebtedness of the Borrower referred to in paragraph (r) or any Permitted Refinancing Indebtedness in respect thereof, (ii) by the Borrower or any Subsidiary Loan Party of any Indebtedness of the Borrower or any Subsidiary Loan Party expressly permitted to be incurred under this Agreement, (iii) by the Borrower or any Subsidiary Loan Party of Indebtedness otherwise expressly permitted hereunder of any Subsidiary that is not a Subsidiary Loan Party to the extent such Guarantees are permitted by Section 6.04(b) and (iv) by any Foreign Subsidiary of Indebtedness of another Foreign Subsidiary; provided that Guarantees by the Borrower or any Subsidiary Loan Party under this Section 6.01(l) of any other Indebtedness of a Person that is subordinated to other Indebtedness of such Person shall be expressly subordinated to such other Indebtedness to the same extent;
(ee)    Indebtedness arising from agreements of the Borrower or any Subsidiary providing for indemnification, adjustment of purchase or acquisition price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business or assets of the Borrower or a Subsidiary, other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;
(ff)    letters of credit or bank guarantees (other than Letters of Credit issued pursuant to Section 2.05) having an aggregate face amount not in excess of $25.0 million at any time outstanding, provided that if the Tranche 3 Revolving Commitments are reduced or terminated pursuant to Section 2.08, such amount shall be increased by the amount of the Tranche 3 Revolving Commitment that was reduced or terminated, up to $75.0 million;
(gg)    Indebtedness supported by a Letter of Credit, in a principal amount not in excess of the stated amount of such Letter of Credit; provided that such Indebtedness is promptly repaid with the proceeds of any drawing on such Letter of Credit;
(hh)    Indebtedness consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;
(ii)    Indebtedness of Foreign Subsidiaries in an aggregate amount not to exceed the greater of $100.0 million and 10% of Foreign Subsidiary Total Assets as of the end of the fiscal quarter immediately prior to the date of such incurrence for which financial statements have been delivered pursuant to Section 5.04, at any time;
(jj)    unsecured Indebtedness consisting of Permitted Junior Debt and Permitted Refinancing Indebtedness in respect thereof;
(kk)    Indebtedness incurred by any Loan Party in the form of first lien notes secured on a pari passu basis with the Loans and Commitments (“First Lien Pari Passu Notes”) or second lien loans notes secured on a senior secured second lien basis (“Second Lien Senior Secured Debt”) so long as (x) (A) no Default or Event of Default shall have occurred and be continuing and (B) either (i) the proceeds of such First Lien Pari Passu Notes or Second Lien Senior Secured Debt shall be used to repay outstanding Term Loans and shall be applied, at the Borrower’s option, either (1) to the Term C Loans (or, if no Term C Loans are then outstanding, to the Class of Term Loans then having the earliest date of final maturity) before application to any Class of Term Loans with a later final maturity date, (2) on a pro rata basis among all Classes of Term Loans or (3) any combination of options (1) and (2) above and, in each case, shall be applied within such Class, at the option of the Borrower, to reduce the remaining scheduled amortization payments in respect of such Class of Term Loans (I) on a pro rata basis (based on the amount of such amortization payments) or (II) in direct order of amortization payments of such Class of Term Loans and, in each case, such First Lien Pari Passu Notes or Second Lien Senior Secured Debt shall otherwise qualify as Permitted Refinancing Indebtedness or (ii) after giving effect to the incurrence of such First Lien Pari Passu Notes or Second Lien Senior Secured Debt the Consolidated Senior Secured Leverage Ratio does not exceed 2.00 to 1.00 on a Pro Forma Basis as of the most recent Test Period and as of the date of such incurrence and (y) the trustee or other representative for such First Lien Pari Passu Notes or Second Lien Senior Secured Debt, as applicable, shall have entered into an intercreditor agreement with the Administrative Agent on terms reasonably satisfactory to the Administrative Agent;
(ll)    all premium (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in paragraphs (a) through (s) above and paragraph (u) below; and
(mm)    Cash Management Obligations and other Indebtedness in respect of netting services, overdraft protection and similar arrangements, in each case, in connection with cash management and deposit accounts.
SECTION 6.02.    Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any Person , including the Borrower and each Subsidiary) at the time owned by it or on any income or revenues or rights in respect of any thereof, except:
(f)    Liens on property or assets of the Borrower or any Subsidiary existing on the 2007 Amendment Effective Date that are set forth on Schedule 6.02(a) or encumber property or assets that have a fair market value that does not exceed $2.5 million in the aggregate; provided that such Liens shall secure only those obligations that they secure on the 2007 Amendment Effective Date (and extensions, renewals and refinancings of such obligations permitted by Section 6.01(a)) and shall not subsequently apply to any other property or assets of the Borrower or any Subsidiary;

(g)    any Lien created under the Loan Documents or permitted in respect of any Mortgaged Property by the terms of the applicable Mortgage;
(h)    any Lien on any property or asset of the Borrower or any Subsidiary securing Indebtedness or Permitted Refinancing Indebtedness permitted by Section 6.01(h); provided that such Lien (i) does not apply to any other property or assets of the Borrower or any Subsidiary not securing such Indebtedness at the date of the acquisition of such property or asset (other than after acquired property subjected to a Lien securing such Indebtedness or Permitted Refinancing Indebtedness if such Indebtedness or Permitted Refinancing Indebtedness requires a pledge of after acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), (ii) such Lien is not created in contemplation of or in connection with such acquisition and (iii) in the case of a Lien securing Permitted Refinancing Indebtedness, any such Lien is permitted, subject to compliance with clause (e) of the definition of the term “Permitted Refinancing Indebtedness”;
(i)    Liens for Taxes, assessments or other governmental charges or levies not yet delinquent or that are being contested in compliance with Section 5.03;
(j)    landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, the Borrower and the Subsidiaries shall have set aside on their books reserves in accordance with GAAP;
(k)    (i) pledges and deposits made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (ii) pledges and deposits securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Subsidiary;
(l)    deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof) incurred in the ordinary course of business, including those incurred pursuant to Environmental Law in the ordinary course of business;
(m)    zoning restrictions, easements, trackage rights, leases (other than Capital Lease Obligations), licenses, special assessments, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of the Borrower or any Subsidiary;
(n)    purchase money security interests in equipment or other property or improvements thereto hereafter acquired (or, in the case of improvements, constructed) by the Borrower or any Subsidiary (including the interests of vendors and lessors under conditional sale and title retention agreements); provided that (i) such security interests secure Indebtedness permitted by Section 6.01(i) (including any Permitted Refinancing Indebtedness in respect thereof), (ii) such security interests are incurred, and the Indebtedness secured thereby is created, within 270 days after such acquisition, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of such equipment or other property or improvements at the time of such acquisition or construction, including transaction costs incurred by the Borrower or any Subsidiary in connection with such acquisition, and (iv) such security interests do not apply to any other property or assets of the Borrower or any Subsidiary (other than to accessions to such equipment or other property or improvements but not to other parts of the property to which any such improvements are made); provided, further, that individual financings of equipment provided by a single lender may be cross-collateralized to other financings of equipment provided solely by such lender;
(o)    Liens arising out of capitalized lease transactions permitted under Section 6.03, so long as such Liens attach only to the property sold and being leased in such transaction and any accessions thereto or proceeds thereof and related property;
(p)    Liens securing judgments that do not constitute an Event of Default under Section 7.01(j); provided that such Liens, to the extent that they secure aggregate amounts of more than $50.0 million, shall be discharged within 60 days of the creation thereof;
(q)    Liens disclosed by any title insurance policy delivered on or subsequent to the 2007 Amendment Effective Date and pursuant to Section 5.10, which Liens (x) are extinguished within 30 days following the delivery of such title insurance policy, (y) do not, in the good faith judgment of the Borrower, detract materially from the value of the property covered by such title insurance policy or (z) are reasonably acceptable to the Administrative Agent;
(r)    any interest or title of a lessor under any leases or subleases entered into by the Borrower or any Subsidiary in the ordinary course of business;
(s)    Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance or incurrence of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any Subsidiary or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Subsidiary in the ordinary course of business;
(t)    Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;
(u)    Liens securing obligations in respect of letters of credit and bank guarantees permitted under Section 6.01(f) or (n) and any goods (or the documents of title in respect of such goods) financed by such letters of credit and the proceeds and products thereof;
(v)    licenses of intellectual property granted in the ordinary course of business;
(w)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(x)    Liens solely on any cash earnest money deposits made by the Borrower or any Subsidiary in connection with any letter of intent or purchase agreement permitted hereunder;
(y)    Liens with respect to property or assets of any Foreign Subsidiary securing Indebtedness of a Foreign Subsidiary incurred under Section 6.01(q);
(z)    other Liens with respect to property or assets of the Borrower or any Subsidiary; provided that such property and assets shall have an aggregate fair market value (valued at the time of creation of the Liens) not to exceed the greater of $250.0 million and 5.0% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such incurrence for which financial statements have been delivered pursuant to Section 5.04, at any time;
(aa)    the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;
(bb)    agreements to subordinate any interest of the Borrower or any Subsidiary in any accounts receivable or other proceeds arising from inventory consigned by the Borrower or any of its Subsidiaries pursuant to an agreement entered into in the ordinary course of business;
(cc)    Liens arising from precautionary UCC financing statements regarding operating leases;
(dd)    Liens on Equity Interests in joint ventures held by the Borrower or a Subsidiary securing obligations of such joint venture;
(ee)    Liens on the Collateral securing First Lien Pari Passu Notes and Second Lien Secured Debt; and
(ff)    Liens on securities that are the subject of repurchase agreements constituting Permitted Investments under clause (c) of the definition thereof.
SECTION 6.03.    Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Lease-Back Transaction”); provided that a Sale and Lease-Back Transaction shall be permitted with respect to property to the extent the Net Proceeds of all such Sale and Leaseback Transactions since the 2013 Amendment Effective Date do not exceed $25.0 million.
SECTION 6.04.    Investments, Loans and Advances. Purchase, hold or acquire any Equity Interests, evidences of Indebtedness or other securities of, make or permit to exist any loans or advances to or Guarantees of the obligations of, or make or permit to exist any investment or any other interest in, or the acquisition of all or any substantial part of the assets of (each, an “Investment”), any other Person, except:
(n)    Investments made pursuant to the Transactions;
(o)    (i) Investments by the Borrower or any Subsidiary in the Equity Interests of the

Borrower or any Subsidiary; (ii) intercompany loans from the Borrower or any Subsidiary to the Borrower or any Subsidiary; and (iii) Guarantees by the Borrower or any Subsidiary Loan Party of Indebtedness otherwise expressly permitted hereunder of the Borrower or any Subsidiary; provided that the sum of (A) Investments (valued at the time of the making thereof and without giving effect to any write-downs or write-offs thereof) after the 2013 Amendment Effective Date by the Loan Parties pursuant to clause (i) in Subsidiaries that are not Subsidiary Loan Parties, plus (B) net intercompany loans after the 2013 Amendment Effective Date to Subsidiaries that are not Subsidiary Loan Parties pursuant to clause (ii), plus (C) Guarantees of Indebtedness after the 2013 Amendment Effective Date of Subsidiaries that are not Subsidiary Loan Parties pursuant to clause (iii), shall not exceed an aggregate net amount equal to (x) an amount not to exceed the greater of $250.0 million and 5.0% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such incurrence for which financial statements have been delivered pursuant to Section 5.04 (plus any return of capital (to the extent received by the Borrower or a Subsidiary Loan Party in cash) in respect of Investments made pursuant to this paragraph (b)); plus (y) the portion, if any, of the Available Basket Amount on the date of such election that the Borrower elects to apply to this Section 6.04(b)(y);
(p)    Permitted Investments, or any Investments that were Permitted Investments when made;
(q)    Investments arising out of the receipt by the Borrower or any Subsidiary of noncash consideration for the sale of assets permitted under Section 6.05;
(r)    (i) loans and advances to employees or consultants of the Borrower or any Subsidiary in the ordinary course of business not to exceed $2.5 million in the aggregate at any time outstanding (calculated without regard to write-downs or write-offs thereof) and (ii) advances of payroll payments and expenses to employees in the ordinary course of business;
(s)    accounts receivable, security deposits and prepayments arising and trade credit granted in the ordinary course of business and any assets or securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in the ordinary course of business;
(t)    Swap Agreements permitted pursuant to Section 6.10;
(u)    Investments existing on, or contractually committed as of, the 2007 Amendment Effective Date and set forth on Schedule 6.04;
(v)    Investments resulting from pledges and deposits referred to in Sections 6.02(f) and (g);
(w)    other Investments by the Borrower or any Subsidiary in an aggregate amount (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) since April 1, 2013 not to exceed (i) the greater of $250.0 million and 5.0% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such incurrence for which financial statements have been delivered pursuant to Section 5.04 (plus any returns of capital actually received by the respective investor in respect of investments theretofore made by it pursuant to this paragraph (j)) plus (ii) if as of the last day of the immediately preceding Test Period the Borrower shall have been in compliance with the Incurrence Test (on a Pro Forma Basis), the portion, if any, of the Available Basket Amount on the date of such election that the Borrower elects to apply to this Section 6.04(j)(ii);
(x)    Investments, including Investments in Subsidiaries, constituting or in contemplation of Permitted Business Acquisitions;
(y)    intercompany loans between Foreign Subsidiaries and Guarantees permitted by Section 6.01(l);
(z)    Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business;
(aa)    Investments of a Subsidiary acquired after the 2007 Amendment Effective Date or of a corporation merged into the Borrower or merged into or consolidated with a Subsidiary in accordance with Section 6.05 after the 2007 Amendment Effective Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;
(bb)    acquisitions by the Borrower of obligations of one or more officers or other employees of the Borrower or any Subsidiary in connection with such officer’s or employee’s acquisition of Equity Interests of the Borrower, so long as no cash or other property is (or will be or is committed to be) actually advanced by the Borrower or such Subsidiary to any Person in connection with the acquisition of any such obligations;
(cc)    Guarantees by the Borrower or any Subsidiary of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by the Borrower or such Subsidiary in the ordinary course of business;
(dd)    Investments made using Equity Interests of the Borrower;
(ee)    Investments made in any Foreign Subsidiary in the ordinary course of business and in a manner reasonably consistent with past practice of the Borrower;
(ff)    Other Investments, including Investments in Unrestricted Subsidiaries and Investments in joint ventures, not to exceed $250.0 million at any time; and
(gg)    Investments in connection with transactions relating to tax planning strategies of the Borrower and its Subsidiaries; provided that all such transactions are between or among Subsidiaries, the Borrower and any trustee, transfer agent or escrow agent relating to such tax planning strategies, or any combination of the foregoing parties.
SECTION 6.05.    Merger, Consolidation or Sale of All or Substantially All Assets. The Borrower will not consolidate or merge with or into (whether or not the Borrower is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of the Borrower and its Subsidiaries, taken as a whole, in one or more related transactions, to any Person unless:

(h)    the Borrower is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Borrower) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the jurisdiction of organization of the Borrower or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Person, as the case may be, being herein called the “Successor Company”);
(i)    the Successor Company, if other than the Borrower, expressly assumes all the obligations of the Borrower under all Loan Documents in form reasonably satisfactory to the Administrative Agent;
(j)    immediately after such transaction, no Default or Event of Default exists;
(k)    immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period,
(i)    the Fixed Charge Coverage Ratio of the Successor Company, the Borrower and its Subsidiaries would be at least 2.00 to 1.00, or
(ii)    the Fixed Charge Coverage Ratio for the Successor Company, the Borrower and its Subsidiaries would be greater than or equal to such ratio for the Borrower and its Subsidiaries immediately prior to such transaction; and
(l)    each Guarantor, unless it is the other party to the transactions described above, in which case clause (b) of the second succeeding paragraph shall apply, shall have confirmed that its Guarantee and grant of security shall apply to such Person’s obligations under the Loan Documents pursuant to instruments or documents reasonably satisfactory to the Administrative Agent.
The Successor Company will succeed to, and be substituted for the Borrower, as the case may be, under the Loan Documents, as applicable. Upon such substitution, except in the case of a sale, conveyance transfer or disposition of less than all of its assets, the Borrower will be released from its obligations under the Loan Documents, if applicable. Notwithstanding the foregoing clauses (c) and (d),
(a)    any Subsidiary may consolidate with or merge into or transfer all or part of its properties and assets to the Borrower, and
(b)    the Borrower may merge with an Affiliate of the Borrower, as the case may be, solely for the purpose of reincorporating the Borrower in any state of the United States, the District of Columbia or any territory thereof so long as the amount of Indebtedness of the Borrower and its Subsidiaries is not increased thereby.
Subject to the provisions of Section 9.18, no Subsidiary Loan Party will, and the Borrower will not permit any Subsidiary Loan Party to, consolidate or merge with or into or wind up into (whether or not the Borrower or such Subsidiary Loan Party is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(a) (i)    such Subsidiary Loan Party is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Loan Party) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership, limited partnership, limited liability corporation or trust organized or existing under the laws of the jurisdiction of organization of such Subsidiary Loan Party, as the case may be, or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Subsidiary Loan Party or such Person, as the case may be, being herein called the “Successor Person”);
(ii)    the Successor Person, if other than such Subsidiary Loan Party or the Borrower, expressly assumes all the obligations of such Subsidiary Loan Party under the Loan Documents and shall have confirmed that its Guarantee and grant of security pursuant to the Loan Documents shall apply to such Person’s obligations under the Loan Documents pursuant to instruments or documents reasonably satisfactory to the Administrative Agent; and
(iii)    immediately after such transaction, no Default or Event of Default exists;
(b)    the transaction is a disposition to a Person that is not the Borrower or a Subsidiary and is made in compliance with Section 6.12 or does not constitute an Asset Sale and is otherwise permitted under this Agreement.
Subject to the provisions of Section 9.18, the Successor Person will succeed to, and be substituted for, such Loan Party under the applicable Loan Documents. Notwithstanding the foregoing and without the need to comply herewith, any Subsidiary Loan Party may (i) merge into or transfer all or part of its properties and assets to another Loan Party, (ii) merge with an Affiliate of the Borrower solely for the purpose of reincorporating or reorganizing such Subsidiary Loan Party in the United States, any state thereof, the District of Columbia or any territory thereof so long as the amount of Indebtedness of the Borrower and its Subsidiaries is not increased thereby, or (iii) convert into a corporation, partnership, limited partnership, limited liability corporation or trust organized or existing under the laws of the jurisdiction of such Loan Party.
SECTION 6.06.    Dividends and Distributions. Declare or pay, directly or indirectly, any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests (other than dividends and distributions on Equity Interests payable solely by the issuance of additional Equity Interests other than Disqualified Stock of the Person paying such dividends or distributions) or directly or indirectly redeem, purchase, retire or otherwise acquire for value (or permit any Subsidiary to purchase or acquire) any of its Equity Interests or set aside any amount for any such purpose (other than through the issuance of additional Equity Interests other than Disqualified Stock of the Person redeeming, purchasing, retiring or acquiring such shares); provided, however, that:
(g)    any Subsidiary may declare and pay dividends to, repurchase its Equity Interests from or make other distributions to the Borrower or to any Wholly Owned Subsidiary of the Borrower (or, in the case of non-Wholly Owned Subsidiaries, to the Borrower or any Subsidiary that is a direct or indirect parent of such Subsidiary and to each other owner of Equity Interests of such Subsidiary on a pro rata basis (or more favorable basis from the perspective of the Borrower or such Subsidiary) based on their relative ownership interests);
(h)    the Borrower may purchase or redeem the Equity Interests of the Borrower

(including related stock appreciation rights or similar securities) held by then present or former directors, consultants, officers or employees of the Borrower or any Subsidiary or by any Plan upon such Person’s death, disability, retirement or termination of employment or under the terms of any such Plan or any other agreement under which such shares of stock or related rights were issued, provided that the aggregate amount of such purchases or redemptions under this paragraph (b) shall not exceed in any fiscal year $10.0 million, with unused amounts in any calendar year being carried over to succeeding calendar years, of such carried forward amount being applied in any calendar year (plus the amount of net proceeds (x) received by the Borrower during such calendar year from sales of Equity Interests of the Borrower to directors, consultants, officers or employees of the Borrower or any Subsidiary in connection with permitted employee compensation and incentive arrangements and (y) of any key-man life insurance policies received during such calendar year), which, if not used in any year, may be carried forward to any subsequent calendar year;
(i)    the repurchase of company granted stock awards or options necessary to satisfy obligations attributable to tax withholding, provided that the aggregate amount of such repurchases under this paragraph (c) shall not exceed in any fiscal year $100.0 million;
(j)    non-cash repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options;
(k)    the Borrower may pay dividends to and make distributions to, or repurchase or redeem Equity Interests from, its equity holders, or make payments on its Equity Interests or any make any payment pursuant to an accelerated share repurchase program, or similar Swap Agreement, to effectuate any of the foregoing in an aggregate amount since April 1, 2013 equal to (i) 5.0% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such payment or repurchase for which financial statements are required to be delivered pursuant to Section 5.04 (less any amount utilized under clause (x) of the last proviso to Section 6.09(b)), plus (ii) if as of the last day of the immediately preceding Test Period the Borrower shall have been in compliance with the Incurrence Test (on a Pro Forma Basis), the portion, if any, of the Available Basket Amount on the date of such election that the Borrower elects to apply to this Section 6.06(e)(ii); and
(l)    the Borrower may make (i) any Net Share Settlement in respect of Convertible Securities constituting Permitted Junior Debt in an amount not to exceed the outstanding principal amount of the Convertible Securities acquired upon the conversion for which such Net Share Settlement is paid; provided that, after giving effect to such Net Share Settlement, the aggregate amount of (x) the Borrower’s total unrestricted cash (calculated in a manner consistent with the consolidated balance sheet of the Borrower required to be furnished to the Administrative Agent pursuant to Section 5.04) plus (y) the difference between the Revolving Facility Commitment and the Revolving Facility Credit Exposure, shall not be less than $100.0 million as of the date of such Net Share Settlement, (ii) to the extent restricted hereby, any payment in connection with a Permitted Bond Hedge or (iii) any repurchase or redemption at the option of the holders of the 2027 Debentures or 2031 Debentures pursuant to the terms of the 2027 Debentures or 2031 Debentures, as applicable.
SECTION 6.07.    Transactions with Affiliates.
(g)    Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates or any direct or indirect holder of 10% or more of any class of capital stock of the Borrower, unless such transaction is (i) otherwise permitted (or required) under this Agreement or (ii) upon terms no less favorable to the Borrower or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate; provided that this clause (ii) shall not apply to the indemnification of directors of the Borrower and each Subsidiary in accordance with customary practice.
(h)    The foregoing paragraph (a) shall not prohibit, to the extent not otherwise prohibited under the Loan Documents,
(i)    any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the board of directors of the Borrower,
(ii)    loans or advances to employees or consultants of the Borrower or any Subsidiary in accordance with Section 6.04(e),
(iii)    transactions among the Borrower and the Subsidiary Loan Parties and transactions among the Subsidiary Loan Parties otherwise permitted by this Agreement,
(iv)    the payment of fees and indemnities to directors, officers, consultants and employees of the Borrower or any Subsidiary in the ordinary course of business,
(v)    transactions pursuant (i) to the Loan Documents and (ii) permitted agreements in existence on the 2007 Amendment Effective Date and set forth on Schedule 6.07 or any amendment thereto to the extent such amendment is not adverse to the Lenders in any material respect,
(vi)    (A) any employment agreements entered into by the Borrower or any Subsidiary in the ordinary course of business, (B) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with employees, officers or directors, and (C) any employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers employees, and any reasonable employment contract and transactions pursuant thereto,
(vii)    dividends, redemptions and repurchases permitted under Section 6.06,
(viii)    transactions with Wholly Owned Subsidiaries for the purchase or sale of goods, products, parts and services entered into in the ordinary course of business or transactions relating to tax planning strategies of the Borrower and its Subsidiaries; provided that all such transactions are between or among Subsidiaries, the Company and any trustee, transfer agent or escrow agent relating to such tax planning strategies, or any combination of the foregoing parties; and,
(ix)    any transaction in respect of which the Borrower delivers to the Administrative Agent a letter addressed to the board of directors of the Borrower from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing that is (A) in the good faith determination of the Borrower qualified to render such letter and (B) reasonably satisfactory to the Administrative Agent, which letter states that such transaction is on terms that are no less favorable to the Borrower or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate, or
(x)    transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business.
SECTION 6.08.    Business of the Borrower and the Subsidiaries. Notwithstanding any other provisions hereof, engage at any time in any business or business activity other than any business or business activity conducted by any of them on the 2013 Amendment Effective Date and any business or business activities incidental or related thereto, or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto.
SECTION 6.09.    Limitation on Modifications of Indebtedness; Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; etc.
(m)    Amend or modify in any manner materially adverse to the Lenders, or grant any waiver or release under or terminate in any manner (if such granting or termination shall be materially adverse to the Lenders), the articles or certificate of incorporation or by-laws or limited liability company operating agreement of the Borrower or any Subsidiary.
(n)    (i) Make, or agree or offer to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Permitted Junior Debt or any Permitted Refinancing Indebtedness in respect of any of the foregoing Indebtedness, or any payment or other distribution (whether in cash, securities (other than through the issuance of additional Equity Interests that are not Disqualified Stock of the Person making such payment) or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Permitted Junior Debt or any Permitted Refinancing Indebtedness in respect thereof (except for (i) Refinancings permitted by Section 6.01(r), (ii) (A) any Net Share Settlement in respect of Convertible Securities constituting Permitted Junior Debt in an amount not to exceed the outstanding principal amount of the Convertible Securities acquired upon the conversion for which such Net Share Settlement is paid; provided that, after giving effect to such Net Share Settlement, the aggregate amount of (x) the Borrower’s total unrestricted cash (calculated in a manner consistent with the consolidated balance sheet of the Borrower required to be furnished to the Administrative Agent pursuant to Section 5.04) plus (y) the difference between the Revolving Facility Commitment and the Revolving Facility Credit Exposure, shall not be less than $100.0 million as of the date of such Net Share Settlement and (B) repurchase or redemption at the option of the holders of the 2027 Debentures or 2031 Debentures pursuant to the terms of the 2027 Debentures or 2031 Debentures, as applicable, or (iii) payments of regularly scheduled interest); provided, however, that the Borrower may at any time and from time to time repurchase, redeem, acquire, cancel or terminate all or any portion of Permitted Junior Debt or any Permitted Refinancing Indebtedness in respect thereof with (1) the proceeds from the issuance, sale or exchange by the Borrower of its Equity Interests other than Disqualified Stock, so long as such proceeds are not included in any determination of the Available Basket Amount or (2) so long as (A) before and after giving effect to such repurchase, redemption, acquisition, cancellation or termination, no Default or Event of Default shall have occurred or be continuing and (B) the aggregate principal amount of such repurchases, redemptions, acquisitions, cancellations and terminations shall not exceed an aggregate amount since April 1, 2013 equal to (x) 5.0% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such payment or repurchase for which financial statements are required to be delivered pursuant to Section 5.04 (less any amount utilized under clause (i) of Section 6.06(e)), plus (y) if as of the last day of the immediately preceding Test Period the Borrower shall have been in compliance with the Incurrence Test

(on a Pro Forma Basis), the portion, if any, of the Available Basket Amount on the date of such election that the Borrower elects to apply to this Section 6.06(e)(ii);
(i)    Amend or modify, or permit the amendment or modification of, any provision of the Permitted Junior Debt or any Permitted Refinancing Indebtedness in respect thereof, or any agreement (including any document relating to any Permitted Junior Debt or any Permitted Refinancing Indebtedness in respect thereof) relating thereto, other than amendments or modifications that are not in any manner materially adverse to Lenders and that do not affect the subordination provisions thereof (if any) in a manner adverse to the Lenders.
(o)    Permit any Subsidiary to enter into, or suffer to exist or become effective, any agreement or instrument that by its terms restricts (i) the payment of dividends or distributions or the making of cash advances to the Borrower or any Subsidiary that is a direct or indirect parent of any Subsidiary or (ii) the granting of Liens pursuant to the Security Documents, in each case other than those arising under any Loan Document, except, in each case, restrictions existing by reason of:
(A)    restrictions imposed by applicable law;
(B)    contractual encumbrances or restrictions in effect on the 2013 Amendment Effective Date or any agreements related to any permitted renewal, extension or refinancing of any Indebtedness existing on the 2013 Amendment Effective Date that does not expand the scope of any such encumbrance or restriction;
(C)    any restriction on a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Equity Interests or assets of a Subsidiary pending the closing of such sale or disposition;
(D)    customary provisions in joint venture agreements and other similar agreements applicable to joint ventures entered into in the ordinary course of business;
(E)    any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent that such restrictions apply only to the property or assets securing such Indebtedness;
(F)    customary provisions contained in leases or licenses of intellectual property and other similar agreements entered into in the ordinary course of business;
(G)    customary provisions restricting subletting or assignment of any lease governing a leasehold interest;
(H)    customary provisions restricting assignment of any agreement entered into in the ordinary course of business;
(I)    customary restrictions and conditions contained in any agreement relating to the sale of any asset permitted under Section 6.05 pending the consummation of such sale;
(J)    customary restrictions and conditions contained in the document relating to any Lien, so long as (1) such Lien is permitted under Section 6.02 and such restrictions or conditions relate only to the specific asset subject to such Lien, and (2) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 6.09;
(K)    customary net worth provisions contained in real property leases entered into by Subsidiary, so long as the Borrower has determined in good faith that such net worth provisions could not reasonably be expected to impair the ability of the Borrower and the Subsidiaries to meet their ongoing obligations; and
(L)    any agreement in effect at the time such subsidiary becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary.
SECTION 6.10.    Swap Agreements. Enter into any Swap Agreement, other than (a) Swap Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities (including, without limitation, raw material, supply costs and currency risks), (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary and (c) any Permitted Swap Agreement.
SECTION 6.11.    No Other “Designated Senior Indebtedness”. The Borrower shall not designate, or permit the designation of, any Indebtedness (other than under this Agreement or the other Loan Documents) as “Designated Senior Indebtedness” or any other similar term for the purpose of the definition of the same or the subordination provisions contained in any documentation governing Permitted Junior Debt or other Indebtedness that is subordinated or senior subordinated Indebtedness or any Permitted Refinancing Indebtedness thereof.
SECTION 6.12.    Asset Sales. Consummate an Asset Sale, unless:
(c)    the Borrower or any Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined by the Borrower as of the time of contractually agreeing to such Asset Sale); and
(d)    except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Borrower or such Subsidiary, as the case may be, is in the form of cash or Permitted Investments; provided that the amount of:
(i)    any liabilities (as reflected on the Borrower’s or such Subsidiary’s most recent balance sheet or in the footnotes thereto, or if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been shown on the Borrower or such Subsidiary’s balance sheet or in the footnotes thereto if such incurrence or accrual had taken place on or prior to the date of such balance sheet, as determined in good faith by the Borrower) of the Borrower or such Subsidiary, other than liabilities that are by their terms subordinated to the Loans, that are assumed by the transferee of any such assets and for which the Borrower and all of its Subsidiaries have been validly released by all creditors in writing,
(ii)    any securities received by the Borrower or such Subsidiary from such transferee that are converted by the Borrower or such Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale, and

(iii)    any Designated Non-cash Consideration received by the Borrower or such Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (iii) that is at that time outstanding, not to exceed 10.0% of Consolidated Total Assets at the time of the receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash for purposes of this provision and for no other purpose, shall be deemed to be cash for purposes of this provision and for no other purpose.
Within 365 days after the receipt of any Asset Sale Proceeds of any Asset Sale, the Borrower or such Subsidiary, at its option, may apply the Asset Sale Proceeds from such Asset Sale,
(a)    to permanently reduce:
(i)    Obligations under the Loan Documents, and to correspondingly reduce commitments with respect thereto;
(ii)    Obligations under Senior Indebtedness that is secured by a Lien, which Lien is permitted by the Loan Documents, and to correspondingly reduce commitments with respect thereto; or
(iii)    Indebtedness of a Subsidiary that is not a Loan Party, other than Indebtedness owed to the Borrower or another Subsidiary;
(b)    to make (i) an Investment in any one or more businesses, provided that such Investment in any business is in the form of the acquisition of Equity Interests and results in the Borrower or another of its Subsidiaries, as the case may be, owning an amount of the Equity Interests of such business such that it constitutes a Subsidiary, (ii) capital expenditures or (iii) acquisitions of other assets, in each of (i), (ii) and (iii), engaged in or used or useful in, as applicable, a business permitted under Section 6.08,
(c)    to make an investment in (i) any one or more businesses, provided that such Investment in any business is in the form of the acquisition of Equity Interests and results in the Borrower or another of its Subsidiaries, as the case may be, owning an amount of the Equity Interests of such business such that it constitutes a Subsidiary, (ii) properties or (iii) acquisitions of other assets that, in each of (i), (ii) and (iii), replace the businesses, properties and/or assets that are the subject of such Asset Sale; or
(d)    any combination of clauses (a), (b) and (c) above;
provided that, in the case of clauses (b) and (c) above, a binding commitment shall be treated as a permitted application of the Asset Sale Proceeds from the date of such commitment so long as the Borrower or such Subsidiary enters into such commitment with the good faith expectation that such Asset Sale Proceeds will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”) and, in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Asset Sale Proceeds are applied in connection therewith, the Borrower or such Subsidiary enters into another Acceptable Commitment (a “Second Commitment”)

within 180 days of such cancellation or termination; provided further that if any Second Commitment is later cancelled or terminated for any reason before such Asset Sale Proceeds are applied, then such Asset Sale Proceeds shall constitute Excess Proceeds.
Any Asset Sale Proceeds from the Asset Sale that are not invested or applied as provided and within the time period set forth in the first sentence of the preceding paragraph will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $100.0 million, all such Excess Proceeds shall be deemed to be “Prepayment Excess Proceeds.”
ARTICLE VII

EVENTS OF DEFAULT
SECTION 7.01.    Events of Default. In case of the happening of any of the following events (each, an “Event of Default”):
(gg)    any representation or warranty made or deemed made by the Borrower or any other Loan Party in any Loan Document, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished by the Borrower or any other Loan Party;
(hh)    default shall be made in the payment of any principal of any Loan or the reimbursement with respect to any L/C Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;
(ii)    default shall be made in the payment of any interest on any Loan or on any L/C Disbursement or in the payment of any Fee or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;
(jj)    default shall be made in the due observance or performance by the Borrower or any Subsidiary of any covenant, condition or agreement contained in Section 5.01(a), 5.05(a), 5.08 or in Article VI;
(kk)    default shall be made in the due observance or performance by the Borrower or any Subsidiary of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (b), (c) and (d) above) and such default shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent or the Required Lenders to the Borrower;
(ll)    (i) any event or condition occurs that (A) results in any Material Indebtedness becoming due prior to its scheduled maturity or (B) enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity (excluding, in the case of clauses (A) and (B), events or conditions related to repayments, repurchases, redemption or similar payments in accordance with the terms of a debt instrument where such repayments, repurchases, redemptions or similar payments would be permitted under Section 6.09) or (ii) the Borrower or any Subsidiary shall fail to pay the principal of any Material Indebtedness at the stated final maturity thereof; provided that this clause (f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness and such Indebtedness is promptly repaid in full following the consummation of such sale or transfer;
(mm)    there shall have occurred a Change in Control;
(nn)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower or any Subsidiary, or of a substantial part of the property or assets of the Borrower or any Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of the property or assets of the Borrower or any Subsidiary or (iii) the winding-up or liquidation of the Borrower or any Subsidiary (except, in the case of any Subsidiary, in a transaction permitted by Section 6.05); and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
(oo)    The Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (h) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of the property or assets of the Borrower or any Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) become unable or admit in writing its inability or fail generally to pay its debts as they become due;
(pp)    the failure by the Borrower or any Subsidiary to pay one or more final judgments aggregating in excess of $50 million (to the extent not covered by insurance), which judgments are not discharged or effectively waived or stayed for a period of 30 consecutive days, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower or any Subsidiary to enforce any such judgment;
(qq)    (i) a Reportable Event or Reportable Events shall have occurred with respect to any Plan or a trustee shall be appointed by a United States district court to administer any Plan, (ii) the PBGC or a plan administrator shall institute proceedings (including giving notice of intent thereof) to terminate any Plan or Plans, (iii) the Borrower or any Subsidiary or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan and such Person does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner, (iv) the Borrower or any Subsidiary or any ERISA

Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, (v) the Borrower or any Subsidiary shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan or (vi) a termination of, withdrawal from, or noncompliance with applicable law or plan terms with respect, to Foreign Plans shall have occurred; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or
(rr)    (i) any Loan Document shall for any reason be asserted in writing by the Borrower or any Subsidiary not to be a legal, valid and binding obligation of any party thereto, (ii) any security interest purported to be created by any Security Document and to extend to assets that are a substantial portion of the assets of the Borrower and the Subsidiaries on a consolidated basis shall cease to be, or shall be asserted in writing by the Borrower or any other Loan Party not to be, a valid and perfected security interest (perfected as or having the priority required by this Agreement or the relevant Security Document and subject to such limitations and restrictions as are set forth herein and therein) in such assets, (iii) the Guarantees pursuant to the Collateral Agreement by any Subsidiary Loan Party of any of the Obligations shall cease to be in full force and effect (other than in accordance with the terms thereof), or shall be asserted in writing by the Borrower or any Subsidiary Loan Party not to be in effect or not to be legal, valid and binding obligations or (iv) the Obligations of the Borrower or the Guarantees pursuant to the Security Documents by the Borrower or the Subsidiary Loan Party shall be invalidated or otherwise cease, or shall be asserted in writing by the Borrower or any Subsidiary Loan Party to be invalid or to cease to be legal, valid and binding obligations of the parties thereto, enforceable in accordance with their terms;
then, and in every such event (other than an event with respect to the Borrower described in paragraph (h) or (i) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, upon notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate forthwith the Commitments, (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding and (iii) if the Loans have been declared due and payable pursuant to clause (ii) above, demand cash collateral pursuant to Section 2.05(j); and in any event with respect to the Borrower described in paragraph (h) or (i) above, the Commitments shall automatically terminate, the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable and the Administrative Agent shall be deemed to have made a demand for cash collateral to the full extent permitted under Section 2.05(j), without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.
SECTION 7.02.    Exclusion of Immaterial Subsidiaries. Solely for the purposes of determining whether an Event of Default has occurred under clause (h), (i) or (l) of Section 7.01, any reference in any such clause to any Subsidiary shall be deemed not to include any Subsidiary affected by any event or circumstance referred to in any such clause that did not, as of the last day of the fiscal quarter of the Borrower most recently ended, have assets with a value in excess of 5% of the Consolidated Total Assets or 5% of total revenues of the Borrower and the Subsidiaries as of such date; provided that if it is necessary to exclude more than one Subsidiary from clause (h), (i) or (l) of Section 7.01 pursuant to this Section 7.02 in order to avoid an Event of Default thereunder, all excluded Subsidiaries shall be considered to be a single consolidated Subsidiary for purposes of determining whether the condition specified above is satisfied.
ARTICLE VIII

THE AGENT
SECTION 8.01.    Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.
SECTION 8.02.    Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys‑in‑fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in‑fact selected by it with reasonable care.
SECTION 8.03.    Exculpatory Provisions. Neither any Agent nor any of its officers, directors, employees, agents, attorneys‑in‑fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.
SECTION 8.04.    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice,

consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.
SECTION 8.05.    Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.
SECTION 8.06.    Non-Reliance on Agent and Other Lenders. Each Lender expressly acknowledges that neither the Agent nor any of its respective officers, directors, employees, agents, attorneys‑in‑fact or affiliates have made any representations or warranties to it and that no act by Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by Agent to any Lender. Each Lender represents to the Agent that it has, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys‑in‑fact or affiliates.
SECTION 8.07.    Indemnification. The Lenders agree to indemnify Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), each in an amount equal to its pro rata share (based on its Commitments hereunder (or if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of its applicable outstanding Loans or participations in L/C Disbursements, as applicable)) thereof, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.
SECTION 8.08.    Agent in Its Individual Capacity. Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include Agent in its individual capacity.
SECTION 8.09.    Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 7.01(b), (c), (h) or (i) shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.
SECTION 8.10.    Syndication Agent and Documentation Agent. Neither the Syndication Agent nor the Documentation Agent shall have any duties or responsibilities hereunder in its capacity as such.

SECTION 8.11.    Quebec Security. The Administrative Agent hereby agrees to act as the fondé de pouvoir (holder of the power of attorney) for the Secured Parties to the extent necessary or desirable for the purposes of this Agreement, the Collateral Agreement and any hypothec or other security that may be granted from time to time by Speechworks International Inc. or any other Loan Party for the benefit of the Secured Parties under the laws of the Province of Quebec. By becoming a Secured Party, each Secured Party accepts and confirms the appointment of the Administrative Agent as fondé de pouvoir (holder of the power of attorney) of such Secured Party. Notwithstanding the provisions of Section 32 of the Act respecting the Special Powers of Legal Persons (Quebec), the Administrative Agent may acquire and be the holder of any debenture, bond or other title of indebtedness that may be issued from time to time by Speechworks International Inc. or any other Loan Party.
ARTICLE IX

MISCELLANEOUS
SECTION 9.01.    Notices.
(hh)    Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
(i)    if to any Loan Party, to Chief Financial Officer, 1 Wayside Road, Burlington, MA 01803, with a copy to Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, CA 94304, Attention of Andrew J. Hirsch (Telecopy No. (650)-493-9300);
(ii)    if to the Administrative Agent, to Morgan Stanley Senior Funding, Inc., 1585 Broadway, New York, New York 10036, Attention: M. Charles Ray (Telecopy No. (212) 260-5329), with a copy to Cahill Gordon & Reindel LLP, 80 Pine Street, New York, NY 10005, Attention of Brian Kelleher (Telecopy No. (212) 378-2521); and
(iii)    if to an Issuing Bank, to it at the address or telecopy number set forth separately in writing.
(ii)    Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Administrative Agent and the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, further, that approval of such procedures may be limited to particular notices or communications.
(jj)    All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service, sent by telecopy or (to the extent permitted by paragraph (b) above) electronic means or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01.

(kk)    Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.
SECTION 9.02.    Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties herein, in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and each Issuing Bank and shall survive the making by the Lenders of the Loans, the execution and delivery of the Loan Documents and the issuance of the Letters of Credit, regardless of any investigation made by such Persons or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or L/C Disbursement or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not been terminated. Without prejudice to the survival of any other agreements contained herein, indemnification and reimbursement obligations contained herein (including pursuant to Sections 2.15, 2.17 and 9.05) shall survive the payment in full of the principal and interest hereunder, the expiration of the Letters of Credit and the termination of the Commitments or this Agreement.
SECTION 9.03.    Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have received copies hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the Borrower, each Issuing Bank, the Administrative Agent and each Lender and their respective permitted successors and assigns.
SECTION 9.04.    Successors and Assigns.
(i)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04. Nothing in this Agreement, express or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section 9.04), and, to the extent expressly contemplated hereby, the Related Parties of the Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(j)    (1) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:
(A)    the Borrower; provided that no consent of the Borrower shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default under Section 7.01(b), (c), (h), or (i) has occurred and is continuing, any other Person;
(B)    the Administrative Agent; and

(C)    the Issuing Bank; provided that no consent of the Issuing Bank shall be required for an assignment of all or any portion of a Term Loan.
Notwithstanding the foregoing or anything to the contrary set forth herein, any assignment of any Loans to a Purchasing Borrower Party shall also be subject to the requirements of Section 9.04(g).
(ii)    Assignments shall be subject to the following additional conditions:
(A)    except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than (x) $1.0 million in the case of Term Loans and (y) $2.5 million in the case of Revolving Facility Loans or Revolving Facility Commitments, unless each of the Borrower and the Administrative Agent otherwise consent; provided that such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;
(B)    in the case of Revolving Facility Loans, the Assignee shall be a bank or an Approved Fund that is managed by a bank;
(C)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500; and
(D)    the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
For the purposes of this Section 9.04, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.
(iii)    Subject to acceptance and recording thereof pursuant to paragraph (b)(v) below, from and after the effective date specified in each Assignment and Acceptance the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.05). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 9.04.
(iv)    The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, the stated interest on and principal amount of the Loans and Revolving L/C Exposure owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(v)    Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee, the Assignee’s completed Administrative Questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment, whether or not evidenced by a promissory note, shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph (b)(v).
(k)    (1) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided that (x) such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to Section 9.04(a)(i) or clause (i), (ii), (iii), (iv), (v) or (vi) of the first proviso to Section 9.08(b) and (2) directly affects such Participant and (y) no other agreement with respect to such Participant may exist between such Lender and such Participant. Subject to the foregoing provisions of this paragraph (c)(i) and to paragraph (c)(ii) of this Section 9.04, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements of those Sections as if it were a Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.04. Subject to the foregoing provisions of this paragraph (c)(i), to the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender, provided such Participant shall be subject to Section 2.18(c) as though it were a Lender.
(i)    A Participant shall not be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.
(l)    Any Lender may at any time, without the consent of or notice to the Administrative Agent or the Borrower, pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.
(m)    The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.
(n)    Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent. Each of the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto and each Loan Party for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.
(o)    Notwithstanding anything else to the contrary contained in this Agreement, (x) any Lender may, from time to time, assign all or a portion of its Term Loans to any Purchasing Borrower Party and (y) any Purchasing Borrower Party may, from time to time, purchase or prepay Term Loans, in each case on a non pro rata basis through Dutch auction procedures to be agreed between the Borrower and the Administrative Agent; provided that:
(A)    no Default or Event of Default has occurred or is continuing or would result therefrom;
(B)    the assigning Lender and Purchasing Borrower Party purchasing such Lender’s Term Loans, as applicable, shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit G hereto (an “Affiliated Lender Assignment and Acceptance”) in lieu of an Assignment and Acceptance;
(C)    for the avoidance of doubt, Lenders shall not be permitted to assign Revolving Facility Commitments (including Extended Maturity Commitments), Revolving Facility Loans (including Extended Maturity Loans that are Revolving Facility Loans) and Incremental Revolving Commitments to any Purchasing Borrower Party;
(D)    any Term Loans assigned to any Purchasing Borrower Party shall be automatically and permanently cancelled upon the effectiveness of such assignment and will thereafter no longer be outstanding for any purpose hereunder (it being understood that any gains or losses by any Purchasing Borrower Party upon purchase or acquisition and cancellation of such Term Loans shall not be taken into account in the calculation of Excess Cash Flow, Consolidated Net Income and EBITDA);
(E)    no Purchasing Borrower Party may use proceeds from Revolving Facility Loans or Swing Line Loans to purchase any Term Loans.
(p)    If the Borrower wishes to replace the Loans or Commitments under any Facility with ones having different terms, it shall have the option, with the consent of the Administrative Agent and subject to at least three Business Days’ advance notice to the Lenders under such Facility, instead of prepaying the Loans or reducing or terminating the Commitments to be replaced, to (i) require the Lenders under such Facility to assign such Loans or Commitments to the Administrative Agent or its designees and (ii) amend the terms thereof in accordance with Section 9.08 (with such replacement, if applicable, being deemed to have been made pursuant to Section 9.08(d)). Pursuant to any such assignment, all Loans and Commitments to be replaced shall be purchased at par (allocated among the Lenders under such Facility in the same manner as would be required if such Loans were being optionally prepaid or such Commitments were being optionally reduced or terminated by the Borrower), accompanied by payment of any accrued interest and fees thereon and any amounts owing pursuant to Section 9.05(b). By receiving such purchase price, the Lenders under such Facility shall automatically be deemed to have assigned the Loans or Commitments under such Facility pursuant to the terms of the form of Assignment and Acceptance attached hereto as Exhibit A, and accordingly no other action by such Lenders shall be required in connection therewith. The provisions of this paragraph (h) are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.
SECTION 9.05.    Expenses; Indemnity.
(e)    The Borrower agrees to pay all reasonable out-of-pocket expenses (including Other Taxes) incurred by the Administrative Agent in connection with the preparation of this Agreement and the other Loan Documents and by the Administrative Agent or Joint Lead Arrangers in connection with the syndication of the Commitments or Loans or the administration of this Agreement (including (i) expenses incurred in connection with due diligence and initial and ongoing Collateral examination (after the 2013 Amendment Effective Date, to the extent no Event of Default shall have occurred or be continuing, expenses referred to in this clause (i) shall be subject to the Borrower’s reimbursement only with the Borrower’s prior approval (such approval not to be unreasonably withheld)), (ii) the reasonable fees, charges and disbursements of Cahill Gordon & Reindel LLP, counsel for the Administrative Agent and the Joint Lead Arrangers and (iii) the reasonable fees, charges and disbursements of one local counsel per jurisdiction where Collateral is located or a Subsidiary Loan Party is incorporated) or in connection with the administration of this Agreement and any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the Transactions hereby contemplated shall be consummated) or incurred by the Administrative Agent or any Lender in connection with the enforcement or protection of their rights in connection with this Agreement and the other Loan Documents, the Loans made hereunder or the Letters of Credit issued hereunder.
(f)    The Borrower agrees to indemnify the Administrative Agent, the Joint Lead Arrangers, each Issuing Bank, each Lender and each of their respective directors, trustees, officers, employees, advisors and agents (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated hereby, (ii) the use of the proceeds of the Loans or the use of any Letter of Credit or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted solely by reason of the gross negligence or willful misconduct of such Indemnitee. Subject to and without limiting the generality of the foregoing sentence, the Borrower agrees to indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel or consultant fees, charges and disbursements (limited to not more than one counsel, plus, if necessary, one local counsel per jurisdiction), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (A) any claim related in any way to Environmental Laws and the Borrower or any Subsidiary, or (B) any actual or alleged presence, Release or threatened Release of Hazardous Materials at, under, on or from any Property; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or any of its Related Parties. The Borrower shall not be liable for any settlement of any proceeding referred to in this Section 9.05 effected without their written consent, but if settled with such consent or if there shall be a final judgment for the plaintiff, the Borrower shall indemnify the Indemnitees from and against any loss or liability by reason of such settlement or judgment, subject to the Borrower’s right in this Section 9.05 to claim an exemption from such indemnity obligations. The Borrower shall not, without the prior written consent of any Indemnitee, effect any settlement of any pending or threatened proceeding in respect of which such Indemnitee is or could have been a party and indemnity could have been sought hereunder by such Indemnitee unless such settlement (i) includes an unconditional release of such Indemnitee from all liability or claims that are the subject matter of such proceeding and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any Indemnitee. None of the Indemnitees (or any of their respective affiliates) shall be responsible or liable to the Sponsor, the Borrower or any of their respective subsidiaries, Affiliates or stockholders or any other Person or entity for any consequential or punitive damages, which may be alleged as a result of the Facilities or the Transactions. The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, any Issuing Bank or any Lender. All amounts due under this Section 9.05 shall be payable on written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.
(g)    Except as expressly provided in Section 9.05(a) with respect to Other Taxes, which shall not be duplicative with any amounts paid pursuant to Section 2.17, this Section 9.05 shall not apply to Taxes.
SECTION 9.06.    Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender and each Issuing Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Issuing Bank to or for the credit or the account of the Borrower or any Subsidiary against any of and all the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document held by such Lender or such Issuing Bank, irrespective of whether or not such Lender or such Issuing Bank shall have made any demand under this Agreement or such other Loan Document and although the obligations may be unmatured. The rights of each Lender and each Issuing Bank under this Section 9.06 are in addition to other rights and remedies (including other rights of set-off) that such

Lender or such Issuing Bank may have.
SECTION 9.07.    Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN LETTERS OF CREDIT AND AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.
SECTION 9.08.    Waivers; Amendment.
(g)    No failure or delay of the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, each Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower or any other Loan Party in any case shall entitle such Person to any other or further notice or demand in similar or other circumstances.
(h)    Except as provided in Section 2.21 with respect to an Incremental Facility Amendment, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders and (y) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by each party thereto and the Administrative Agent and consented to by the Required Lenders; provided, however, that no such agreement shall
(i)    decrease or forgive the principal amount of, or extend the final maturity of, or decrease the rate of interest on, any Loan or any L/C Disbursement, or extend the stated expiration of any Letter of Credit beyond the Tranche 3 Revolving Facility Maturity Date, without the prior written consent of each Lender directly affected thereby; provided that any amendment to the financial covenant definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (i),
(ii)    increase or extend the Commitment of any Lender or decrease the Commitment Fees or L/C Participation Fees or other fees of any Lender without the prior written consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the aggregate Commitments shall not constitute an increase of the Commitment of any Lender),
(iii)    extend or waive any Term Loan Installment Date or reduce the amount due on any Term Loan Installment Date or extend any date on which payment of interest on any Loan or any L/C Disbursement or any Fees is due, without the prior written consent of each Lender adversely affected thereby,
(iv)    amend or modify the provisions of Section 2.18(b) or (c) or 2.10(d) of this

Agreement or Section 5.02 of the Collateral Agreement in a manner that would by its terms alter the pro rata sharing of payments required thereby, without the prior written consent of each Lender adversely affected thereby,
(v)    amend or modify the provisions of this Section 9.08 or the definition of the terms “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of each Lender adversely affected thereby (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Loans and Commitments included on the Original Effective Date),
(vi)    release all or substantially all the Collateral or release all or substantially all of the Subsidiary Loan Parties from their respective Guarantees under the Collateral Agreement, unless, in the case of a Subsidiary Loan Party, all or substantially all the Equity Interests of such Subsidiary Loan Party is sold or otherwise disposed of in a transaction permitted by this Agreement, without the prior written consent of each Lender,
(vii)    effect any waiver, amendment or modification of any Loan Document that would alter the relative priorities of the rights of the Secured Parties in the Collateral; or
(viii)    (1) amend, waive or otherwise modify Section 2.08(d) hereof or (2) waive any Tranche 3 Revolving Lender Termination Event, in each case, without the written consent of the Required Tranche 3 Revolving Lenders; provided, however, that the amendments, modifications, waivers and consents described in this clause (viii) shall not require the consent of any Lenders other than the Required Tranche 3 Revolving Lenders;
provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or an Issuing Bank hereunder without the prior written consent of the Administrative Agent or such Issuing Bank acting as such at the effective date of such agreement, as applicable. Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 9.08 and any consent by any Lender pursuant to this Section 9.08 shall bind any assignee of such Lender.
(i)    Without the consent of any Joint Lead Arranger or Lender or Issuing Bank, the Loan Parties and the Administrative Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law.
(j)    Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the Revolving Facility Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.
SECTION 9.09.    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender or any Issuing Bank, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Lender or such Issuing Bank, shall be limited to the Maximum Rate; provided that such excess amount shall be paid to such Lender or such Issuing Bank on subsequent payment dates to the extent not exceeding the legal limitation.
SECTION 9.10.    Entire Agreement. This Agreement, the other Loan Documents and the agreements regarding certain Fees referred to herein constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Notwithstanding the foregoing, the Fee Letter shall survive the execution and delivery of this Agreement and remain in full force and effect. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.
SECTION 9.11.    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.
SECTION 9.12.    Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
SECTION 9.13.    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 9.03. Delivery of an executed counterpart to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed original.

SECTION 9.14.    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.
SECTION 9.15.    Jurisdiction; Consent to Service of Process. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any Lender or any Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrower or any Loan Party or their properties in the courts of any jurisdiction.
Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
SECTION 9.16.    Confidentiality. Each of the Lenders, each Issuing Bank and the Agent agrees that it shall maintain in confidence any information relating to the Borrower and the other Loan Parties furnished to it by or on behalf of the Borrower or the other Loan Parties (other than information that (a) has become generally available to the public other than as a result of a disclosure by such party, (b) has been independently developed by such Lender, such Issuing Bank or such Agent without violating this Section 9.16 or (c) was available to such Lender, such Issuing Bank or such Agent from a third party having, to such Person’s knowledge, no obligations of confidentiality to the Borrower or any other Loan Party) and shall not reveal the same other than to its directors, trustees, officers, employees, advisors and Affiliates with a need to know or to any Person that approves or administers the Loans on behalf of such Lender (so long as each such Person shall have been instructed to keep the same confidential in accordance with this Section 9.16), except: (A) to the extent necessary to comply with law or any legal process or the requirements of any Governmental Authority, the National Association of Insurance Commissioners or of any securities exchange on which securities of the disclosing party or any Affiliate of the disclosing party are listed or traded, (B) as part of the reporting or review procedures to, or examinations by, Governmental Authorities or self-regulatory authorities, including the National Association of Insurance Commissioners or the National Association of Securities Dealers, Inc., (C) to its parent companies, Affiliates or auditors (so long as each such Person shall have been instructed to keep the same confidential in accordance with this Section 9.16), (D) in order to enforce its rights under any Loan Document in a legal proceeding, (E) to any pledge under Section 9.04(d) or any other prospective assignee of, or prospective Participant in, any of its rights under this Agreement (so long as such Person shall have been instructed to keep the same confidential in accordance with this Section 9.16) and (F) to any direct or indirect contractual counterparty in Swap Agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 9.16).
SECTION 9.17.    Direct Website Communications.
(g)    Delivery. (1) Each Loan Party hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement and any other Loan Document, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (A) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (B) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (C) provides notice of any Default or Event of Default under this Agreement or (D) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications collectively, the “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent. Information required to be delivered pursuant to this Agreement (to the extent not made available as set forth above) shall be deemed to have been delivered to the Administrative Agent on the date on which the Borrower provides written notice to the Administrative Agent that such information has been posted on the Borrower’s website on the Internet at www.nuance.com (to the extent such information has been posted or is available as described in such notice). In addition, each Loan Party agrees to continue to provide the Communications to the Administrative Agent in the manner specified in this Agreement or any other Loan Document but only to the extent requested by the Administrative Agent. Nothing in this Section 9.17 shall prejudice the right of the Agent, the Joint Lead Arrangers or any Lender or any Loan Party to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document.
(i)    The Administrative Agent agrees that receipt of the Communications by the Administrative Agent at its e‑mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform (as defined below) shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (A) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e‑mail address to which the foregoing notice may be sent by electronic transmission and (B) that the foregoing notice may be sent to such e‑mail address.
(h)    Posting. Each Loan Party further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”).
(i)    Platform. The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Communications, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its affiliates or any of their respective officers, directors, employees, agents, advisors or representatives (collectively, “Agent Parties”) have any liability to the Loan Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of communications through the internet, except to the extent the liability of any Agent Party is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Agent Party’s gross negligence or willful misconduct.
SECTION 9.18.    Release of Liens and Guarantees. In the event that any Loan Party conveys, sells, leases, assigns, transfers or otherwise disposes of all or any portion of any of the Equity Interests of any Subsidiary Loan Party or assets of any Loan Party to a Person that is not (and is not required to become) a Loan Party, or designates a Subsidiary an Unrestricted Subsidiary, in a transaction not prohibited by Section 6.05, the Administrative Agent shall promptly (and the Lenders hereby authorize the Administrative Agent to) take such action and execute any such documents as may be reasonably requested by the Borrower and at the Borrower’s expense to release any Liens created by any Loan Document in respect of such Equity Interests or assets or the Equity Interests and assets of an Unrestricted Subsidiary, and, in the case of the designation of an Unrestricted Subsidiary or a disposition of the Equity Interests of any Subsidiary Loan Party in a transaction not prohibited by Section 6.05 and as a result of which such Subsidiary Loan Party would cease to be a Subsidiary, terminate such Subsidiary Loan Party’s obligations under its Guarantee. In addition, the Administrative Agent agrees to take such actions as are reasonably requested by the Borrower and at the Borrower’s expense to terminate the Liens and security interests created by the Loan Documents when all the Obligations are paid in full and all Letters of Credit and Commitments are terminated. Any representation, warranty or covenant contained in any Loan Document relating to any such Equity Interests, asset or subsidiary of the Borrower shall no longer be deemed to be made once such Equity Interests or asset is so conveyed, sold, leased, assigned, transferred or disposed of.
SECTION 9.19.    USA Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.
SECTION 9.20.    Dollar Equivalent Calculations. For purposes of this Agreement, the Dollar Equivalent of the stated amount of each Letter of Credit that is an Alternate Currency Letter of Credit shall be calculated on the date when any such Letter of Credit is issued, on the first Business Day of each month and at such other times as designated by the Administrative Agent. Such Dollar Equivalent shall remain in effect until the same is recalculated by the Administrative Agent as provided above and notice of such recalculation is received by Borrower, it being understood that until such notice of such recalculation is received, the Dollar Equivalent shall be that Dollar Equivalent as last reported to Borrower by the Administrative Agent. The Administrative Agent shall promptly notify Borrower and the Lenders of each such determination of the Dollar Equivalent.
SECTION 9.21.    Judgment Currency.
(a)    Borrower’s obligation hereunder and under the other Loan Documents to make payments in the applicable Approved Currency (pursuant to such obligation, the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent or the respective Lender of the full amount of the Obligation Currency expressed to be payable to the Administrative Agent or such Lender under this Agreement or the other Loan Documents. If, for the purpose of obtaining or enforcing judgment against Borrower in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made at the Relevant Currency Equivalent, and in the case of other currencies, the rate of exchange (as quoted by the Administrative Agent or if the Administrative Agent does not quote a rate of exchange on such currency, by a known dealer in such currency designated by the Administrative Agent) determined, in each case, as of the Business Day immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).
(b)    If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, Borrower covenants and agrees to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.
(c)    For purposes of determining the Relevant Currency Equivalent or any other rate of exchange for this Section 9.21, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.
SECTION 9.22.    Keepwell. Each Subsidiary Loan Party that is a Qualified ECP Guarantor at the time the Guarantee or the grant of the security interest under the Loan Documents, in each case, by any Specified Loan Party, becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under its Guarantee and the other Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Section 9.22 voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section 9.22 shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full. Each Qualified ECP Guarantor intends this Section 9.22 to constitute, and this Section 9.22 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.